   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            SUIZA FOODS CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                          2026                  75-2559681
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                            3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                              DALLAS, TEXAS 75219
                                 (214) 528-0939

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GREGG L. ENGLES
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                              DALLAS, TEXAS 75219
                                 (214) 528-0939

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                  WILLIAM A. MCCORMACK                                       KATHERINE M. SEABORN
                      JON L. MOSLE                                              RANDALL G. RAY
                  HUGHES & LUCE, L.L.P.                                     GARDERE & WYNNE, L.L.P.
                    1717 MAIN STREET                                            1601 ELM STREET
                       SUITE 2800                                                 SUITE 3000
                   DALLAS, TEXAS 75201                                        DALLAS, TEXAS 75201
                     (214) 939-5500                                             (214) 999-3000

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.01 par value                3,335,000             20.31            $67,733,850          $20,525.41

(1) Includes up to 435,000 shares subject to an over-allotment option granted to the Underwriters. See "Underwriting".

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of Common Stock, as reported on the Nasdaq National Market on December 16, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED            , 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                2,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ---------------
    Of the 2,900,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering"), 2,200,000 shares are being sold by Suiza Foods Corporation ("Suiza Foods" or the "Company"), and 700,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.
    The Common Stock is traded on the Nasdaq National Market under the symbol "SWZA". On December 17, 1996, the closing sale price of the Common Stock on the Nasdaq National Market was $19.75 per share. See "Price Range of Common Stock".

    ANY INVESTMENT IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           UNDERWRITING                                   PROCEEDS TO
                                                           DISCOUNTS AND           PROCEEDS TO              SELLING
                                   PRICE TO PUBLIC        COMMISSIONS (1)          COMPANY (2)           STOCKHOLDERS
Per Share.....................            $                      $                      $                      $
Total (3).....................            $                      $                      $                      $

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended ("Securities Act"). See "Underwriting".
(2) Before deducting expenses of the Offering payable by the Company, estimated at $500,000.
(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 435,000 shares of Common Stock on the same terms as the Common Stock offered hereby solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the Price to Public, and Underwriting Discounts and Commissions
    will be $      and $      respectively. The Company will not receive any
    proceeds from the exercise of the Over-Allotment Option. See "Underwriting".
                           --------------------------

    The shares of Common Stock are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the shares of Common Stock will be made on or about             ,
1997, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.
                           --------------------------

                             BEAR, STEARNS & CO. INC.  A.G. EDWARDS & SONS, INC.

                                           , 1997

                               [GRAPHICS TO COME]

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    AS USED IN THIS PROSPECTUS, EXCEPT AS OTHERWISE STATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "SUIZA FOODS" AND THE "COMPANY" REFER TO SUIZA FOODS CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS AND THE HISTORICAL OPERATIONS AND ACTIVITIES OF CERTAIN ENTITIES (THE "COMBINED ENTITIES") THAT BECAME SUBSIDIARIES OF THE COMPANY IN MARCH 1995 PURSUANT TO A CORPORATE COMBINATION ACCOUNTED FOR AS A POOLING OF INTERESTS (THE "COMBINATION"). SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS--THE COMBINATION". THE COMPANY'S OPERATING SUBSIDIARIES ARE REFERRED TO INDIVIDUALLY HEREIN AS "SUIZA-PUERTO RICO", "VELDA FARMS", "SWISS DAIRY", "MODEL DAIRY" AND "REDDY ICE". UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE HEREIN.

                                  THE COMPANY

    Suiza Foods is a leading manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico, fresh milk and related dairy products in Florida, California and Nevada and packaged ice in Florida and the southwestern United States. The Company has grown primarily through a successful acquisition strategy, having consummated 37 acquisitions since its inception in May 1988, including 11 acquisitions since its initial public offering in April 1996 (the "IPO"). As a result of its acquisition strategy, the Company's net sales grew from $51.7 million in 1993 to $430.5 million in 1995, during which time its operating income increased from $8.7 million to $30.6 million. Pro forma net sales and operating income for the nine months ended September 30, 1996 were $496.3 million and $34.5 million, respectively.

    Management believes that the dairy, ice and related distribution oriented food industries provide attractive acquisition opportunities. The Company's strategy is to continue to expand its dairy, ice and related food businesses primarily through acquisitions of strong regional operators in new markets and consolidating or add-on acquisitions in its existing markets. Through acquisitions in the Company's existing markets, management believes that the Company can continue to realize substantial operating efficiencies and economies of scale. The Company also seeks to expand its existing operations by adding new customers, extending its product lines and securing distribution rights for additional branded products.

    The Company conducts its operations through strong regional operating companies, which have long-standing reputations for customer service and product quality. Currently, the Company's operations are organized under two major business lines, dairy and ice.

    DAIRY

    - Suiza-Puerto Rico manufactures and distributes approximately 66% of the fresh milk sold in Puerto Rico and manufactures and markets a line of refrigerated ready-to-serve fruit drinks under its Suiza Fruit-TM- name, a leading brand in Puerto Rico. The Company distributes its dairy products to grocery stores, retail outlets and schools, and also distributes third party brand name ice cream and other refrigerated and frozen foods, principally to grocery stores. The Company also processes and distributes coffee in Puerto Rico and exports specialty super premium coffees to the mainland United States and international markets through Garrido & Compania, Inc. ("Garrido"). Garrido is the second largest coffee processor in Puerto Rico and operates the largest office and hotel coffee service on the island.

    - Velda Farms manufactures and distributes fresh milk, ice cream and related products throughout peninsular Florida under its own brand names and under brands licensed from third parties. Velda Farms serves approximately 9,500 customers and distributes its products and third party branded products to food service accounts, convenience stores, club stores and schools.

    - Swiss Dairy manufactures and distributes fresh milk and related products in southern California and southern Nevada. Swiss Dairy offers a limited product line in order to cost effectively service its high volume retail customers.

    - Model Dairy manufactures and distributes fresh milk, ice cream and related products in northern Nevada and certain areas of northern California. Model Dairy is the largest dairy processor in northern Nevada and distributes its full line of products to grocery stores, retail outlets, schools and food service accounts.

    ICE

    - Reddy Ice manufactures and distributes ice products for retail, commercial and industrial uses. The Company currently manufactures ice at 21 facilities and serves approximately 21,000 retail locations in Texas, Florida, Arizona, New Mexico, Nevada, Oklahoma and Utah. Management believes that the Company is one of the largest manufacturers and distributors of packaged ice in the United States and that it has significant market share in each of its markets.

                              RECENT DEVELOPMENTS

    In April 1996, the Company completed its IPO with net proceeds to the Company of approximately $48.6 million. These proceeds were applied to repay a portion of the Company's senior and subordinated indebtedness. Since its IPO, the Company has completed a number of acquisitions within its two major business lines, including the following:

    - In July 1996, the Company acquired Garrido, a leading Puerto Rico processor and distributor of coffee, for approximately $35.0 million plus future performance based payments of up to $5.5 million. Garrido's sales for its fiscal year ended June 30, 1996 were approximately $26.2 million.

    - In September 1996, the Company acquired Swiss Dairy, a manufacturer and distributor of fresh milk and related products in southern California and southern Nevada, for approximately $54.0 million. Swiss Dairy had sales of approximately $108.2 million for the twelve months ended September 7, 1996.

    - In December 1996, the Company acquired Model Dairy, a manufacturer and distributor of fresh milk and related products in northern Nevada and northern California, for approximately $26.0 million. Model Dairy's sales for its fiscal year ended October 31, 1996 were approximately $56.9 million.

    - The Company has also completed seven acquisitions of small ice businesses since its IPO for total consideration of $4.6 million. These businesses have been consolidated into the Company's existing ice operations.

    Since its IPO, the Company has also completed the following financing transactions:

    - In August 1996, the Company completed a private placement of 625,000 shares of Common Stock to T. Rowe Price Small Cap Value Fund with net proceeds to the Company of approximately $9.7 million (the "Private Placement"). The proceeds were applied to repay a portion of the Company's senior indebtedness.

    - In connection with its acquisition of Swiss Dairy in September 1996, the Company amended its Senior Credit Facility (as defined herein) to provide for a new $90.0 million acquisition facility. The Company financed its acquisitions of Swiss Dairy and Model Dairy with borrowings under this acquisition facility. The Company intends to apply the net proceeds from this offering to repay a portion of the outstanding indebtedness under its acquisition facility.

                                  THE OFFERING

Common Stock offered by the Company...........................  2,200,000 shares
Common Stock offered by the Selling Stockholders..............  700,000 shares
Common Stock to be outstanding after the Offering (1).........  12,941,729 shares
Use of Proceeds...............................................  To repay certain outstanding indebtedness. See "Use of Proceeds".
Nasdaq National Market symbol.................................  SWZA

--------------------------

(1) Total shares outstanding is as of November 30, 1996 and excludes 1,444,238 shares of Common Stock subject to options outstanding as of that date, which are exercisable at a weighted average exercise price of $7.94 per share. See "Management--Executive Compensation--Option and Restricted Stock Plan" and "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--The Combination-- Stock Options".

                          *        *        *

    The Company was formed to become a holding company for Suiza-Puerto Rico, Velda Farms and Reddy Ice pursuant to the Combination. See "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--The Combination". The Company is a Delaware corporation with its principal offices located at 3811 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219 (telephone number 214-528-0939).

               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following summary consolidated financial data for the three years ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company. The summary consolidated financial data for the nine-month periods ended September 30, 1995 and 1996 were derived from the unaudited financial statements of the Company and include, in management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results for such periods. The summary financial data do not purport to indicate results of operations as of any future date or for any future period. Effective with the Combination, the Company became the holding company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combination was accounted for using the pooling of interests method of accounting. Results of operations of Suiza-Puerto Rico and Velda Farms are included from the dates such operations were acquired in purchase business combinations (December 16, 1993 and April 10, 1994, respectively). The pro forma operating data give effect to the Garrido, Swiss Dairy and Model Dairy acquisitions as if such transactions had been consummated on January 1, 1995. The pro forma balance sheet data give effect to the Model Dairy acquisition as if such transaction had occurred on September 30, 1996. There is no pro forma balance sheet impact from the Garrido and Swiss Dairy acquisitions since they were consummated prior to September 30, 1996 and are reflected in the historical balance sheet. See "Unaudited Pro Forma Financial Data".

                                                                                                       NINE MONTHS
                                                                                                   ENDED SEPTEMBER 30,
                                                        YEAR ENDED DECEMBER 31,             ---------------------------------
                                              --------------------------------------------                         PRO FORMA
                                                1993       1994       1995                    1995       1996        1996
                                              ---------  ---------  ---------               ---------  ---------  -----------
                                                                                PRO FORMA
                                                                                  1995
                                                                               -----------
                                                                               (UNAUDITED)             (UNAUDITED)
OPERATING DATA:
  Net sales.................................  $  51,675  $ 341,108  $ 430,466   $ 634,186   $ 325,454  $ 364,611   $ 496,333
  Gross profit..............................     31,263    100,640    117,833     152,281      90,692     97,480     120,459
  Operating income..........................      8,702     25,760     30,564      42,882      24,234     26,404      34,463
  Interest expense, net.....................      7,697     19,279     19,921      27,864      15,285     12,844      17,600
  Income (loss) before extraordinary loss...      1,420      4,245     (1,576)      2,008      (2,846)    23,873      26,424
  Net income (loss) (1).....................      1,420      4,048    (10,038)      2,008     (11,308)    21,658      26,424
  Weighted average shares
    outstanding.............................  2,487,174  6,156,387  6,109,398   6,782,907   6,041,000  9,360,539   9,360,539
  Earnings (loss) per share:
  Income (loss) before extraordinary loss...  $     .57  $     .69  $    (.26)  $     .30   $    (.47) $    2.55   $    2.82
  Extraordinary loss........................     --           (.03)     (1.38)     --           (1.40)      (.24)     --
                                              ---------  ---------  ---------  -----------  ---------  ---------  -----------
  Net income (loss) (1).....................  $     .57  $     .66  $   (1.64)  $     .30   $   (1.87) $    2.31   $    2.82
                                              ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                              ---------  ---------  ---------  -----------  ---------  ---------  -----------

                                                                                    AS OF SEPTEMBER 30, 1996
                                                                             ---------------------------------------
                                                                                                        PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED (2)
                                                                             ---------  -----------  ---------------
                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
  Working capital..........................................................  $  22,281   $  26,654      $  26,654
  Total assets.............................................................    349,670     381,114        381,114
  Total debt...............................................................    215,953     242,801        202,349
  Total stockholders' equity...............................................     89,476      89,476        129,928

------------------------------

(1) Net income (loss) and related per share amounts include the following nonrecurring and extraordinary charges and benefits:

                                                                      YEARS ENDED
                                                                     DECEMBER 31,                NINE MONTHS ENDED
                                                            -------------------------------        SEPTEMBER 30,
                                                              1993       1994      1995(D)   --------------------------
                                                            ---------  ---------  ---------     1995         1996(D)
                                                                                             -----------  -------------
                                                                                             (UNAUDITED)   (UNAUDITED)
Merger, financing and other costs (a).....................  $  --      $  (1,602) $  (9,554)  $  (9,544)    $    (354)
                                                            ---------  ---------  ---------  -----------  -------------
Tax benefits (b)..........................................     --         --         --          --            13,950
Extraordinary loss from early extinguishment of debt
  (c).....................................................     --           (197)    (8,462)     (8,462)       (2,215)
                                                            ---------  ---------  ---------  -----------  -------------
                                                            $  --      $  (1,799) $ (18,016)  $ (18,016)    $  11,381
                                                            ---------  ---------  ---------  -----------  -------------
                                                            ---------  ---------  ---------  -----------  -------------

    (a) Consists of costs incurred in connection with the Combination, an uncompleted public offering of Common Stock, an uncompleted debt offering, uncompleted acquisitions and debt refinancing costs, net of associated income taxes of $58 in 1994, $684 in 1995 and $217 in the nine months ended September 30, 1996.

    (b) Includes sale of Puerto Rico tax credits of $3,400 (net of related expenses), reflected in other income, and the recognition of $11,750 in deferred income tax benefits, recorded as a credit to tax expense, both effects related to tax credits generated by Suiza-Puerto Rico, partially offset by additional income tax expense of $1,200 related to the sale of the tax credits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tax Benefits".

    (c) Net of associated income taxes of $700 in 1995 and $900 in the nine months ended September 30, 1996.

    (d) The nonrecurring and extraordinary charges and benefits are reflected in pro forma net income and per share amounts for the corresponding periods.

(2) As adjusted to reflect the sale of the 2,200,000 shares of Common Stock offered hereby by the Company at an assumed public offering price of $19.75 and the application of the net proceeds therefrom. See "Use of Proceeds".

                                  RISK FACTORS
    ANY INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY AND SHOULD CONSIDER, AMONG OTHER THINGS, THE RISKS AND THE SPECULATIVE FACTORS INHERENT IN AND AFFECTING THE COMPANY'S BUSINESS DESCRIBED BELOW AND THROUGHOUT THIS PROSPECTUS.

POTENTIAL LIMITATIONS ON EXPANSION

    The Company's strategy is to continue to expand its dairy, ice, food distribution and related food businesses primarily through acquisitions of strong regional operators in new markets and consolidating or add-on acquisitions in its existing markets. The Company will evaluate specific acquisition opportunities based on market conditions and economic factors existing at the time and intends to pursue favorable opportunities as they arise. The Company may encounter increased competition for acquisitions in the future, which could result in acquisition prices the Company does not consider acceptable. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices or succeed in integrating any acquired business into the Company's existing business or in retaining key customers of acquired businesses. There can also be no assurance that the Company will have sufficient available capital resources to realize its acquisition strategy. See "--Substantial Indebtedness", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy".

COMPETITION

    The Company's regional dairy businesses are subject to significant competition from regional dairy operations and large national food service distributors that operate in the Company's markets. Competition in the dairy processing, fruit drink and food distribution businesses is based primarily on service, price, brand recognition, quality and breadth of product line. Many of the Company's competitors are larger, better capitalized and have greater financial, operational and marketing resources than the Company. See "Business--Competition--Dairy".

    The dairy industry has excess capacity and has been in the process of consolidation for many years. Excess capacity has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. The increased use of captive dairy manufacturing operations by the Company's customers could have an adverse effect on the Company's operations. See "Business-- Industry Overview--Dairy".

    The packaged ice business is also highly competitive. The Company faces a number of competitors in the packaged ice business, including smaller independent ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in the utilization of captive commercial ice plants or on-site manufacturing by operators of large retail chains served by the Company could have an adverse effect on the Company's operations. See "Business--Competition--Ice".

SUBSTANTIAL INDEBTEDNESS

    On September 30, 1996, the Company's total indebtedness and long-term debt (excluding current portion) were $216.0 million and $204.3 million, respectively. On a pro forma as adjusted basis, after giving effect to (i) the incurrence of borrowings to fund the acquisition of Model Dairy and (ii) the application of the net proceeds from the Offering as if each such transaction had occurred on September 30, 1996, the Company would have had total indebtedness and long-term indebtedness (excluding current portion) of $202.3 million and $190.7 million, respectively, with long-term indebtedness (excluding current portion) representing 59.5% of pro forma as adjusted total capitalization. The Company's Senior Credit Facility,

Subordinated Notes (as defined herein) and related debt service obligations (i) limit the Company's ability to obtain additional financing in the future; (ii) require the Company to dedicate a significant portion of the Company's cash flow to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) limit the Company's flexibility in planning for, or reacting to, changes in its business and market conditions; and (iv) impose additional financial and operational restrictions on the Company, including restrictions on dividends.

    The Company's ability to make scheduled payments on its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company's control. The Company has pledged substantially all its assets to secure the Company's indebtedness under the Senior Credit Facility. The failure of the Company to comply with the financial and other restrictive covenants under the Senior Credit Facility or Subordinated Notes may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. The Company has entered into various interest rate agreements to reduce its exposure to interest rate fluctuations under the Senior Credit Facility. These agreements have the effect of fixing the Company's interest rate with respect to a portion of its indebtedness under the Senior Credit Facility. The Company remains subject to interest rate risk, however, with respect to a substantial portion of its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

GOVERNMENT REGULATION; RAW MATERIAL COSTS

    The supply and price of milk in Puerto Rico are regulated under Puerto Rico law. The government of Puerto Rico establishes an industry-wide production ceiling and sets the prices that may be charged for milk at the dairy farm level and the maximum prices that may be charged at the processor and retail levels. These prices are reviewed (typically on an annual basis) and remain fixed unless changed by the government. The price controls in Puerto Rico make the Company vulnerable to increases in the costs of manufacturing, packaging and distributing its products. There can be no assurance that the Company's operating results will not be adversely affected by price levels set by Puerto Rico. See "Business--Raw Materials and Supply--Dairy" and "Business--Government Regulation--Puerto Rico Milk Industry Regulation".

    The price of raw milk in the mainland United States fluctuates based on supply and demand, with minimum support prices established monthly on a regional basis by federal or state government agencies. Congress has recently passed legislation to phase out support prices over a specified period. There can be no assurance that a material increase in milk prices in the mainland United States will not occur or that any such increase would not reduce the profitability of the Company's operations. See "Business--Raw Materials and Supply--Dairy" and "Business--Government Regulation--U.S. Dairy Support Program".

    The Company's operations are also subject to other federal, Puerto Rico, state and local governmental regulation. See "Business--Government Regulation".

SEASONALITY OF ICE BUSINESS

    The Company's ice business is seasonal, with its highest sales occurring during the second and third calendar quarters. In 1994 and 1995, the Company recorded an average of approximately 69% of its annual net sales of ice during these two quarters. Because the Company's results of operations for its ice business depend significantly on sales during its peak season, adverse weather during this season (such as an unusually mild or rainy period) could have a disproportionate impact on the Company's results of operations for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality".

DEPENDENCE ON KEY PERSONNEL

    The future success of the Company's business operations is dependent in part on the efforts and skills of certain key members of management, including Gregg
L. Engles, Chairman and Chief Executive Officer of the Company. The loss of any of its key members of management could have an adverse effect on the Company. The Company has not obtained key man life insurance with respect to any of its key members of management. See "Management--Executive Compensation--Employment Agreements and Other Arrangements".

LIMITATIONS ON FAVORABLE TAX TREATMENT

    Under Section 936 of the Internal Revenue Code of 1986, as amended, a portion of the Company's income derived from its dairy, fruit drink and plastic bottle operations in Puerto Rico qualifies for a tax credit that has the effect of reducing or eliminating United States income taxes on income derived from these operations. In the Revenue Reconciliation Act of 1993, the United States Congress imposed certain limitations on the availability of the Section 936 credit. In August 1996, Congress passed the Small Business Job Protection Act of 1996 which contains further restrictions on the availability of Section 936 credits and eliminates Section 936 altogether by December 31, 2005. These limitations, combined with certain other provisions in the Internal Revenue Code that govern the allocation among affiliated corporations of credits derived under Section 936, may limit the amount of the tax credit available to the Company prior to the expiration of Section 936. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tax Benefits".

CONTROL OF THE COMPANY

    As of November 30, 1996 the Company's executive officers and directors and their affiliates beneficially owned 33.7% of the outstanding shares of Common Stock. The Company's executive officers and directors acting in concert can influence the business, policies and affairs of the Company and may, together with their affiliates and related parties, be able to block approval of any proposed merger, combination or sale of substantially all the Company's assets. Such ownership may also make a tender offer or proxy contest involving the Company less likely. See "Principal and Selling Stockholders" and "Description of Capital Stock--Certain Provisions Relating to Changes in Control".

ANTITAKEOVER PROVISIONS

    The Company's charter and bylaws contain provisions that may delay, defer or prevent a change in control of the Company. Among other things, these provisions: (i) authorize the Board of Directors to issue preferred stock in series with the terms of each series to be fixed by the Board of Directors; (ii) divide the Board of Directors into three classes so that only approximately one-third of the total number of directors will be elected each year; (iii) permit directors to be removed only for cause; and (iv) specify advance notice requirements for stockholder proposals and director nominations. See "Description of Capital Stock--Certain Provisions Relating to Changes in Control".

SHARES ELIGIBLE FOR FUTURE SALE
    Upon completion of the Offering, the Company will have 12,941,729 shares of Common Stock outstanding. Of these shares, an aggregate of 3,795,000 shares sold in the IPO are, and the 2,900,000 shares sold in this Offering will be, freely tradable without restriction or further registration under the Securities Act, except for any such shares purchased by affiliates of the Company. In addition, the Company has filed a registration statement under the Securities Act which will allow the resale, without restriction, of the 625,000 shares of Common Stock sold in the Private Placement for so long as such registration statement remains effective. The Company has also filed a registration statement under the Securities Act which will allow the sale, without restriction, of Common Stock acquired upon exercise of stock options or pursuant to awards of restricted stock under the Company's Option and Restricted Stock Plan (as defined herein), except for any such shares acquired by affiliates of the Company. Of the remaining shares, 5,613,479 shares, which were issued in the Combination, will be eligible for sale in the public market upon expiration of the applicable holding periods, or sooner if registered under the Securities Act.
    The stockholders who received Common Stock in the Combination have three demand registration rights and unlimited incidental (or piggyback) registration rights, subject to certain limitations and conditions relating to the timing and size of the registrations and similar matters. The first two demand registration rights are exercisable until July 22, 1999, but no demand registration right may be exercised before April 22, 1997 unless the market price of the Common Stock at the time of exercise is at least $16.80 per share (120% of the IPO price). The third demand registration right may be exercised beginning July 22, 1999. The Company's officers and directors and the stockholders who received Common Stock in the Combination have agreed for a period of 90 days after the date of this Prospectus, not to offer, sell, agree to sell, grant any option to purchase or make any other disposition (excluding certain pledges) of any shares owned by them without the prior written consent of Bear, Stearns & Co. Inc. ("Bear Stearns"). This agreement may be released by Bear Stearns without notice to persons purchasing shares in this Offering and without notice to any market on which the Common Stock is traded. Sales of substantial amounts of shares in the public market following the Offering could adversely affect the market price of the Common Stock. See "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--The Combination--Registration Rights", "Shares Eligible for Future Sale" and "Underwriting".

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                USE OF PROCEEDS

    Assuming an offering price of $19.75 per share, the net proceeds to the Company from the sale of shares of Common Stock offered hereby by the Company are estimated to be approximately $40.5 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the Offering to repay certain outstanding indebtedness under the Senior Credit Facility.

    At September 30, 1996, the Company had approximately $179.0 million in principal amount of senior indebtedness (including the current portion) outstanding under its Senior Credit Facility. Of this amount, approximately $127.5 million was outstanding under a term loan facility, which is being amortized over seven years ending on March 31, 2002, approximately $8.6 million was outstanding under a revolving loan facility, which matures on March 31, 2000, and approximately $42.9 million was outstanding under the acquisition facility, which will be amortized over four years commencing September 30, 1998. Indebtedness under the Senior Credit Facility bears interest at floating rates. As of September 30, 1996, the blended interest rate on the Senior Credit Facility was 6.9%. The Company entered into the Senior Credit Facility in connection with the Combination in order to replace the previously outstanding senior indebtedness of the Combined Entities. The Senior Credit Facility was amended in July 1996 in connection with the acquisition of Garrido. In September 1996, the Company entered into a supplemental credit facility as part of an amendment to the Senior Credit Facility providing for a $90.0 million acquisition facility. The Company originally borrowed an aggregate of $71.2 million under the acquisition facility to fund its acquisitions of Swiss Dairy and Model Dairy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Current Debt Obligations". The Company intends to apply the net proceeds of the Offering to repay a portion of the amount outstanding under its acquisition facility.

    The Company will not receive any of the proceeds from the sale of the 700,000 shares of Common Stock by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK
    The Common Stock began trading in the Nasdaq National Market on April 17, 1996. The following table sets forth, for the periods from April 17, 1996 to December 17, 1996, the high and low sales prices of the Common Stock as quoted on the Nasdaq National Market. On December 17, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $19.75 per share. At December 12, 1996, there were approximately 38 record holders of Common Stock.

                                                                                PRICE RANGE OF
                                                                                 COMMON STOCK
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
Year Ended December 31, 1996:
  Second Quarter (from April 17, 1996).....................................  $   18.75  $   14.00
  Third Quarter............................................................  $   17.75  $   15.75
  Fourth Quarter (through December 17, 1996)...............................  $   20.75  $   16.75

                                DIVIDEND POLICY
    The Company has never declared or paid a cash dividend on the Common Stock. Management intends to retain all earnings to cover working capital fluctuations and to fund capital expenditures, scheduled debt repayments and acquisitions and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The Company's Senior Credit Facility and Subordinated Notes prohibit the payment of dividends by the Company on any shares of Common Stock, other than dividends payable solely in Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996: (i) on an actual basis; (ii) on a pro forma basis, after giving effect to the borrowing to fund the acquisition of Model Dairy; and (iii) on a pro forma basis, as adjusted to give effect to the sale of shares of Common Stock offered by the Company hereunder and the application of the estimated net proceeds therefrom as described under "Use of Proceeds". This table should be read in conjunction with the other financial information appearing elsewhere in this Prospectus.

                                                                                    AS OF SEPTEMBER 30, 1996
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of long-term debt...........................................  $   11,637   $  11,637    $  11,637
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

Long-term debt, net of current portion:
  Senior Credit Facility
    Revolving loan facility.................................................  $    8,600   $   8,600    $   8,600
    Term loan facility......................................................     116,250     116,250      116,250
    Acquisition loan facility...............................................      42,900      69,748       29,296
  Subordinated indebtedness.................................................      36,000      36,000       36,000
  Other long-term debt......................................................         566         566          566
                                                                              ----------  -----------  -----------
    Total long-term debt....................................................     204,316     231,164      190,712
                                                                              ----------  -----------  -----------
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none
    outstanding.............................................................      --          --           --
  Common Stock, $.01 par value, 20,000,000 shares authorized; 10,739,729 actual and pro forma shares outstanding (1); and 12,939,729 pro forma
    shares outstanding......................................................         107         107          129
  Additional paid-in capital................................................      89,337      89,337      129,767
  Retained earnings.........................................................          32          32           32
                                                                              ----------  -----------  -----------
    Total stockholders' equity..............................................      89,476      89,476      129,928
                                                                              ----------  -----------  -----------
      Total capitalization..................................................  $  293,792   $ 320,640    $ 320,640
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

------------------------

(1) Excludes 1,446,238 shares of Common Stock subject to options outstanding as of September 30, 1996, which are exercisable at a weighted average exercise price of $7.93 per share. See "Management-- Executive Compensation--Option and Restricted Stock Plan" and "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--The Combination--Stock Options".

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma financial data have been derived by the application of pro forma adjustments to the financial statements of the Company. The pro forma statement of operations data represent income from continuing operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 and give effect to: (i) the acquisition of Garrido; (ii) the acquisition of Swiss Dairy; (iii) the acquisition of Model Dairy; and (iv) the related borrowings to fund such acquisitions (collectively, the "Transactions"), as if the Transactions had been consummated on January 1, 1995. The pro forma balance sheet data give effect to the acquisition of Model Dairy as if the acquisition had been consummated on September 30, 1996. There is no pro forma balance sheet impact from the Garrido and Swiss Dairy acquisitions because these acquisitions were consummated prior to September 30, 1996 and are reflected in the historical balance sheet as of that date. The pro forma adjustments, which are described in the accompanying notes, are based on available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data should not be considered indicative of actual results that would have been achieved if the Transactions had been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period.

    The historical amounts in the pro forma statements of operations for Garrido, Swiss Dairy and Model Dairy include the operating results of these entities only for the applicable periods prior to the effective dates of their acquisition by the Company (July 1996 for Garrido, September 1996 for Swiss Dairy and December 1996 for Model Dairy). Because the fiscal year for Garrido ends on June 30 of each year, the financial data for the year ended December 31, 1995 were derived from the aggregation of the unaudited financial information of Garrido for the six month period ended June 30, 1995 in Garrido's 1995 fiscal year and the six month period ended December 31, 1995 in Garrido's 1996 fiscal year; and the financial data for the nine months ended September 30, 1996 were derived from unaudited financial information of Garrido for the six month period ended June 30, 1996 in Garrido's 1996 fiscal year. Because the fiscal year for Model Dairy ends on October 31 of each year, the financial data for the year ended December 31, 1995 represent the financial information of Model Dairy for the fiscal year ended October 31, 1995; and the financial data for the nine months ended September 30, 1996 represent the unaudited financial data of Model Dairy for the same nine month period.

    The following pro forma financial data does not give effect to the sales of Common Stock and the application of the net proceeds therefrom in the IPO, the Private Placement or this Offering. The unaudited pro forma financial data should be read in conjunction with the financial statements of the Company, Garrido, Swiss Dairy and Model Dairy and the related notes appearing elsewhere herein.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            HISTORICAL
                                            ------------------------------------------
                                               THE                  SWISS      MODEL       PRO FORMA
                                             COMPANY    GARRIDO     DAIRY      DAIRY      ADJUSTMENTS      PRO FORMA
                                            ---------  ---------  ---------  ---------  ----------------  -----------
Net sales.................................  $ 430,466  $  26,226  $ 126,647  $  50,847  $      --          $ 634,186
Cost of sales.............................    312,633     17,242    111,798     41,309     (1,077)(a)(b)     481,905
                                            ---------  ---------  ---------  ---------                    -----------
  Gross profit............................    117,833      8,984     14,849      9,538                       152,281
Operating expenses:
  Selling and distribution................     64,289      2,506      7,852      3,920     (1,241)(a)(b)      77,326
  General and administrative..............     19,277      2,041      2,483      3,724     (1,354)(a)(b)      26,171
  Amortization of intangibles and other...      3,703     --         --             20      2,179(c)           5,902
                                            ---------  ---------  ---------  ---------                    -----------
    Total operating costs and expenses....     87,269      4,547     10,335      7,664                       109,399
                                            ---------  ---------  ---------  ---------                    -----------
Income from operations....................     30,564      4,437      4,514      1,874                        42,882
Other (income) expense:
  Interest expense, net...................     19,921        349     --             66      7,528(d)          27,864
  Merger and other costs..................     10,238     --         --         --                            10,238
  Other income, net.......................       (469)      (110)      (270)      (116)                         (965)
                                            ---------  ---------  ---------  ---------                    -----------
    Total other (income) expense..........     29,690        239       (270)       (50)                       37,137
                                            ---------  ---------  ---------  ---------                    -----------
Income before income taxes................        874      4,198      4,784      1,924                         5,745
Income taxes..............................      2,450        589         65          5        628(e)           3,737
                                            ---------  ---------  ---------  ---------                    -----------
Income (loss) from continuing operations..  $  (1,576) $   3,609  $   4,719  $   1,919                     $   2,008
                                            ---------  ---------  ---------  ---------                    -----------
                                            ---------  ---------  ---------  ---------                    -----------
Income (loss) per share from continuing
  operations..............................  $   (0.26)                                                     $    0.30
                                            ---------                                                     -----------
                                            ---------                                                     -----------
Weighted average shares outstanding.......  6,109,398                                                      6,782,907
                                            ---------                                                     -----------
                                            ---------                                                     -----------

--------------------------

(a) Excess of historical depreciation expense over the depreciation of the fair value of property and equipment acquired, as follows:

                                                           GARRIDO     SWISS DAIRY     MODEL DAIRY      TOTAL
                                                         -----------  -------------  ---------------  ---------
Cost of sales..........................................   $     (84)    $    (170)      $     (68)    $    (322)
Selling and distribution...............................         (15)         (149)            (68)         (232)
General and administration.............................         (13)          (16)            (15)          (44)
                                                              -----         -----           -----     ---------
                                                          $    (112)    $    (335)      $    (151)    $    (598)
                                                              -----         -----           -----     ---------
                                                              -----         -----           -----     ---------

(b) Elimination of (i) salaries and benefits paid primarily to former shareholders of Swiss Dairy and Model Dairy, whose employment was either terminated or salaries reduced, and (ii) certain related party rentals at Model Dairy, as part of the respective acquisition agreements, resulting in a reduction of historical costs of sales, selling and distribution and general and administrative costs, as follows:

                                                                   SWISS DAIRY    MODEL DAIRY     TOTAL
                                                                  -------------  -------------  ---------
Cost of sales...................................................    $    (620)     $    (135)   $    (755)
Selling and distribution........................................         (245)          (764)      (1,009)
General and administration......................................         (702)          (608)      (1,310)
                                                                  -------------  -------------  ---------
                                                                    $  (1,567)     $  (1,507)   $  (3,074)
                                                                  -------------  -------------  ---------
                                                                  -------------  -------------  ---------

(c) Amortization of goodwill and other intangibles in excess of historical amounts, as follows:

                                                     LIFE        GARRIDO     SWISS DAIRY     MODEL DAIRY      TOTAL
                                                      ---      -----------  -------------  ---------------  ---------
Organization costs..............................           5    $       5     $       5       $       5     $      15
Tradename.......................................          25       --            --                 120           120
Customer list...................................          10       --            --                 400           400
Goodwill........................................          40          494         1,000             150         1,644
                                                                    -----        ------           -----     ---------
                                                                $     499     $   1,005       $     675         2,179
                                                                    -----        ------           -----     ---------
                                                                    -----        ------           -----     ---------

(d) Pro forma interest expense on the average outstanding balance of new borrowings used to fund the acquisitions at an assumed interest rate of 7.25%, net of the reduction of historical interest expense related to the historical debt repaid.

                                                                                                TOTAL
                                                                                              ---------
Garrido.....................................................................................  $   2,083
Swiss Dairy.................................................................................      3,737
Model Dairy.................................................................................      1,708
                                                                                              ---------
                                                                                              $   7,528
                                                                                              ---------
                                                                                              ---------

(e) Estimated pro forma adjustment to reflect income taxes at the Company's estimated effective tax rate of 4% for Garrido, 40% for Swiss Dairy and 35% for Model Dairy.

                                                                                                 TOTAL
                                                                                               ---------
Garrido......................................................................................  $    (502)
Swiss Dairy..................................................................................        715
Model Dairy..................................................................................        415
                                                                                               ---------
                                                                                               $     628
                                                                                               ---------
                                                                                               ---------

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          HISTORICAL
                                          ------------------------------------------
                                             THE                  SWISS      MODEL       PRO FORMA
                                           COMPANY    GARRIDO     DAIRY      DAIRY      ADJUSTMENTS      PRO FORMA
                                          ---------  ---------  ---------  ---------  ----------------  -----------
Net sales...............................  $ 364,611  $  13,228  $  75,615  $  42,879  $      --          $ 496,333
Cost of sales...........................    267,131      8,982     65,462     35,171       (872)(a)(b)     375,874
                                          ---------  ---------  ---------  ---------                    -----------
    Gross profit........................     97,480      4,246     10,153      7,708                       120,459
Operating expenses:
  Selling and distribution..............     52,215      1,428      5,153      3,350     (1,131)(a)(b)      61,015
  General and administrative............     15,661      1,163      1,458      3,019       (983)(a)(b)      20,318
  Amortization of intangibles and
    other...............................      3,200     --         --              8      1,455(c)           4,663
                                          ---------  ---------  ---------  ---------                    -----------
    Total operating costs and expenses..     71,076      2,591      6,611      6,377                        85,996
                                          ---------  ---------  ---------  ---------                    -----------
Income from operations..................     26,404      1,655      3,542      1,331                        34,463
Other (income) expense:
  Interest expense, net.................     12,844        131        (51)        51      4,625(d)          17,600
  Merger and other costs................        571     --         --         --                               571
  Other income, net.....................     (3,389)      (237)      (318)        23                        (3,921)
                                          ---------  ---------  ---------  ---------                    -----------
    Total other (income) expense........     10,026       (106)      (369)        74                        14,250
                                          ---------  ---------  ---------  ---------                    -----------
Income before income taxes..............     16,378      1,761      3,911      1,257                        20,213
Income taxes (benefit)..................     (7,495)      (478)        57     --          1,705(e)          (6,211)
                                          ---------  ---------  ---------  ---------                    -----------
Income from continuing operations.......  $  23,873  $   2,239  $   3,854  $   1,257                     $  26,424
                                          ---------  ---------  ---------  ---------                    -----------
                                          ---------  ---------  ---------  ---------                    -----------
Income per share from continuing
 operations.............................  $    2.55                                                      $    2.82
                                          ---------                                                     -----------
                                          ---------                                                     -----------
Weighted average shares outstanding.....  9,360,539                                                      9,360,539
                                          ---------                                                     -----------
                                          ---------                                                     -----------

--------------------------

(a) Excess of historical depreciation expense over the depreciation of the fair value of property and equipment acquired, as follows:

                                                                 GARRIDO     SWISS DAIRY     MODEL DAIRY      TOTAL
                                                               -----------  -------------  ---------------  ---------
Cost of sales................................................   $     (42)    $    (225)      $     (88)    $    (355)
Selling and distribution.....................................          (8)         (199)            (88)         (295)
General and administration...................................          (6)          (22)            (20)          (48)
                                                                      ---         -----           -----     ---------
                                                                $     (56)    $    (446)      $    (196)    $    (698)
                                                                      ---         -----           -----     ---------
                                                                      ---         -----           -----     ---------

(b) Elimination of (i) salaries and benefits paid primarily to former shareholders of Swiss Dairy and Model Dairy, whose employment was either terminated or salaries reduced, and (ii) certain related party rentals at Model Dairy, as part of the respective acquisition agreements, resulting in a reduction of historical costs of sales, selling and distribution and general and administrative costs, as follows:

                                                                         SWISS DAIRY    MODEL DAIRY     TOTAL
                                                                        -------------  -------------  ---------
Cost of sales.........................................................    $    (517)     $  --        $    (517)
Selling and distribution..............................................         (240)          (596)        (836)
General and administration............................................         (352)          (583)        (935)
                                                                        -------------  -------------  ---------
                                                                          $  (1,109)     $  (1,179)   $  (2,288)
                                                                        -------------  -------------  ---------
                                                                        -------------  -------------  ---------

(c) Amortization of goodwill and other intangibles in excess of historical amounts, as follows:

                                                           LIFE        GARRIDO      SWISS DAIRY      MODEL DAIRY      TOTAL
                                                            ---      -----------  ---------------  ---------------  ---------
Organization costs....................................           5    $       3      $       4        $       4     $      11
Tradename.............................................          25       --             --                   90            90
Customer list.........................................          10       --             --                  300           300
Goodwill..............................................          40          250            684              120         1,054
                                                                          -----          -----            -----     ---------
                                                                      $     253      $     688        $     514     $   1,455
                                                                          -----          -----            -----     ---------
                                                                          -----          -----            -----     ---------

(d) Pro forma interest expense on the average outstanding balance of new borrowings used to fund the acquisitions at an assumed interest rate of 7.25%, net of the reduction of historical interest expense related to the historical debt repaid.

                                                                                                      TOTAL
                                                                                                    ---------
Garrido...........................................................................................  $     979
Swiss Dairy.......................................................................................      2,502
Model Dairy.......................................................................................      1,144
                                                                                                    ---------
                                                                                                    $   4,625
                                                                                                    ---------
                                                                                                    ---------

(e) Estimated pro forma adjustment to reflect income taxes at the Company's estimated effective tax rate of 4% for Garrido, 40% for Swiss Dairy and 35% for Model Dairy.

                                                                                                      TOTAL
                                                                                                    ---------
Garrido...........................................................................................  $     511
Swiss Dairy.......................................................................................        853
Model Dairy.......................................................................................        341
                                                                                                    ---------
                                                                                                    $   1,705
                                                                                                    ---------
                                                                                                    ---------

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                     HISTORICAL
                                                                ---------------------
                                                                   THE        MODEL      PRO FORMA
                                                                 COMPANY      DAIRY     ADJUSTMENTS     PRO FORMA
                                                                ----------  ---------  --------------  -----------
Current assets:
  Cash and cash equivalents...................................  $    9,288  $   1,110  $     --         $  10,398
  Accounts receivable, net....................................      47,729      5,662          (19)(b)     53,372
  Inventories.................................................      15,853      2,052                      17,905
  Prepaid expenses and other current assets...................       3,162        164                       3,326
  Deferred income taxes.......................................       2,127     --                           2,127
                                                                ----------  ---------                  -----------
    Total current assets......................................      78,159      8,988                      87,128
Property and equipment........................................     112,280      4,873        3,578(b)     120,731
Deferred income taxes.........................................       7,792     --                           7,792
Intangible and other assets...................................     151,439        627       13,397(b)     165,463
                                                                ----------  ---------                  -----------
Total assets..................................................  $  349,670  $  14,488                   $ 381,114
                                                                ----------  ---------                  -----------
                                                                ----------  ---------                  -----------
Current liabilities:
  Accounts payable and accrued expenses.......................  $   43,702  $   4,358  $       238(a)   $  48,298
  Income taxes payable........................................         539     --                             539
  Current portion of long-term debt...........................      11,637        663         (663)(a)     11,637
                                                                ----------  ---------                  -----------
    Total current liabilities.................................      55,878      5,021                      60,474
Long-term debt................................................     204,316      2,394       24,454(a)     231,164
Stockholders' equity:
  Common stock................................................         107         67          (67)(b)        107
  Additional paid-in capital..................................      89,337     --                          89,337
  Retained earnings...........................................          32      7,006       (7,006)(b)         32
                                                                ----------  ---------                  -----------
    Total stockholders equity.................................      89,476      7,073                      89,476
                                                                ----------  ---------                  -----------
Total liabilities and equity..................................  $  349,670  $  14,488                   $ 381,114
                                                                ----------  ---------                  -----------
                                                                ----------  ---------                  -----------

------------------------

(a) In December 1996, the Company completed the acquisition of substantially all the net assets of Model Dairy for a purchase price of $26.2 million, including acquired cash and excluding $.9 million in related expenses. The total purchase price was funded primarily with borrowings under the Company's Senior Credit Facility, a portion of which was used to repay indebtedness at Model Dairy, as follows (in thousands):

Credit agreement borrowings..............................................................................   $  26,848
Accrued expenses.........................................................................................         250
                                                                                                           -----------
Total purchase price.....................................................................................      27,098
Repayment of existing indebtedness
  Accrued interest.......................................................................................         (12)
  Current portion........................................................................................        (663)
  Long-term portion......................................................................................      (2,394)
                                                                                                           -----------
    Net purchase price...................................................................................   $  24,029
                                                                                                           -----------
                                                                                                           -----------

(b) The above acquisition resulted in an excess of the purchase price over the historical net assets acquired, which was allocated to the net assets acquired as follows:

Net purchase price.......................................................................................  $  24,029
Historical carrying value of net assets:
  Total net assets.......................................................................................      7,073
  Less net assets not assumed:
    Accounts receivable..................................................................................        (19)
    Intangible and other assets..........................................................................       (439)
                                                                                                           ---------
      Historical carrying value of net assets acquired...................................................      6,615
                                                                                                           ---------
Excess of net purchase price over historical carrying value..............................................  $  17,414
                                                                                                           ---------
                                                                                                           ---------
Allocation of excess purchase price:
  Excess fair value of property and equipment............................................................  $   3,578
  Intangible assets......................................................................................     13,836
                                                                                                           ---------
                                                                                                           $  17,414
                                                                                                           ---------
                                                                                                           ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following table presents selected consolidated financial data of the Company for the five years ended December 31, 1995 derived from the Company's audited consolidated financial statements. The selected consolidated financial data for the nine-month periods ended September 30, 1995 and 1996 are unaudited, and in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) that are necessary to present fairly the financial results for such periods. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. Effective with the Combination, the Company became the holding company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combination has been accounted for using the pooling of interests method of accounting. Results of operations of Suiza-Puerto Rico and Velda Farms are included from the dates such operations were acquired in purchase business combinations (December 16, 1993 and April 10, 1994, respectively). The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related notes of the Company included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                                          NINE MONTHS
                                                                                                             ENDED
                                                           YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                          ---------------------------------------------------------  ----------------------
                                            1991        1992        1993       1994        1995         1995        1996
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
                                                                                                          (UNAUDITED)
OPERATING DATA:
  Net sales.............................  $  45,513  $  44,452    $  51,675  $ 341,108  $ 430,466    $ 325,454    $ 364,611
  Costs of sales........................     15,016     14,586       20,412    240,468    312,633      234,762      267,131
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
  Gross profit..........................     30,497     29,866       31,263    100,640    117,833       90,692       97,480
Operating costs and expenses:
  Selling and distribution..............     14,806     14,483       15,434     54,248     64,289       48,295       52,215
  General and administrative............      6,699      6,110        6,305     16,935     19,277       15,298       15,661
  Amortization of intangibles and
    other...............................        720      1,911          822      3,697      3,703        2,865        3,200
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
    Total operating costs and
      expenses..........................     22,225     22,504       22,561     74,880     87,269       66,458       71,076
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
Income from operations..................      8,272      7,362        8,702     25,760     30,564       24,234       26,404
Other (income) expense:
  Interest expense, net.................      9,212      8,495        7,697     19,279     19,921       15,285       12,844
  Merger and other costs................        467      1,199       --          1,660     10,238       10,238          571
  Other income, net.....................       (245)      (408)        (419)      (268)      (469)        (406)      (3,389)
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
    Total other (income) expense........      9,434      9,286        7,278     20,671     29,690       25,117       10,026
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
  Income (loss) before income taxes and
    extraordinary loss..................     (1,162)    (1,924)       1,424      5,089        874         (883)      16,378
  Income taxes (benefit)................     --          --               4        844      2,450        1,963       (7,495)
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
  Income (loss) before extraordinary
    loss................................     (1,162)    (1,924)       1,420      4,245     (1,576)      (2,846)      23,873
  Extraordinary loss from early
    extinguishment of debt..............      1,272      2,491       --            197      8,462        8,462        2,215
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
  Net income (loss) (1).................  $  (2,434) $  (4,415)   $   1,420  $   4,048  $ (10,038)   $ (11,308)   $  21,658
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
  Weighted average shares outstanding...  1,763,502  1,763,502    2,487,174  6,156,387  6,109,398    6,041,000    9,360,539
  Income (loss) before extraordinary
    loss per share......................  $    (.66) $   (1.09)   $     .57  $     .69  $    (.26)   $   (0.47)   $    2.55
  Extraordinary loss per share..........       (.72)     (1.41)      --           (.03)     (1.38)       (1.40)       (0.24)
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
  Net income (loss) per share (1).......  $   (1.38) $   (2.50)   $     .57  $     .66  $   (1.64)   $   (1.87)   $    2.31
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
                                          ---------  -----------  ---------  ---------  -----------  -----------  ---------
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital (deficit).............  $  (3,851) $     616    $  (3,609) $  (2,099) $  (1,554)   $  (1,331)   $  22,281
  Total assets..........................     52,103     46,991      167,948    238,952    232,522      234,474      349,670
  Long-term debt, net of current
    portion.............................     51,588     54,739      132,123    173,327    171,745      173,729      204,316
  Total stockholders' equity
    (deficit)...........................     (9,469)   (15,408)         162      9,887      9,460        8,190       89,476

------------------------------

(1) Net income (loss) and related per share amounts include the following nonrecurring and extraordinary charges and benefits:

                                                            YEARS ENDED DECEMBER 31,                     NINE MONTHS ENDED
                                              -----------------------------------------------------        SEPTEMBER 30,
                                                1991       1992       1993       1994       1995     --------------------------
                                              ---------  ---------  ---------  ---------  ---------     1995          1996
                                                                                                     -----------  -------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
Merger, financing and other costs (a).......  $    (467) $  (1,199) $  --      $  (1,602) $  (9,554)  $  (9,544)    $    (354)
                                              ---------  ---------  ---------  ---------  ---------  -----------  -------------
Tax benefits (b)............................     --         --         --         --         --          --            13,950
Extraordinary loss from early extinguishment
  of debt (c)...............................     --         --         --           (197)    (8,462)     (8,462)       (2,215)
                                              ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                              $    (467) $  (1,199) $  --      $  (1,799) $ (18,016)  $ (18,016)    $  11,381
                                              ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                              ---------  ---------  ---------  ---------  ---------  -----------  -------------

    (a) Consists of costs incurred in connection with the Combination and a prior merger, an uncompleted public offering of Common Stock, an uncompleted debt offering, uncompleted acquisitions and debt refinancing costs, net of associated income taxes of $58 in 1994, $684 in 1995 and $217 in the nine months ended September 30, 1996.

    (b) Includes sale of Puerto Rico tax credits of $3,400 (net of related expenses), reflected in other income, and the recognition of $11,750 in deferred income tax benefits recorded as a credit to tax expense, both effects related to tax credits generated by Suiza-Puerto Rico, partially offset by additional income tax expense of $1,200 related to the sale of the tax credits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tax Benefits".

    (c) Net of associated income taxes of $700 in 1995 and $900 in the nine months ended September 30, 1996.

               SELECTED PRE-ACQUISITION HISTORICAL FINANCIAL DATA

                                 (IN THOUSANDS)

    The following tables set forth selected historical financial data for Pre-Acquisition Suiza-Puerto Rico and Pre-Acquisition Velda Farms as of and for the periods indicated. The historical financial data for Pre-Acquisition Suiza-Puerto Rico and Pre-Acquisition Velda Farms are presented for periods prior to December 16, 1993 and April 10, 1994, respectively, the respective dates of acquisition of Suiza-Puerto Rico and Velda Farms. This information should be read in conjunction with the financial statements and related notes for Pre-Acquisition Suiza-Puerto Rico and Pre-Acquisition Velda Farms included elsewhere herein.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

                                                                                                        PERIOD
                                                                                   YEAR ENDED           ENDED
                                                                                  DECEMBER 31,       DECEMBER 15,
                                                                             ----------------------      1993
                                                                                1991        1992      (50 WEEKS)
                                                                             ----------  ----------  ------------
OPERATING DATA:
  Net sales................................................................  $  172,347  $  184,022   $  174,771
  Operating income.........................................................      12,438      14,178       11,720
  Income from continuing operations (1)....................................       8,538      10,288       12,893
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.............................................................      68,139      65,110       68,357
  Long-term debt...........................................................      16,431      12,514       --
OTHER DATA:
  Cash dividends paid......................................................       3,247      14,251       14,994

                          PRE-ACQUISITION VELDA FARMS

                                                                                    PERIOD FROM
                                                                                    JANUARY 1,
                                                      YEAR ENDED DECEMBER 31,          1994
                                                  -------------------------------       TO
                                                    1991       1992       1993     APRIL 9, 1994
                                                  ---------  ---------  ---------  -------------
OPERATING DATA:
  Net sales.....................................  $ 115,688  $ 123,774  $ 125,908    $  38,269
  Operating income (2)..........................      4,443      2,977      3,422        1,460
  Income from continuing operations (2).........      1,274        379        910          730
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..................................     43,599     39,337     38,215       39,867
  Long-term debt................................     30,556     30,506     30,497       30,517
OTHER DATA:
  Cash dividends paid...........................     --         --         --           --

------------------------

(1) Includes a deferred tax benefit in 1993 of $2,734 from the settlement of deferred tax liabilities with the Department of Treasury of the Commonwealth of Puerto Rico.

(2) Includes non-recurring expenses for restructuring costs allocated by Velda Farms' former parent of $1,048 in 1992 and $1,023 in 1993.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Suiza Foods is a leading manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico, fresh milk and related dairy products in Florida, California and Nevada, and packaged ice in Florida and the southwestern United States. The markets in which the Company operates tend to be relatively mature and do not offer opportunities for rapid internal growth. However, these markets are relatively stable in nature and thus provide some level of predictability for the Company's operations. As a result of these dynamics, the Company's strategy has been to grow primarily through acquisitions and to realize economies of scale and operating efficiencies by eliminating duplicative manufacturing, distribution, purchasing and administrative operations.

RESULTS OF OPERATIONS
    Effective with the Combination, the Company became the holding company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combination has been accounted for using the pooling of interests method of accounting. Results of operations of Suiza-Puerto Rico and Velda Farms are included from the dates such operations were acquired in purchase business combinations (December 16, 1993 and April 10, 1994, respectively). These transactions and other consolidating acquisitions made throughout the periods presented increased the Company's combined sales from $51.7 million for the year ended December 31, 1993 to $430.5 million for the year ended December 31, 1995.

    The following table presents certain information concerning the Company's results of operations, including information presented as a percentage of net sales (dollars in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------
                                                          1993               1994                1995
                                                    ----------------   -----------------   -----------------
                                                    DOLLARS  PERCENT   DOLLARS   PERCENT   DOLLARS   PERCENT
                                                    -------  -------   --------  -------   --------  -------
Net sales:
  Dairy...........................................  $ 6,587            $293,407            $379,959
  Ice.............................................   45,088              47,701              50,507
                                                    -------            --------            --------
    Net sales.....................................   51,675  100.0%     341,108  100.0%     430,466  100.0%
Cost of sales.....................................   20,412   39.5      240,468   70.5      312,633   72.6
                                                    -------  -------   --------  -------   --------  -------
  Gross profit....................................   31,263   60.5      100,640   29.5      117,833   27.4
Operating expenses:
  Selling and distribution........................   15,434   29.9       54,248   15.9       64,289   14.9
  General and administrative......................    6,305   12.2       16,935    5.0       19,277    4.5
  Amortization of intangibles.....................      822    1.6        3,697    1.1        3,703    0.9
                                                    -------  -------   --------  -------   --------  -------
    Total operating expenses......................   22,561   43.7       74,880   22.0       87,269   20.3
Operating income:
  Dairy...........................................       92              17,122              22,386
  Ice.............................................    8,610               8,638               9,218
  Corporate office................................    --                  --                 (1,040)
                                                    -------  -------   --------  -------   --------  -------
    Operating income..............................  $ 8,702   16.8%    $ 25,760    7.6%    $ 30,564    7.1%
                                                    -------  -------   --------  -------   --------  -------
                                                    -------  -------   --------  -------   --------  -------

                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                    -------------------------------------

                                                          1995                1996
                                                    -----------------   -----------------
                                                    DOLLARS   PERCENT   DOLLARS   PERCENT
                                                    --------  -------   --------  -------
Net sales:
  Dairy...........................................  $284,536            $321,522
  Ice.............................................    40,918              43,089
                                                    --------            --------
    Net sales.....................................   325,454    100%     364,611  100.0%
Cost of sales.....................................   234,762   72.1      267,131   73.3
                                                    --------  -------   --------  -------
  Gross profit....................................    90,692   27.9       97,480   26.7
Operating expenses:
  Selling and distribution........................    48,295   14.8       52,215   14.3
  General and administrative......................    15,298    4.7       15,661    4.3
  Amortization of intangibles.....................     2,865    0.9        3,200    0.9
                                                    --------  -------   --------  -------
    Total operating expenses......................    66,458   20.4       71,076   19.5
Operating income:
  Dairy...........................................    17,441              18,919
  Ice.............................................     8,800              10,040
  Corporate office................................    (2,007)             (2,555)
                                                    --------  -------   --------  -------
    Operating income..............................  $ 24,234    7.5%    $ 26,404    7.2%
                                                    --------  -------   --------  -------
                                                    --------  -------   --------  -------

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1995

    NET SALES. The Company's net sales increased by 12.0% for the first nine months of 1996 when compared to the like period of 1995. Net sales for the Company's dairy operations increased by 13.0% for the first nine months of 1996 when compared to the first nine months of 1995, primarily due to (i) the acquisition of Skinners' Dairy in January 1996, Garrido in July 1996 and Swiss Dairy in September 1996 which collectively reported net sales of $24.3 million for the first nine months of 1996 for periods subsequent to their acquisition and (ii) an increase in prices charged for milk to recoup increases in raw milk costs in the U.S. Net sales for the Company's ice operations increased by 5.3% for the first nine months of 1996 when compared to the first nine months of 1995 due to the addition of new customers and the acquisition of ten small ice businesses during the first nine months of 1996.

    COST OF SALES. The Company's cost of sales margin was 73.3% for the first nine months of 1996 compared to 72.1% for the same period in 1995. Cost of sales margins for the Company's dairy operations increased primarily due to higher raw milk costs. Cost of sales margins for the Company's ice operations decreased, reflecting additional efficiencies realized from acquired business and increased volumes when compared to the same periods over last year.

    OPERATING EXPENSES. The Company's operating expense ratio was 19.5% for the first nine months of 1996 compared to 20.4% for the same period in 1995. Operating expense increases were experienced in both dairy and ice as the result of acquisitions. The operating expense margin decreased in the nine-month comparison because of (i) increased dairy net sales due to higher milk costs (which had little impact on operating expense levels) and (ii) the addition of Garrido and Swiss Dairy during the third quarter, which had lower operating expense margins than the other operations.

    OPERATING INCOME. The Company's operating income for the first nine months of 1996 was $26.4 million, an increase of 9.0% from operating income for the first nine months of 1995 of $24.2 million. The Company's operating income margin decreased to 7.2% in the first nine months of 1996 from 7.5% in the first nine months of 1995 due primarily to the effect of higher milk costs and increased dairy influence in the Company's mix of business. The Company's ice business has higher operating income margins than the Company's dairy business.

    OTHER (INCOME) EXPENSE. Interest expense declined to $12.8 million during the first nine months of 1996 from $15.3 million during the first nine months of 1995. The reduction in interest expense resulted from a decrease in interest rates from the repayment of certain subordinated notes in 1996 and lower average debt levels during the 1996 nine month period. The Company also incurred $8.8 million in non-recurring merger expenses on March 31, 1995 related to the Combination and $1.4 million in non-recurring merger costs during the second quarter of 1995 related to several uncompleted acquisitions and to an uncompleted debt offering. Other income rose to $3.1 million in the third quarter of 1996 primarily as a result of $3.4 million realized from the sale of tax credits associated with the Company's Puerto Rico operations. See "--Tax Benefits".

    EXTRAORDINARY ITEMS. During the second quarter of 1996, the Company incurred $2.2 million in extraordinary costs (net of a $0.9 million tax benefit) as a result of the early extinguishment of debt from the net cash proceeds of the Companys' initial public offering. These costs included $1.3 million for the write-off of deferred financing costs and $1.8 million in prepayment penalties. During the first nine months of 1995, the Company incurred $8.5 million in extraordinary costs (net of $0.7 million tax benefit) to refinance the Company's debt in conjunction with the Combination, which included the write-off of deferred financing costs and certain prepayment penalties.

    NET INCOME (LOSS). The Company reported net income of $21.7 million for the first nine months of 1996 compared to a loss of $11.3 million for the first nine months of 1995. The 1996 net income improved due to a one-time gain from tax credits associated with the Company's Puerto Rico operations, resulting in a tax benefit of $7.5 million, in addition to improved operating income. See "--Tax Benefits". The 1995 loss resulted primarily from the $10.2 million in one-time non-operating charges related to the Combination and uncompleted acquisitions and to the $8.5 million extraordinary loss on early extinguishment of debt mentioned above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. The Company's net sales increased 26.2% to $430.5 million in 1995 from $341.1 million in 1994. Net sales for the Company's dairy operations increased 29.5%, or $86.6 million, primarily due to (i) the acquisition of Velda Farms in April 1994, (ii) the acquisition of Mayaguez Dairy in June 1994, and
(iii) the acquisition of Flav-O-Rich in November 1994. Net sales for the Company's ice operations increased 5.9%, or $2.8 million. Unit volumes of ice increased 5.2% from the addition of new customers and from four small acquisitions made during 1995. During the pre-acquisition periods during 1994, Velda Farms, Mayaguez Dairy and Flav-O-Rich reported sales of $38.3 million, $8.5 million and $32.7 million, respectively.

    COST OF SALES. The cost of sales margin for the dairy business substantially exceeds that of its ice business because of higher raw material cost for dairy products compared to ice. The Company's cost of sales increased $72.2 million, resulting in an increase in the cost of sales margin to 72.6% in 1995 from 70.5% in 1994. The increase in cost of sales was due to (i) the inclusion of the operating results of Velda Farms, Flav-O-Rich and Mayaguez Dairy for the full year of 1995, (ii) an increase in dairy cost of sales of $1.3 million due to higher plastic resin costs and $4.7 million in higher milk costs, and (iii) an increase of $0.9 million in plastic bag costs in the ice business. Velda Farms, Flav-O-Rich and Mayaguez Dairy reported an aggregate of $62.7 million in cost of sales for their respective pre-acquisition periods in 1994.

    OPERATING EXPENSES. The Company's operating expenses increased $12.4 million in 1995, while the operating expense margin decreased to 20.3% in 1995 from 22.0% in 1994. The operating expense increase was due to the inclusion of a full year of operating expenses of Velda Farms, Flav-O-Rich and Mayaguez Dairy, which reported aggregate operating expenses of $16.3 million for their respective pre-acquisition periods in 1994. The operating expense margin declined primarily because the ice business, which has higher operating expense margins than the dairy business, became a smaller component of the Company.

    OPERATING INCOME. The Company's operating income increased 18.6% to $30.6 million in 1995 from $25.8 million in 1994 primarily as a result of the dairy acquisitions discussed above. The Company's operating income margin decreased from 7.6% in 1994 to 7.1% in 1995 primarily due to an increased proportion of net sales attributable to its dairy business.

    OTHER (INCOME) EXPENSE. Interest expense rose to $19.9 million in 1995 from $19.3 million in 1994 primarily due to the additional indebtedness incurred to finance the dairy acquisitions. The Company incurred $8.8 million in nonrecurring expenses in 1995 related to the Combination and $1.4 million related to negotiation and due diligence in connection with uncompleted acquisitions and an uncompleted debt offering. The Company incurred $1.7 million in nonrecurring costs in 1994 related to the Combination and to an uncompleted initial public offering.

    EXTRAORDINARY ITEMS. The Company incurred $8.5 million in extraordinary costs (net of a $0.7 million tax benefit) in 1995 to refinance the Company's debt in conjunction with the Combination, which costs included the write-off of deferred financing costs and certain prepayment penalties. The Company incurred $0.2 million in extraordinary costs in 1994 for the early retirement of debt related to its ice business.

    NET INCOME (LOSS). The Company reported a net loss of $10.0 million in 1995 compared to net income of $4.0 million in 1994. The primary causes of the 1995 net loss were $10.2 million in non-recurring merger and other costs and $8.5 million in extraordinary losses from the early retirement of debt. The Company incurred a $2.5 million income tax expense in 1995 on pre-tax income of $0.9 million due to the non-deductibility of certain nonrecurring merger costs.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    NET SALES. The Company's net sales increased to $341.1 million in 1994 from $51.7 million in 1993 due to the acquisitions of Suiza-Puerto Rico in December 1993 and Velda Farms in April 1994. The Company reported $293.4 million of dairy net sales during 1994, as compared to $6.6 million in 1993. Net sales of ice increased 5.8%, or $2.6 million. Unit volumes in the Company's ice business increased 6.6% as a result of generally warmer weather conditions and four small acquisitions completed during 1993 and 1994.

    COST OF SALES. The cost of sales margin for the Company's dairy business substantially exceeds that of its ice business because of the higher raw material cost for dairy products compared to ice. The Company's cost of sales increased $220.1 million, primarily due to the acquisitions of Suiza-Puerto Rico in December 1993 and Velda Farms in April 1994. The Company reported $224.3 million in dairy cost of sales in 1994, as compared to $5.3 million of dairy cost of sales in 1993. The cost of sales margin rose to 70.5% in 1994 from 39.5% in 1993, primarily due to the Company's increased dairy activity.

    OPERATING EXPENSES. The Company's operating expenses increased $52.3 million, while the operating expense margin decreased to 22.0% in 1994 from 43.7% in 1993. The operating expense increase was due to the inclusion of $52.0 million of operating expenses for the Suiza-Puerto Rico and Velda Farms dairy operations acquired in December 1993 and April 1994, respectively, as compared to $1.2 million of operating expenses in 1993. The operating expense margin declined primarily because the Company's ice business, which has a higher operating expense margin than the dairy business, became a smaller component of the Company.

    OPERATING INCOME. The Company's operating income increased to $25.8 million in 1994 from $8.7 million in 1993 primarily due to the acquisitions discussed above. The Company's operating income margin decreased from 16.8% in 1993 to 7.6% in 1994 primarily due to an increased proportion of net sales attributable to its dairy business.

    OTHER (INCOME) EXPENSE. Interest expense rose to $19.3 million in 1994 from $7.7 million in 1993 primarily due to the additional indebtedness incurred to finance the acquisitions discussed above. The Company also expensed $1.7 million in nonrecurring costs in 1994 related to the Combination and to an uncompleted initial public offering.

    NET INCOME. Net income increased to $4.0 million in 1994 from $1.4 million in 1993 primarily due to increased operating income from the dairy business. Increased interest expense resulting from the acquisitions discussed above, income taxes and an extraordinary loss on the early retirement of refinanced debt partially offset this increased operating income.

SEASONALITY

    The Company's ice business is seasonal with peak demand for its products occurring during the second and third calendar quarters. In 1994 and 1995, the Company recorded an average of approximately 69% of its annual net sales of ice during these two quarters. While this percentage for the second and third quarters has remained relatively constant over recent years, the timing of the hottest summer weather can impact the distribution of sales between these two quarters. Because the Company's results of operations for its ice business depend significantly on sales generated during its peak season, adverse weather during this season (such as an unusually mild or rainy period) could have a disproportionate impact on the Company's results of operations for the full year. Management believes, however, that the geographic diversity of its ice business helps mitigate the potential for a significant impact from such adverse weather conditions.

    The Company's dairy operations are not subject to large seasonal sales fluctuations. The Company sells milk to schools, most of which are closed during the summer months. Approximately 8% of the

Company's dairy sales were made to schools during 1995. The Company experiences a decrease in sales to schools during months when schools close for vacation. In addition, the Company has traditionally experienced slight shortages in its milk supply in Puerto Rico during the months of September and October each year. Management estimates that these shortages reduce dairy sales by less than 2% during these months.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 1996, the Company had total stockholders' equity of $89.5 million and total indebtedness of $216.0 million (including long-term debt and the current portion of long-term debt). On a pro forma as adjusted basis, after giving effect to the borrowing to fund the acquisition of Model Dairy and the application of the net proceeds from the Offering as if each such transaction had occurred on September 30, 1996, the Company would have had total stockholders' equity and total indebtedness (including long-term debt and current portion of long-term debt) of $129.9 million and $202.3 million, respectively. The Company is currently in compliance with all covenants and financial ratios contained in its debt agreements.

    CASH FLOW. The working capital needs of the Company historically have been met with cash flow from operations along with borrowings under revolving credit facilities. Net cash provided by operating activities was $23.0 million for 1995 and $24.9 million for 1994. Investing activities in 1995 included $10.4 million in capital expenditures, of which $6.7 million was spent on the Company's dairy operations and $3.6 million was spent on its ice operations. Investing activities also included four ice acquisitions completed during 1995 totaling $2.4 million. Financing activities for 1995 included financing incurred to effect the Combination on March 31, 1995. See "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--The Combination". Net cash provided by operating activities was $15.2 million for the first nine months of 1996 as contrasted with net cash provided by operations of $17.0 million for the first nine months of 1995. Investing activities in the first nine months of 1996 included $10.2 million in capital expenditures, of which $7.9 million was spent on the Company's dairy manufacturing and distribution facilities and $2.3 million was spent on the Company's ice facilities.

    In April 1996, the Company completed the IPO, which provided net proceeds to the Company of $48.6 million. Of this amount, $4.6 million was used to repay amounts outstanding under the revolving credit portion of the Senior Credit Facility, an aggregate of $26.5 million was used to repay current and long-term maturities under the term portion of the Senior Credit Facility, $15.7 million was used to repay the Company's 15% Subordinated Notes and $1.8 million was used to pay prepayment penalties related to the early extinguishment of the 15% Subordinated Notes.

    In July 1996, the Company purchased the stock of Garrido, a Puerto Rico processor and distributor of coffee and coffee-related products, for approximately $35.0 million, plus future performance-based payments of up to an additional $5.5 million. Funding for this purchase was provided through an amendment to its existing Senior Credit Facility. In August 1996, the Company completed the Private Placement of 625,000 shares of Common Stock for net proceeds of $9.7 million. The net proceeds from this sale were used to retire outstanding indebtedness under the revolving credit portion of the Senior Credit Facility. In September 1996, the Company purchased the assets of Swiss Dairy, a regional dairy based in Riverside, California, for approximately $54.0 million. Funding for this purchase was provided primarily by a new $90.0 million acquisition facility under the Senior Credit Facility. In December 1996, the Company acquired the assets of Model Dairy based in Reno, Nevada, for approximately $26.0 million. The purchase price for this acquisition was funded through additional borrowing under the acquisition facility of the Senior Credit Facility.

    In September 1996, the Company sold certain tax credits generated pursuant to provisions of the Puerto Rico Agricultural Tax Incentives Act of 1995 for net proceeds of $3.4 million, before provision for income taxes. See "--Tax Benefits." Management used the net proceeds from this sale to repay amounts outstanding under the acquisition facility of the Senior Credit Facility.

    In September 1996, Hurricane Hortense struck Puerto Rico and caused a power outage that affected a portion of the island. As a result of the power outage, the Company's San Juan dairy manufacturing facility was shut down for approximately one week, resulting in the spoilage of inventory and a loss of sales that affected the Company's results of operations for the third quarter of 1996. The Company is pursuing a claim under its business interruption insurance policy.

    FUTURE CAPITAL REQUIREMENTS. The Company intends to invest approximately $14.9 million in its manufacturing facilities and distribution capabilities during 1996, of which $10.2 million was spent during the first nine months of 1996. Of this amount, the Company intends to spend approximately $11.2 million to expand and maintain its dairy manufacturing and distribution facilities and for fleet replacement and approximately $3.7 million to maintain and increase the production capacity of its ice facilities.

    Management expects that cash flow from operations along with additional borrowings under existing and future credit facilities will be sufficient to meet the Company's requirements for the remainder of 1996 and for the foreseeable future. In the future, the Company intends to pursue additional acquisitions in its existing regional markets and to seek acquisition opportunities that are compatible with its core businesses. Management believes that upon completion of the Offering and the application of the net proceeds therefrom, the Company will have the ability to secure additional financing to pursue its acquisition and consolidation strategy. There can be no assurance, however, that the Company will have sufficient available capital resources to realize its acquisition and consolidation strategy.

    CURRENT DEBT OBLIGATIONS. In September 1996, the Company amended its existing credit facility and entered into a supplemental credit facility with a group of lenders, including First Union National Bank of North Carolina, as agent, and The First National Bank of Chicago, as syndication agent, which provide for an aggregate senior credit facility (the "Senior Credit Facility") of $250.0 million comprised of: (i) a $130.0 million term loan; (ii) a $30.0 million revolving credit facility; and (iii) a $90.0 million acquisition facility. Under the terms of the Senior Credit Facility, the term loan is amortized over five and one-half years and the revolving credit facility expires on March 31, 2000. Any amounts drawn under the acquisition facility that are outstanding on September 30, 1998 will be amortized in fifteen quarterly installments. Amounts outstanding under the Senior Credit Facility bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) the sum of a base rate equal to the higher of the Federal Funds rate plus 50 basis points or First Union National Bank of North Carolina's prime commercial lending rate, plus a margin that varies from 0 to 75 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility); or (ii) The London Interbank Offering Rate ("LIBOR") plus a margin that varies from 75 to 200 basis points depending on the Company's ratio of defined indebtedness to EBITDA. The Company pays a commitment fee on unused amounts of the revolving facility and the acquisition facility that ranges from 20 basis points to 37.5 basis points, based on the Company's ratio of defined indebtedness to EBITDA.

    As of September 30, 1996, the Company had approximately $179.0 million of indebtedness outstanding under the Senior Credit Facility at a blended interest rate of 6.9% and approximately $67.0 million in unused borrowing capacity. The Company may prepay loans outstanding under the Senior Credit Facility at any time in increments of $100,000 or, in the case of a LIBOR loan, $1.0 million (subject to a $500,000 minimum or, in the case of a LIBOR loan, a $2.0 million minimum), in whole or in part, without penalty. In addition, the Senior Credit Facility requires mandatory prepayments, subject to certain limitations, from the defined net proceeds of certain casualty events, certain sales of assets, equity issuances and from excess cash flow.

    The Company's Senior Credit Facility requires the Company to comply with the following financial covenants at all times: (i) the leverage ratio (defined as the ratio of aggregate debt to EBITDA) will not exceed 4.25 to 1 through June 29, 1997, declining thereafter to 2.75 to 1 by June 30, 1999; (ii) the leverage ratio for senior debt will not exceed 3.75 to 1 through June 29, 1997, declining thereafter to 2.25 to 1 by June 30, 1999; (iii) net worth will not be less than $63.0 million after September 10, 1996, plus 50% of net income for each quarter commencing on or after January 1, 1997, plus certain additional amounts as a result of public or private offerings of Common Stock by the Company; (iv) the fixed charges ratio will not be less than 1.05 to 1; (v) the interest coverage ratio will not be less than 2.20 to 1 through June 29, 1997, increasing thereafter to 3.75 to 1 by June 30, 2000; and (vi) the interest coverage ratio for senior debt will not be less than 3.50 to 1 through June 29, 1997, increasing thereafter to 5.00 to 1 by June 30, 2000.

    Without lender consent, the Senior Credit Facility also: (i) prohibits the payment of cash dividends; (ii) prohibits capital expenditures in excess of specified amounts; (iii) prohibits acquisitions exceeding $30.0 million in a single transaction and limits the use of the revolving credit facility to fund acquisitions not exceeding $1.0 million in a single transaction or $5.0 million in the aggregate for any year; (iv) limits the incurrence of additional debt; and (v) limits transactions with affiliates.

    The Company has pledged all the capital stock of its subsidiaries (except for 35% of the capital stock of Garrido) to secure the Senior Credit Facility. Each of the Company's subsidiaries (other than Garrido) has guaranteed, and pledged substantially all its assets and the proceeds therefrom, to secure the indebtedness under the term loans, revolving facility and/or the acquisition facility of the Senior Credit Facility. A default with respect to any loan under the Senior Credit Facility is a default with respect to all other loans under the Senior Credit Facility. The Senior Credit Facility includes various events of default customary for similar senior credit facilities, including defaults resulting from nonpayment of principal when due, nonpayment of interest and fees, material misrepresentations, default in the performance of any covenant and the expiration of any applicable grace period, bankruptcy or insolvency, certain judgments and a change in control of the Company (including certain changes in the board of directors, certain acquisitions of Common Stock by third parties or any reduction in Mr. Engles' beneficial ownership of Common Stock below 75% of the Common Stock he owned on June 1, 1996).

    The Company has four interest rate derivative agreements currently in place, which have been designated as hedges against the Company's variable interest rate exposure on its loans under the Senior Credit Facility. The first agreement, which has a notional amount of $14.0 million, matures in May 1997 and caps interest on LIBOR loans at 7.5%, plus the applicable LIBOR margin. The second and third agreements, each of which has a notional amount of $27.5 million and matures in June 1998, fixes the interest rate on LIBOR loans at 6.0%, plus the applicable LIBOR margin. The fourth agreement, which has a notional amount of $50.0 million and matures in December 1997, fixes the interest rate on LIBOR loans at 6.01%, plus the applicable LIBOR margin. These derivative agreements provide hedges for the term loans and the acquisition facility under the Senior Credit Facility by limiting or fixing the LIBOR loan rates on the amounts stated in the agreements until the indicated expiration dates. The original costs and premiums of these derivative agreements are being amortized on a straight-line basis as a component of interest expense. There was no material income or expense attributable to the amortization or periodic settlements of the derivative agreements in 1995 or 1996.

    On March 31, 1995, the Company issued certain subordinated notes (collectively, the "Subordinated Notes") to replace certain of the existing subordinated notes of each of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Subordinated Notes that remain outstanding bear interest at rates of 12% and 13.5% (12.5% on a weighted average basis), payable semiannually in March and September of each year. The Subordinated Notes require semiannual principal payments in varying amounts commencing in 2001, with the remaining unpaid principal balances due at maturity on March 31, 2004. The Subordinated Notes are junior in right of payment to the loans under the Senior Credit Facility. The Subordinated Notes place restrictions on the Company similar to, but generally less stringent than, those imposed under the Senior Credit Facility. The Company used $15.7 million of the net proceeds from the IPO to repay the Company's 15% Subordinated Notes and $1.8 million to pay prepayment penalties related to the early extinguishment of the 15% Subordinated Notes.

    Concurrently with the consummation of the IPO and the application of the net proceeds therefrom, the Company expensed approximately $1.3 million to write off previously incurred deferred financing costs related to the indebtedness repaid with the proceeds from the IPO. This expense combined with the $1.8 million in prepayment penalties related to the 15% Subordinated Notes have been accounted for as an extraordinary loss on the early extinguishment of debt, which, net of income tax benefit, is approximately $2.2 million. In September 1996, the Company expensed approximately $571,000 for amendment fees in connection with the amendment of the Senior Credit Facility.

TAX BENEFITS

    Management believes that the Company's effective tax rate will range from 25% to 35% for the next several years. The Company's effective tax rate is significantly affected by various tax advantages applicable to the Company's Puerto Rico based operations. Any additional acquisitions could affect this effective tax rate.

    The Company's Puerto Rico fruit drink and plastic bottle operations are 90% exempt from Puerto Rico income and property taxes. These operations are also 60% exempt from Puerto Rico municipal taxes. These exemptions were granted through ten-year exemption decrees issued pursuant to the Puerto Rico Tax Incentives Act. The decrees have eight and six years remaining for the fruit drink and plastic bottle entities, respectively. These types of grants are typically renewable beyond their initial ten-year terms at reduced rates of exemption. The Company's Puerto Rico dairy and coffee processing, sales and distribution operations are 90% exempt from Puerto Rico income taxes and 100% exempt from property, municipal, certain excise and other taxes and fees pursuant to the Puerto Rico Agricultural Tax Incentives Act of 1995. Dividends to the Company from Suiza-Puerto Rico will generally be subject to a ten percent "tollgate" tax in Puerto Rico.

    The Company currently is able to maintain the tax benefits from its dairy, fruit drink and plastic bottle operations described above through U.S. tax credits specified under Section 936 of the U.S. Internal Revenue Code of 1986, as amended. The Section 936 credit eliminates or reduces United States income taxes for U.S. corporations on certain income derived from Puerto Rico and is available to certain domestic corporations that earn 80% or more of their gross income from sources within Puerto Rico and earn 75% or more of their gross income from the active conduct of a trade or business in Puerto Rico over a three-year period (or such shorter period as may be applicable). Management believes that each of the operating subsidiaries based in Puerto Rico (except Garrido) satisfy these conditions. In the Revenue Reconciliation Act of 1993, Congress imposed certain limitations on the availability of the Section 936 credit. Pursuant to these limitations, the Section 936 credit for each eligible corporation generally cannot exceed the sum of 60% of certain wage and fringe benefit expenses and a portion of depreciation allowances for a taxable year or, if elected, a reduced credit computed without regard to these economic activity limitations.

    The Puerto Rico Agricultural Tax Incentives Act of 1995 provides a 50% tax credit for certain "eligible investments" in qualified agricultural businesses in Puerto Rico. These credits may be transferred to other taxpaying entities. During 1996, the Company made investments in its Puerto Rico dairy, fruit, plastics and coffee operations, all of which have been certified as qualified agricultural businesses in Puerto Rico. The Company believes that it has met the eligible investment criteria of this act related to its investment in its Puerto Rico dairy operations. During the quarter ended September 30, 1996, the Company recognized $15.75 million in tax credits related to this qualifying investment. In September 1996, the Company sold $4.0 million of these tax credits to third parties, resulting in net proceeds of $3.4 million before provision for income taxes, and recognized a deferred tax asset for the remainder of the tax credit in the amount of $11.75 million. The Company is currently investigating whether its investment in its Puerto Rico fruit, plastics and coffee operations will qualify for additional credits. If the Company qualifies for such credits, there can be no assurances as to the amounts or timing of any benefits that the Company may realize or whether there will be opportunities for further sales of these credits to third parties.

    The Small Business Job Protection Act of 1996 (the "Job Protection Act") eliminated the Section 936 credit for corporations other than "existing credit claimants". As an existing credit claimant, the Company's Puerto Rico based dairy, fruit drink and plastic bottle operations will continue to realize the benefits of Section 936 through December 31, 2005, the year in which Section 936 will be eliminated. However, for tax years beginning after December 31, 2001 and before January 1, 2006, the total amount of the Company's Puerto Rico income that is eligible to be offset by the 936 credit cannot exceed the "base period income" of the Company as determined under the Job Protection Act. This limitation may reduce the amount of credits otherwise available to the Company.

ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise" requires disclosure related to an entity's operations in different industries, its foreign operations and export sales and its major customers. See Note 19 of Notes to Consolidated Financial Statements for information about the Company's operations in the dairy and ice businesses and in different geographic areas.

    During 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of", which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from use of the asset and its eventual disposition to the carrying amount of the asset. The adoption of this pronouncement had no material impact on the Company's results of operations or financial condition.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. During 1996, the Company implemented the disclosure requirements of this pronouncement. See Note 13 of Notes to Consolidated Financial Statements for disclosures required by SFAS 123.

                                    BUSINESS

GENERAL

    Suiza Foods is a leading manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico, fresh milk and related dairy products in Florida, California and Nevada, and packaged ice in Florida and the southwestern United States. The Company conducts its dairy operations primarily through Suiza-Puerto Rico, Velda Farms, Swiss Dairy and Model Dairy and its ice operations through Reddy Ice. Each of these operating subsidiaries is a strong regional competitor with an established reputation for customer service and product quality. These subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers.

    The Company has grown primarily through acquisitions, having consummated 37 acquisitions since it was formed in 1988. Through these acquisitions, the Company has realized economies of scale and operating efficiencies by eliminating duplicative manufacturing, distribution, purchasing and administrative operations.

BUSINESS STRATEGY

    The Company's strategy is to continue to expand its dairy, ice and related food businesses primarily through acquisitions of dairy, ice and related food businesses in new markets and subsequent consolidating or add-on acquisitions in its existing markets. After entering new markets through acquisitions of strong regional operators, the Company will pursue consolidating or add-on acquisitions where such opportunities exist. In addition, the Company will seek to expand its existing operations by adding new customers, extending its product lines and securing distribution rights for additional branded product lines.

    The Company's acquisition strategy has historically focused on established regional dairy and ice operations that have significant market share and long-standing customer relationships. Suiza-Puerto Rico, which was founded in 1939, has served the Puerto Rico market for over 50 years, and Velda Farms has served the Florida dairy market for over 40 years. Reddy Ice entered the retail ice business in the 1920s. Garrido and Swiss Dairy, which were acquired in July 1996 and September 1996, respectively, have each served their respective markets for over 50 years. The predecessor of Model Dairy was founded in 1906.

    The Company has recently implemented its consolidation strategy by acquiring and integrating dairy operations into Suiza-Puerto Rico and Velda Farms, and a number of ice companies into Reddy Ice. Management has enhanced the profitability of the acquired operations through enhanced purchasing power and by consolidating delivery routes, production, acquired brand names and human resources into the Company's larger scale operations. In June 1994, the Company acquired Mayaguez Dairy, Inc. ("Mayaguez Dairy"), formerly the third largest dairy manufacturer and distributor in Puerto Rico. Since the acquisition, the Company has consolidated Mayaguez Dairy's production into its existing Puerto Rico facilities and has eliminated the fixed costs of Mayaguez Dairy's former manufacturing facility and duplicative administrative expenses. In November 1994, the Company acquired the Florida Division of Flav-O-Rich, Inc., a subsidiary of Mid-America Dairymen, Inc. ("Flav-O-Rich"). Located in St. Petersburg, Florida, Flav-O-Rich manufactured and distributed fresh dairy products in peninsular Florida. Since the acquisition, the Company has re-allocated production among its Florida facilities, consolidated Flav-O-Rich's distribution operations with its own and reduced Flav-O-Rich's personnel expenses. In January 1996, the Company acquired Skinners' Dairy, Inc. ("Skinners") in Jacksonville, Florida. Skinners' manufactured and distributed fresh dairy products in peninsular Florida, primarily in the Jacksonville area. Since the acquisition, the Company has closed the Skinners' manufacturing plant, transferred Skinners' volume to the Company's Winter Haven facility, consolidated Skinners' distribution with its own and reduced Skinners' personnel expenses. In most cases, the Company has closed the manufacturing facilities of acquired ice businesses and tranfers the acquired business's volume to one of the Company's existing ice manufacturing facilities.

INDUSTRY OVERVIEW

    DAIRY

    According to published industry statistics, approximately $22.8 billion of fresh milk products were sold in 1995 at the wholesale level in the United States compared to $21.5 billion sold in 1988. Management believes that the dairy industry is mature in both the mainland United States and Puerto Rico.

    The dairy industry has excess capacity and has been in the process of consolidation for many years. Excess capacity has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. As the industry has consolidated, many smaller dairy processors have been eliminated and several large regional dairy processors have emerged. According to published industry statistics, in 1995 there were approximately 651 fresh milk processing plants in the United States, a decline of 540 from the 1,191 plants operating in 1982. The number of plants with 20 or more manufacturing employees declined from 792 to 447 over the same period. As a result of this consolidation trend, which management believes will continue, the Company has had favorable opportunities to pursue its business strategy.

    ICE

    The ice industry is highly fragmented and is regional because of the relatively high cost of transporting ice. Demand for ice is seasonal, with peak demand occurring in the second and third calendar quarters. The availability of ice during periods of high demand is important to grocery retailers and convenience stores. The ice industry has therefore emerged as a service oriented business requiring efficient manufacturing facilities and distribution systems capable of accommodating peak demand levels. Management believes that the Company is one of the largest manufacturers and distributors of ice in the United States and that it has significant market share in each of the markets in which it operates.

PRODUCTS AND SERVICES

    The following table sets forth the total net sales of the Company's largest product lines, fresh milk products and ice, in dollars and as a percentage of consolidated total net sales in 1993, 1994 and 1995 (dollars in millions):

                                                1993                     1994                    1995
                                      ------------------------  ----------------------  ----------------------
                                        DOLLARS      PERCENT     DOLLARS     PERCENT     DOLLARS     PERCENT
                                      -----------  -----------  ---------  -----------  ---------  -----------
Fresh milk products.................   $     5.3        10.3%   $   227.9       66.8%   $   291.8       67.8%
Ice.................................        45.1        87.3         47.7       14.0         50.5       11.7

    The change in the percentage of consolidated total net sales represented by sales of fresh milk and by sales of ice from 1993 to 1995 is primarily the result of the significant dairy acquisitions in December 1993 and in April 1994. Management anticipates that ice will constitute less than 10% of consolidated total net sales on a pro forma basis for the year ended December 31, 1996.

    DAIRY

    The Company's regional dairy operations manufacture and distribute fluid milk, fruit drinks, coffee, juices, water and related products under proprietary brand names and on a private-label basis for large customers. The Company also purchases and distributes certain other products such as yogurt, packaged ice cream and ice cream novelties.

    ICE

    The Company manufactures and distributes ice products for retail, commercial and institutional markets. The Company's primary product is cocktail ice in eight pound bags, which it sells principally to convenience and grocery stores. The Company also sells cocktail ice in various bag sizes ranging from three pounds to 40 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, the Company sells block ice in ten and 300 pound sizes to commercial and industrial customers.

SALES AND DISTRIBUTION

    DAIRY

    The Company markets and sells its dairy product line to a variety of retail and food service outlets including grocery stores, club stores, convenience stores, gas stores, schools, restaurants, hotels and cruise ships. The Company's regional dairy operations serve over 19,000 customers in its markets utilizing a fleet of approximately 1,000 delivery vehicles. Suiza-Puerto Rico is the larger of two fresh milk processors in Puerto Rico and distributes its products to approximately 8,800 grocery stores, retail outlets and schools, and also distributes third party brand name ice cream and other refrigerated and frozen foods principally to medium-sized and large grocery stores. Velda Farms serves approximately 9,500 customers throughout peninsular Florida and focuses its distribution efforts on food service accounts, convenience stores, club stores and schools. Swiss Dairy distributes fresh milk and a limited number of other products to high volume retailers in Southern California and Nevada, including grocery and club stores. Approximately 85% of Swiss Dairy's net sales during the first nine months of 1996 were made to three large retailers. Model Dairy distributes fresh milk, ice cream and related products to grocery stores, retail outlets, schools and food service accounts in northern Nevada and in certain adjoining areas of northern California.

    ICE

    The Company markets its ice products to convenience and grocery stores for retail sales and, to a lesser extent, to business and institutional customers that utilize the Company's products in their operations. The Company serves approximately 21,000 sites from 21 ice manufacturing facilities and 5 distribution centers. The Company provides ice merchandisers to a substantial majority of these sites. During 1995, the Company's largest two ice customers accounted for approximately 23% of net ice sales (2.7% of total net sales).

    The Company's ice distribution fleet consists of approximately 120 delivery vehicles, the majority of which are owned. In order to meet peak demand, the Company expands its fleet during the summer season with short-term leased vehicles.

RAW MATERIALS AND SUPPLY

    DAIRY

    The Company purchases milk, its primary raw material, from farmers and farm co-operatives under contractual arrangements. Certain aspects of the Company's milk supply arrangements are regulated by governmental authorities. See "--Government Regulation--Milk". Fluid milk is generally readily available. The Company has traditionally experienced slight shortages in its milk supply in Puerto Rico during the months of September and October each year. Management estimates that these shortages, when they occur, reduce its Puerto Rico dairy sales by less than 2% during these months. Other raw materials, such as coffee, juice concentrates, sweeteners, and packaging supplies are generally available from numerous suppliers and the Company is not dependent on any single supplier for these materials. Certain of these raw materials are purchased under long term contracts in order to obtain lower costs.

    ICE

    Except with respect to its water supply and electricity, the Company is not dependent upon any single supplier for materials used in the manufacturing and packaging of its ice products. The Company has not experienced any material supply problems in the past with respect to its ice business.

COMPETITION

    The Company's businesses are highly competitive. The Company has a number of competitors in each of its major product, service and geographic markets, and many of these competitors are larger, more established and better capitalized than the Company.

DAIRY

    PUERTO RICO

    The Company owns and operates two of the three fresh milk manufacturing facilities in Puerto Rico. The Company's competitor, Vaqueria Tres Monjitas ("Tres Monjitas"), operates a single manufacturing plant. The Company manufactures and distributes approximately 66% of the fresh milk sold in Puerto Rico while Tres Monjitas, which is well capitalized and operates an efficient manufacturing plant, manufactures and distributes approximately 34%. The Company competes primarily on the basis of service, price, brand name recognition and quality. Because of the Company's size, the quality of its manufacturing facilities, the efficiency of its largely non-union work force, the strength of its distribution network and the strength of its brand name, management believes the Company can continue to compete effectively in the Puerto Rico dairy business.

    The Company does not presently face competition in the Puerto Rico fresh dairy business from outside Puerto Rico, nor does it expect to in the foreseeable future. The Company's fresh dairy business does, however, compete with shelf stable milk products, which are manufactured by one manufacturer in Puerto Rico and also imported from the mainland United States and Canada. Management believes that shelf stable milk competes with fresh milk primarily where the consumer lacks adequate refrigeration or in small quantity uses, such as coffee creamers. Management further believes that sales of shelf stable milk are approximately one-tenth as large as sales of fresh milk and that sales of shelf stable products have shown moderate volume increases in recent years.

    In the refrigerated ready-to-serve fruit drink segment, Tres Monjitas is the Company's largest direct competitor located in Puerto Rico. In addition to competition from other local manufacturers and distributors of refrigerated ready-to-serve fruit drinks, the Company competes against numerous other beverage companies, including large United States-based manufacturers and marketers of carbonated and non-carbonated beverages. These competitors are generally larger and better capitalized than the Company. Although management believes that competition will continue to grow from fruit drink and other beverage companies, management anticipates that the Company will be able to continue to compete effectively in the fruit drink segment because of the strength and efficiency of its distribution network, its recognizable brands and the established presence of its products in the dairy case.

    UNITED STATES

    The Company's competitors in its U.S. dairy processing and distribution business include other large, independent dairy processing companies and dairy processors owned by grocery chains, many of which are larger and better capitalized than the Company. Due to the cost of transporting fresh milk, competition in the fluid dairy business tends to be regional rather than national, with flexibility of service, price, breadth of product line and quality as the primary competitive factors.

    In addition to competition from other dairy manufacturers, the Company's Florida and Nevada dairy operations compete with food service companies and other distributors of dairy products, many of which are large, well-capitalized, national companies. Although competition in the dairy and food distribution business is intense, management believes that the Company's focus on customer service and tailored product lines and the strength and efficiency of its distribution system allow it to compete effectively. In its Florida and Nevada ice cream distribution businesses, the Company competes with large integrated dairy and ice cream manufacturing companies and independent distributors of national ice cream brands. Because the Company offers brands manufactured by third parties as well as its own brand of ice cream products, the Company competes effectively in these markets by offering convenience stores and other small retailers a broad line of ice cream products and frozen novelties. By carrying a broad line of popular national and other brands, the Company generates profitable sales volumes from retail sites that single line or other more limited distributors may find uneconomical to service.

ICE

    The Company competes primarily with smaller independent regional ice manufacturers and machines that manufacture and package ice at store locations. In addition to this direct competition, certain convenience and grocery retailers operate commercial ice plants for internal use. During peak season, however, the Company frequently services retailers that manufacture their own ice. To further compete in this segment, the Company also offers ice machines that manufacture and package ice at customer locations.

    Competition in the ice business is based primarily on service, price and quality. In order to successfully compete, an ice manufacturer must be able to substantially increase production and distribution on a seasonal basis while maintaining cost efficiency. Management believes that the size and quality of the Company's ice facilities, its high regional market share and its route density allow it to compete effectively. Because only one ice manufacturer typically serves an individual retail site, the Company's ice products generally do not face competition at the retail level.

    Several major grocery chains within the Company's ice markets manufacture ice at their own ice plants. While the Company does not supply these and other vertically integrated grocery retailers/ manufacturers, such companies generally manufacture ice products for internal use only and do not compete for third party accounts. However, a significant increase in the utilization of captive commercial ice plants or on-site manufacturing by retailers currently serviced by the Company could have an adverse effect on the Company's operations.

FACILITIES

    The Company conducts its manufacturing and distribution operations from the following facilities:

                              MANUFACTURING &
               REGION           DISTRIBUTION        DISTRIBUTION ONLY
           --------------  ----------------------  --------------------
DAIRY:     California      Riverside
           Florida         Miami                   Daytona Beach
                           St. Petersburg          Fort Myers
                           Winterhaven             Jacksonville
                                                   Naples
                                                   Orlando
                                                   Ocala
                                                   Riviera Beach
                                                   Sarasota
                                                   Tampa
                                                   Vero Beach
           Nevada          Reno
           Puerto Rico     Aguadilla               Adjuntas (coffee)
                           Caguas (coffee)         Arecibo
                           Lares (coffee)          Ponce (2)
                           San Juan                San Juan (coffee)

ICE:       Arizona         Phoenix
                           Tucson
                           Yuma
           Florida         Auburndale Crescent     St. Petersburg
                           City
                           Davie
                           New Smyrna Beach
                           Opa Locka
                           Tampa
           Nevada          Las Vegas
           New Mexico      Albuquerque
           Oklahoma                                Ardmore
           Texas           Austin                  Bryan
                           Dallas                  Port Neches
                           Fort Worth
                           Houston (2)
                           Killeen
                           Pilot Point
                           Rockwall
                           Splendora
                           Waco
           Utah                                    Salt Lake City

    The Company maintains two administrative offices located in leased premises in Dallas, including its executive offices located at 3811 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219.

TRADEMARKS

    The Company has developed or acquired a number of trademarks and brand names, of which eight are registered, for use in its dairy and ice businesses, and holds licenses for the use of several additional registered trademarks from third parties. Although the Company's use of its trademarks has created goodwill and results in product differentiation, management does not believe that the loss of any of the Company's trademarks would have a material adverse effect on its operations. The Company also holds a patent on an ice machine that manufactures and packages ice at store locations.

GOVERNMENT REGULATION

PUBLIC HEALTH

    As a manufacturer and distributor of food products, the Company is subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration ("FDA"). This comprehensive regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. The FDA regulates manufacturing practices for foods through its current good manufacturing practices regulations, specifies the standards of identity for certain foods, including many of the products sold by the Company, and prescribes the format and content of certain information required to appear on food product labels.

    In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorize regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. The Company and its products are also subject to state and local regulation through such measures as the licensing of dairy manufacturing facilities, enforcement by state and local health agencies of state standards for the Company's products, inspection of the Company's facilities and regulation of the Company's trade practices in connection with the sale of dairy products.

    The Company utilizes quality control laboratories to test milk and other ingredients and finished products. Product quality and freshness are essential to the successful retail distribution of dairy and refrigerated ready-to-serve fruit drinks. To monitor product quality at its facilities, the Company maintains quality control programs to test products during various processing stages. Management believes that the Company's dairy and ice facilities and manufacturing practices comply with applicable government regulations.

EMPLOYEE SAFETY REGULATIONS

    The Company is subject to certain health and safety regulations including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents.

ENVIRONMENTAL REGULATIONS

    The Company is subject to certain federal, state and local environmental regulations. Certain of the Company's dairy facilities discharge biodegradable wastewater into municipal waste treatment facilities in excess of levels permitted under local regulations. Because of this, Velda Farms pays wastewater surcharges of approximately $150,000 annually to municipal water treatment authorities. These authorities may, however, require Velda Farms to comply with such regulations and construct pre-treatment facilities or take other action to reduce effluent discharge in the future.

    The Company maintains above-ground or underground petroleum storage tanks at many of its facilities. These tanks are periodically inspected to determine compliance with applicable regulations. The Company may be required to make expenditures from time to time in order to maintain compliance of these tanks.

    The federal government has banned the production of a refrigerant used by the Company in its ice merchandisers. The continued use of this refrigerant, however, is permitted and there are sufficient quantities of the refrigerant available to meet the Company's needs for the next several years. The

Company is taking steps to facilitate its conversion to new, reformulated refrigerants. Management does not anticipate that conversion costs will be material.

    Management does not expect environmental compliance to have a material impact on the Company's capital expenditures, earnings or competitive position in the foreseeable future.

U.S. MILK INDUSTRY REGULATION

    The average price paid to producers for Grade A milk in most of the mainland United States is monitored by Federal Milk Marketing Orders. In California and Nevada, milk prices are monitored by state agencies. In the federal milk markets and the California and Nevada milk markets, raw milk prices are currently supported by the federal government through standing offers to buy storable forms of dairy products such as cheese, nonfat dry milk powder and butter. Congress has recently passed legislation to phase out federal support prices by December 31, 1999.

PUERTO RICO MILK INDUSTRY REGULATION

    The milk industry in Puerto Rico is regulated under Puerto Rico law Number 34 of June 11, 1957. This statute establishes a production ceiling for milk production by dairy farmers in order to manage the supply and demand of milk products and to stabilize prices. In addition, the Puerto Rico statute provides that the government will establish maximum prices for the dairy farm, processor and retail levels and that such prices be reviewed at least once a year.

    The Office for the Regulation of the Milk Industry, an agency of the Puerto Rico Department of Agriculture, is charged with: (i) ensuring the quality of milk products; (ii) setting the price of milk at the dairy farm level and maximum prices at the processor and retail levels; and (iii) administering and managing licenses and other matters within the industry. As part of its review and price setting process, this agency examines the financial condition of each of the participants in the industry as well as overall economic trends within the industry. As a general rule, pricing at each of the industry levels reflects an attempt to provide a fair return to processors and farmers and maintain prices acceptable to consumers. The latest price increase for dairy manufacturers in Puerto Rico was in 1994 and, prior to that, in 1990.

EMPLOYEES

    As of November 30, 1996, the Company (including Model Dairy) employed 2,474 employees in the following categories:

                                                                    NON-UNION      UNION       TOTAL
                                                                   -----------  -----------  ---------
Dairy
  Puerto Rico....................................................         958           69       1,027
  Florida........................................................         729           --         729
  California.....................................................          12          121         133
  Nevada.........................................................          46          116         162
Ice..............................................................         413           --         413
Corporate........................................................          10           --          10
                                                                        -----          ---   ---------
    Total........................................................       2,168          306       2,474
                                                                        -----          ---   ---------
                                                                        -----          ---   ---------

    The Puerto Rico union employees are subject to two collective bargaining agreements that expire in July and October 1997. The California and Nevada union employees are subject to collective bargaining agreements that expire in August 1999 and June 2000, respectively.

LEGAL PROCEEDINGS

    The Company is from time to time a party to legal proceedings that arise in the ordinary course of business. Management does not believe that the resolution of any threatened or pending legal proceedings will have a material adverse affect on the Company's operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of the executive officers and directors of the Company. Their respective backgrounds are described following the table.

NAME                                  AGE                                POSITION
---------------------------------     ---     --------------------------------------------------------------
Gregg L. Engles (1)..............         39  Chairman of the Board and Chief Executive Officer

Cletes O. Beshears (1)(2)........         70  President and Director

Hector M. Nevares (1)............         46  Vice Chairman of the Board

William P. Brick.................         45  Executive Vice President and Chief Operating Officer

Gayle O. Beshears (2)............         68  Executive Vice President and Director

Tracy L. Noll....................         48  Vice President, Chief Financial Officer and Secretary

John W. Madden...................         31  Vice President

Robert Bartholomew (3)...........         50  Director

Stephen L. Green.................         45  Director

Robert L. Kaminski...............         46  Director

P. Eugene Pender (3)(4)(5).......         65  Director

Robert Piccinini (3)(4)(5).......         54  Director

------------------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Cletes O. Beshears and Gayle O. Beshears are brothers.

(3) Member of the Audit Committee of the Board of Directors.

(4) Member of the Compensation Committee of the Board of Directors.

(5) Member of the Stock Option Committee of the Board of Directors.

    GREGG L. ENGLES. Mr. Engles joined the Company in October 1994 as Chairman of the Board and Chief Executive Officer. Mr. Engles has served as Chairman of the Board and Chief Executive Officer of Reddy Ice since May 1988, Chairman of the Board of Suiza-Puerto Rico since December 1993, and Chairman of the Board of Velda Farms since April 1994. In addition, Mr. Engles has served as President of Kaminski Engles Capital Corporation ("KECC") since May 1988 and as President of Engles Management Corporation ("EMC") since February 1993. KECC and EMC are investment banking and consulting firms. Mr. Engles was also President of Engles Capital Corporation, an investment banking and consulting firm, from May 1989 to October 1992. Mr. Engles is a director and member of the compensation committee of Columbus Realty Trust, a public real estate investment trust.

    CLETES O. BESHEARS. Mr. C.O. Beshears joined the Company in October 1994 as director, President and Chief Operating Officer. Mr. C.O. Beshears served as President and Chief Executive Officer of Velda Farms from April 1994 to April 1995. From March 1988 to April 1994, Mr. C.O. Beshears provided consulting services to companies pursuing acquisitions of dairy companies. From 1980 to 1988, Mr. C.O. Beshears served as Vice President of The Southland Corporation and Chief Operating Officer of its Dairy Group. From 1965 to 1980, Mr. C.O. Beshears served as Division Manager of several of The Southland Corporation's regional dairies, including Velda Farms. Mr. Beshears relinquished the title of Chief Operating Officer in October 1996.

    HECTOR M. NEVARES. Mr. Nevares joined the Company as a director in October 1994. Mr. Nevares served as President of Suiza-Puerto Rico from June 1983 until September 1996, having served in additional executive capacities at Suiza-Puerto Rico since June 1974. In September 1996, Mr. Nevares became Vice

Chairman of the Board. Mr. Nevares is a director of First Federal Savings Bank, a public company, in San Juan, Puerto Rico.

    WILLIAM P. BRICK. Mr. Brick joined the Company in July 1996 as Executive Vice President and became Chief Operating Officer of the Company in October 1996. Prior to joining the Company, Mr. Brick served as Vice President--Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From August 1995 until January 1996, Mr. Brick served as Vice President--Sales and Marketing for Ultra Products. From April 1995 until August 1995, Mr. Brick owned and operated a private golf course in Ontario, Canada. Mr. Brick served in various marketing capacities, including Vice President of Sales, for The Morningstar Group, Inc. from October 1991 until December 1994. From 1988 until August 1991, Mr. Brick served in various marketing capacities for Palm Dairies Inc. in Calgary, Alberta.

    GAYLE O. BESHEARS. Mr. G.O. Beshears joined the Company as a director in October 1994. In September 1996, Mr. G.O. Beshears became an Executive Vice President of the Company. Mr. G.O. Beshears served as President of Reddy Ice from May 1988 until September 1996. From January 1985 to May 1988, Mr. G.O. Beshears served as Division Manager of the Reddy Ice division of The Southland Corporation. Prior to January 1985, Mr. G.O. Beshears served in a number of capacities for The Southland Corporation's Dairy Group, including Division Manager of Midwest Farms Dairy.

    TRACY L. NOLL. Mr. Noll joined the Company in October 1994 as Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Noll served as Controller of Foxmeyer Corporation from June 1994 until September 1994. From March 1988 until June 1994, Mr. Noll served as Vice President and Chief Financial Officer of The Morningstar Group Inc., the parent company of Velda Farms until its acquisition by the Company in April 1994.

    JOHN W. MADDEN. Mr. Madden joined the Company in October 1994 as Vice President and Treasurer. From November 1990 to October 1994, Mr. Madden was employed by and associated during various periods with KECC, EMC and Engles Capital Corporation. From July 1988 to July 1990, Mr. Madden was employed as an analyst with Bankers Trust Company.

    ROBERT BARTHOLOMEW. Mr. Bartholomew was elected to the Company's Board of Directors in October 1994. Since June 1990, Mr. Bartholomew has been a principal of Pacific Mezzanine Investors, L.P. ("PMI") and an officer of Pacific Mezzanine Associates, Inc., the general partner of PMI and an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, a principal stockholder of the Company.

    STEPHEN L. GREEN. Mr. Green was elected to the Company's Board of Directors in October 1994. Mr. Green has served as a General Partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., principal stockholders of the Company, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital Corporation's Corporate Finance Group. Mr. Green is a director of Chartwell Re Corporation and CapMAC Holdings Inc., each of which is a public company.

    ROBERT L. KAMINSKI. Mr. Kaminski was elected to the Company's Board of Directors in November 1994. Mr. Kaminski has served as President of Robert Kaminski Interests, Inc. since 1984 and has been a principal in KECC since 1988. Robert Kaminski Interests, Inc. and KECC are both investment banking and consulting firms.

    P. EUGENE PENDER. Mr. Pender was elected to the Company's Board of Directors in October 1994. Prior to his retirement in December 1987, Mr. Pender served as Vice President and Controller of The Southland Corporation. Thereafter, Mr. Pender served as a consultant to The Southland Corporation until March 1991.

    ROBERT PICCININI. Mr. Piccinini was elected to the Company's Board of Directors in November 1995. Mr. Piccinini has served as Chairman of the Board and Chief Executive Officer of Save Mart Supermarkets since 1985. Prior to 1985, Mr. Piccinini served in a number of capacities at Save Mart, including President from 1981 to 1985 and Vice President from 1971 to 1981.

    The Company's Certificate of Incorporation divides the Board of Directors into three classes, with regular three-year staggered terms. C.O. Beshears, Hector M. Nevares, and Robert Bartholomew will serve until the annual meeting of stockholders in 1997, Gregg L. Engles, P. Eugene Pender and Robert Piccinini will serve until the annual meeting of stockholders in 1998, and G.O. Beshears, Robert L. Kaminski and Stephen Green will serve until the annual meeting of stockholders in 1999.
    Upon completion of the Combination, the Company entered into employment agreements with Messrs. Engles and C.O. Beshears and agreed to nominate and support their election as members of the Board of Directors during the term of their employment with the Company. Additionally, the Company agreed to nominate and support Mr. Engles' election as Chairman of the Board. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

    The Company pays its unaffiliated outside directors an annual fee of $15,000, payable quarterly, plus a fee of $1,000 for each board meeting attended. (As referred to herein, an unaffiliated outside director is a director who is not an employee or officer of the Company or any of its subsidiaries, nor a beneficial owner of 345,000 or more shares of Common Stock, nor an employee or affiliate of a beneficial owner of 345,000 or more shares of Common Stock; the Company's current unaffiliated outside directors are Messrs. Pender and Piccinini). The Company also pays its unaffiliated outside directors $1,000 annually for serving on a board committee and an additional $2,000 annually for chairing any such committee. The Company reimburses its directors for expenses incurred in attending board and committee meetings.

    Directors are eligible to receive stock options and restricted stock awards pursuant to the Suiza Foods Corporation 1995 Stock Option and Restricted Stock Plan (the "Option and Restricted Stock Plan"). On March 31, 1995, Mr. Pender received nonqualified stock options to purchase 3,450 shares of Common Stock at $10.51 per share, and on January 1, 1996 Mr. Piccinini received nonqualified stock options to purchase 3,450 shares of Common Stock at $12.32 per share. The Option and Restricted Stock Plan provides that each unaffiliated outside director will automatically receive nonqualified stock options to purchase 3,450 shares of Common Stock on the date such person becomes a director of the Company and on each June 30 thereafter that such person continues to serve as a director. These options vest immediately and are exercisable at fair market value on the date of grant, as determined by the Board of Directors. Directors receive stock options and restricted stock awards as described in "--Executive Compensation--Option and Restricted Stock Plan".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Compensation decisions concerning the executive officers of the Company for 1995 were made by the Board of Directors. Messrs. Engles, C.O. Beshears and Nevares participated in deliberations but abstained from voting with respect to their own employment agreements. Pursuant to the Combination: (i) certain directors and stockholders affiliated with certain directors received shares of Common Stock or options to acquire Common Stock in amounts based on their percentage ownership interest (or right to acquire such ownership interest) in Suiza-Puerto Rico, Velda Farms and Reddy Ice; (ii) stockholders of the Company, including certain directors, received certain registration rights with respect to their shares of Common Stock; (iii) Messrs. Engles and C.O. Beshears received Common Stock in exchange for certain profit interests granted as compensation for services related to the acquisition of Suiza-Puerto Rico and Velda Farms;
(iv) Mr. Nevares was paid the redemption value of certain preferred stock of Suiza-Puerto Rico; and (v) Mr. Kaminski entered into a new noncompetition and consulting agreement with the Company and received a one-time fee in connection with the termination of a preexisting consulting agreement. During the first three months of 1995, Messrs. Engles and Kaminski were paid an aggregate of $150,000 by the

Company and EMC (an affiliate of Mr. Engles) was paid an aggregate of $87,500 by the Company under management consulting agreements that were terminated at the time of the Combination. In addition, at the time of the Combination, Reddy Ice sold its minority equity interest in a plastic bag manufacturer to an entity formed by the stockholders of Reddy Ice, including Messrs. Engles and Kaminski. Pacific Mutual Life Insurance Company and an affiliate (which are affiliated with one current director of the Company and with a director who served through November 1995) held $5.0 million of the Company's Subordinated Notes at September 30, 1996. For a more detailed description of each of these transactions and relationships, see "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions". Velda Farms purchases a portion of its requirements for frozen concentrated orange juice from an entity in which Messrs. Engles, Kaminski and Madden collectively own a minority limited partner interest. Purchases by Velda Farms from this supplier totaled approximately $1.3 million in 1995. An affiliate of Robert Piccinini purchases fresh milk from Model Dairy. In addition, Model Dairy purchases certain supplies and products used in its business, primarily plastic bottles and cottage cheese, from this entity. Sales of fresh milk by Model Dairy to this entity, and purchases of supplies and products by Model Dairy from this entity totaled $15.3 million and $1.3 million, respectively, for Model Dairy's 1995 fiscal year. For a more detailed description of these transactions and this relationship, see "Certain Relationships and Related Transactions--Current Relationships and Related Transactions".

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
    Prior to the completion of the Combination in March 1995, the executive officers of the Company did not receive any compensation from the Company, although certain of these officers received compensation from Suiza-Puerto Rico, Velda Farms or Reddy Ice. Messrs. Engles, C.O. Beshears and Noll now receive compensation from Suiza Management Corporation, a wholly owned subsidiary of the Company, in accordance with their respective employment agreements. Mr. Nevares, who was formerly the President of Suiza-Puerto Rico, receives compensation from Suiza-Puerto Rico and Mr. G.O. Beshears, who was formerly the President of Reddy Ice, receives compensation from Reddy Ice.

    The following table sets forth the annual cash compensation paid or accrued by the Company to its Chief Executive Officer and its other four most highly compensated executive officers for the year ended December 31, 1995.

                                                    ANNUAL COMPENSATION
                                           -------------------------------------      LONG-TERM
                                                                   OTHER ANNUAL     COMPENSATION       ALL OTHER
                                                                   COMPENSATION   SHARES UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)  BONUS ($)      ($)(1)         OPTIONS (#)        ($)(2)
------------------------------  ---------  ----------  ----------  -------------  -----------------  -------------
Gregg L. Engles (3)...........       1995  $  299,467  $  180,000       --              138,000           --
  Chairman of the Board and
  Chief Executive Officer

Cletes O. Beshears............       1995     291,509     175,300       --              138,000           --
  President

Hector M. Nevares.............       1995     280,000      92,400       --               34,500           --
  Vice Chairman of the Board

Gayle O. Beshears.............       1995     216,711      95,172       --               34,500        $   9,019
  Executive Vice President

Tracy L. Noll.................       1995     160,000      43,200       --               77,625           --
  Vice President and Chief
  Financial Officer

------------------------

(1) In each case, the aggregate value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) The amounts shown in the "All Other Compensation" column consist of contributions by the Company to a 401(k) plan on behalf of the named executive.
(3) Reflects only payments for the nine months following completion of the Combination prior to which no compensation was paid by any of the Combined Entities.

OPTION AND RESTRICTED STOCK PLAN

    In March 1995, the Board of Directors of the Company adopted the Option and Restricted Stock Plan, which provides for grants of incentive and nonqualified stock options and awards of restricted stock to directors and key employees of the Company and its subsidiaries. The Option and Restricted Stock Plan permits grants and awards covering up to 1,069,500 shares of Common Stock, provided that no more than 379,500 shares may be awarded as restricted stock. Any shares subject to unexercised portions of stock options that terminate or subject to restricted stock awards that fail to vest and are forfeited may be reissued under new stock option grants or restricted stock awards. At November 30, 1996, options to purchase an aggregate of 864,478 shares of Common Stock and 6,250 shares of restricted stock were outstanding under the Option and Restricted Stock Plan and an additional 196,772 shares were available for future grants. The Company also has options to purchase an aggregate of 579,760 shares outstanding under the Exchange Stock Option and Restricted Stock Plan (the "Exchange Plan"). See "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--The Combination--Stock Options".

    The Option and Restricted Stock Plan is administered by a committee of disinterested directors (the "Stock Option Committee"), which has the authority to determine who will receive stock options or restricted stock, the number of shares of Common Stock subject to such stock options or restricted stock awards, and the terms of such stock options or restricted stock awards, including the exercise price of the stock options and any vesting periods.

    In accordance with the Option and Restricted Stock Plan, the exercise price of stock options will not be less than the fair market value of the Common Stock on the date of grant, as determined by the Stock Option Committee, and in the case of an incentive stock option granted to an employee owning 10% of the Common Stock of the Company on the date of grant, not less than 110% of the fair market value. The Option and Restricted Stock Plan permits the exercise of stock options by delivery of shares of Common Stock owned by the optionee in lieu of or in addition to cash or by financing made available by the Company. The Option and Restricted Stock Plan also permits the Stock Option Committee to grant stock options with terms that provide for acceleration of vesting upon a change in control.

    During 1995, options to purchase an aggregate of 477,825 shares of Common Stock at $10.51 per share were granted under the Option and Restricted Stock Plan. The following table provides information regarding stock options granted during 1995 to the executive officers of the Company named in the Summary Compensation Table.

                           OPTION GRANTS DURING 1995

                                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                          -----------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                               % OF TOTAL                                RATES OF STOCK PRICE
                                              NUMBER OF          OPTIONS                               APPRECIATION FOR OPTION
                                              SECURITIES       GRANTED TO     EXERCISE                         TERM (2)
                                          UNDERLYING OPTIONS    EMPLOYEES       PRICE     EXPIRATION   ------------------------
NAME                                        GRANTED (#)(1)     DURING 1995    ($/SHARE)      DATE        5% ($)      10% ($)
----------------------------------------  ------------------  -------------  -----------  -----------  ----------  ------------
Gregg L. Engles.........................         138,000            29.1%     $   10.51     3/31/2005  $  911,897  $  2,310,927
Cletes O. Beshears......................         138,000            29.1          10.51     3/31/2005     911,897     2,310,927
Hector M. Nevares.......................          34,500             7.3          10.51     3/31/2005     227,974       577,732
Gayle O. Beshears.......................          34,500             7.3          10.51     3/31/2005     227,974       577,732
Tracy L. Noll...........................          77,625            16.4          10.51     3/31/2005     512,942     1,299,896

------------------------
(1) Excludes options granted in the Combination pursuant to the Exchange Plan in exchange for the cancellation of options granted in prior years by the Combined Entities. See "Certain Relationships and Related
    Transactions--Historical Relationships and Related Transactions--The Combination-- Stock Options".

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

    The following table provides information regarding the exercise of stock options during 1995 and the year-end option values.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                          OPTIONS AT YEAR END (#)        AT YEAR END ($)(1)
                                         SHARES ACQUIRED      VALUE      --------------------------  ---------------------------
NAME                                     ON EXERCISE (#)  REALIZED ($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------  ---------------  -------------  -----------  -------------  ------------  -------------
Gregg L. Engles........................        --              --            --            138,000   $    --        $   250,000
Cletes O. Beshears.....................        --              --             1,766        145,065          9,757       289,028
Hector M. Nevares......................        --              --            --             34,500        --             62,500
Gayle O. Beshears......................        --              --           281,645         34,500      3,362,596        62,500
Tracy L. Noll..........................        --              --            --             77,625        --            140,625

------------------------

(1) The value of in-the-money options at year-end is based on the fair market value of $12.32 per share of Common Stock, as determined by the Stock Option Committee of the Board of Directors in connection with the grant of options under the Option and Restricted Stock Plan as of January 1, 1996.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

    The Company entered into employment agreements with Messrs. Engles and C.O. Beshears in March 1995, pursuant to which Mr. Engles serves as Chairman of the Board and Chief Executive Officer of the Company and Mr. C.O. Beshears serves as President of the Company. The employment agreements provide that Messrs. Engles and C.O. Beshears will receive annual base salaries of $400,000 and $350,000, respectively, as well as incentive cash bonuses. If certain minimum levels of net income are met, Mr. Engles and Mr. C.O. Beshears may earn an incentive cash bonus of up to 100% and 90%, respectively, of their respective annual base salaries. Based on the Company's net income during 1995, Mr. Engles received an incentive cash bonus of $180,000 and Mr. C.O. Beshears received an incentive cash bonus of $141,750. The Board of Directors is required to review cash compensation arrangements for Messrs. Engles and C.O. Beshears annually and provide for such increases as may be warranted in accordance with the Company's policies.

    The employment agreements of Messrs. Engles and C.O. Beshears had initial terms of three years, but have been extended until March 31, 1999. These agreements may be terminated by the Company prior to completion of the term upon the death or disability of the employee, "with cause", or in the event the employee materially breaches the agreement. As defined in the employment agreements, the term "with cause" means any termination of the employee for: (i) commission of an act of fraud or embezzlement against the Company; (ii) conviction of a felony or a crime involving moral turpitude; (iii) gross negligence or willful misconduct in performing the employee's duties; or (iv) breach of fiduciary duty in connection with the employee's employment. Messrs. Engles' and C.O. Beshears' employment agreements also contain two-year non-compete provisions, which apply if the respective employee is terminated with cause or in the event the employee materially breaches the agreement.

    Hector M. Nevares serves as Vice Chairman of the Board and receives an annual base salary of $280,000 and an annual bonus equal to 33% of his base salary, pursuant to an employment agreement entered into in December 1993 and amended in March 1995. Mr. Nevares may earn up to an additional 27% (or a combined maximum of up to 60%) of his annual base salary if certain minimum levels of operating income are met at Suiza-Puerto Rico. Based on operating income at Suiza-Puerto Rico during 1995, Mr. Nevares received an incentive cash bonus of $92,400 for 1995. The Company is required to review Mr. Nevares' cash compensation arrangements annually and provide for such increases as may be warranted in accordance with the Company's policies. The agreement had an initial term expiring on

December 15, 1996, but has been extended until March 31, 1999. This Agreement is terminable by the Company prior to the completion of its term only upon the death or disability of Mr. Nevares or "for cause". As defined in Mr. Nevares' employment agreement, the term "for cause" means any termination of the employee for: (i) misconduct or action damaging or detrimental to the Company; (ii) engaging in conduct that would constitute a crime; (iii) the use, possession, sale, transportation, distribution or being under the influence of a controlled substance other than as prescribed by a licensed physician; or (iv) misappropriation of the Company's funds or conviction of a crime involving a felony. Mr. Nevares' employment agreement contains a five-year non-compete provision, which applies upon termination of his employment agreement for any reason.

    Mr. G.O. Beshears has agreed to a three-year noncompetition covenant, which applies if he is terminated for any reason.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation provides, consistent with the provisions of the Delaware General Corporation Law, that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director: (i) has breached his duty of loyalty to the Company and its stockholders; (ii) does not act in good faith or, in failing to act, does not act in good faith; (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) has derived an improper personal benefit. The provisions of the Certificate of Incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under causes of action based on federal law.

    The Company's Certificate of Incorporation provides for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company intends to purchase and maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or executive officers or arising out of such status.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CURRENT RELATIONSHIPS AND RELATED TRANSACTIONS

    As of September 30, 1996, John Hancock and Pacific Mutual held $31.0 million and $5.0 million, respectively, of the Company's outstanding Subordinated Notes. In April 1996, John Hancock Mutual Life Insurance Company and an affiliate ("John Hancock") and Pacific Mutual Life Insurance Company and an affiliate ("Pacific Mutual") were paid approximately $14.0 million (including approximately $1.4 million in prepayment penalties) and approximately $3.5 million (including approximately $0.4 million in prepayment penalties), respectively, from the net proceeds from the IPO in repayment of the 15% Subordinated Notes, together with accrued interest on the principal amounts repaid.

    The Company purchases plastic bags for use in its ice business from a plastic bag manufacturer in which certain affiliates of the Company own a minority equity interest. The seller principally manufactures bread bags. The Company's purchases from this supplier totaled approximately $347,000 through November 30, 1996. Management believes that the terms of the purchase orders are at least as favorable to the Company as could have been obtained in an arms'-length transaction with an unaffiliated third party. See "--Historic Relationships and Related Transactions--Other Historic Relationships and Related Transactions".

    Velda Farms purchases a portion of its requirements for frozen concentrated orange juice from an entity in which Messrs. Engles, Kaminski and Madden collectively own a minority limited partner interest. Velda Farms has no written agreement with this supplier, and all purchases are based on purchase orders. Management of Velda Farms monitors the market price for frozen concentrated orange juice by maintaining contact with a number of potential suppliers and purchases the product from the supplier offering the lowest price, inclusive of delivery and other service charges. Management believes that the terms of the purchase orders are at least as favorable to the Company as could be obtained in an arms'-length transaction with an unaffiliated third party. Purchases by Velda Farms from this supplier totaled approximately $457,000 in 1994, $1.3 million in 1995 and $1.6 million through November 1996.

    An affiliate of Robert Piccinini purchases fresh milk from Model Dairy. Sales of fresh milk by Model Dairy to this entity totaled approximately $15.0 million, $15.3 million and $16.0 million, respectively, for Model Dairy's 1994, 1995 and 1996 fiscal years. This entity is Model Dairy's largest customer. In addition, Model Dairy purchases certain supplies and products used in its business, primarily plastic bottles and cottage cheese, from this entity. Purchases of these items by Model Dairy from this entity totaled approximately $1.3 million, $1.3 million and $1.4 million, respectively, for Model Dairy's 1994, 1995 and 1996 fiscal years.
    In connection with the Combination, the Company granted certain registration rights to the Predecessor Owners (defined below) and issued new options in exchange for options previously granted by the Combined Entities. The Company will have ongoing obligations with respect to these registration rights and stock options. See "--Historic Relationships and Related Transactions--The Combination--Registration Rights" and "--Historic Relationships and Related Transactions--The Combination--Stock Options".

HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS

    ACQUISITIONS

    In December 1993, Suiza Holdings, L.P. (the "Suiza Partnership") (one of the Combined Entities) purchased Suiza-Puerto Rico from the Nevares family. The total purchase price was $99.4 million, which included: (i) a cash payment of $85.9 million to the Nevares family; (ii) the payment of certain liabilities to third parties at closing; (iii) preferred stock of Suiza-Puerto Rico with an aggregate liquidation preference of $5.0 million, which was issued to Mr. Nevares and his sister; and (iv) preferred stock of Suiza-Puerto Rico with an aggregate annual dividend of $50,000, which was issued to Mr. Nevares. The cash portion of the purchase price and payments made to third parties at closing were financed with the proceeds from the following: (i) the issuance by the Suiza Partnership and its general partner of $15.0 million of equity to certain investors (collectively, the "Predecessor Owners"), including John Hancock, Pacific Mutual, Canaan Capital Limited Partnership and an affiliate ("Canaan") and Messrs. Engles, C.O. Beshears, Nevares and Madden, each of whom is a director and/or executive officer of the Company; (ii) the issuance by the Suiza Partnership of $25.0 million in principal amount of subordinated indebtedness (including lender warrants), to John Hancock and Pacific Mutual; and (iii) a portion of the proceeds from an aggregate $72.0 million senior term loan and revolving line of credit provided by The Chase Manhattan Bank, N.A. to Suiza-Puerto Rico. The $15.0 million of equity issued by the Suiza Partnership and its general partner to the Predecessor Owners included limited partnership interests of the Suiza Partnership and shares of common stock of its general partner. The $15.0 million purchase price paid by the Predecessor Owners for this equity was determined through arms'-length negotiations among the Predecessor Owners.
    In April 1994, Velda Holdings, L.P. (the "Velda Partnership") (one of the Combined Entities) and its general partner purchased Velda Farms from The Morningstar Group Inc. The total purchase price was $54.8 million, which included: (i) a cash payment of $48.4 million; and (ii) preferred stock of Velda Farms with a liquidation preference of $3.0 million. The cash portion of the purchase price was financed with the proceeds from the following: (i) the issuance by the Velda Partnership, its general partner and one of its subsidiaries of $6.2 million of equity to the Predecessor Owners, including John Hancock, Pacific Mutual, Canaan, and Messrs. Engles, C.O. Beshears, Nevares and Madden; (ii) the issuance by the Velda Partnership of $14.0 million in principal amount of subordinated indebtedness (including lender warrants) to John Hancock and Pacific Mutual; and (iii) a portion of the proceeds from an aggregate $34.5 million senior term loan and revolving line of credit provided by a group of banks to Velda Farms. The $6.2 million of equity issued by the Velda Partnership, its general partner and one of its subsidiaries included limited partnership interests of the Velda Partnership, shares of common stock of its general partner and shares of common stock of a subsidiary of the Velda Partnership. The $6.2 million purchase price for this equity was determined through arms'-length negotiations among the Predecessor Owners.
    THE COMBINATION
    As a result of the Combination, the Company became a holding company for Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combined Entities were corporations and partnerships originally formed to acquire Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combined Entities and Predecessor Owners entered into an agreement (the "Combination Agreement") pursuant to which certain mergers, exchanges and related transactions were consummated simultaneously. Pursuant to the Combination Agreement, all of the Predecessor Owner's equity interests in the Combined Entities were converted into shares of Common Stock, or options to acquire shares of Common Stock, of the Company.
    The exchange ratios for conversion or exchange in the Combination of the pre-existing equity interests in the Combined Entities were determined through negotiations among the Combined Entities and the Predecessor Owners as to the relative values of Suiza-Puerto Rico, Velda Farms and Reddy Ice. These relative values, expressed as a percentage of the value of the Company, are as follows:

Suiza-Puerto Rico..........................................      51.02%
Velda Farms................................................      13.74%
Reddy Ice..................................................      35.24%

Based on these relative values, the Predecessor Owners of Suiza-Puerto Rico received shares of Common Stock and options to acquire shares of Common Stock in the Combination in an aggregate amount equal to 51.02% of the 6,900,002 shares of Common Stock outstanding or subject to options immediately after the Combination (excluding options granted under the Option and Restricted Stock
Plan). The Predecessor Owners of Velda Farms and Reddy Ice likewise received shares of Common Stock and options to acquire shares of Common Stock in an aggregate amount equal to 13.74% and 35.24%, respectively, of such 6,900,002 shares. Each of the Predecessor Owners received shares or options to acquire shares of Common Stock in an amount equal to such Predecessor Owner's percentage ownership interest or right to acquire such ownership interest on a fully diluted basis in Suiza-Puerto Rico, Velda Farms or Reddy Ice, multiplied by the aggregate number of shares of Common Stock and shares of Common Stock subject to options to be received by the Predecessor Owners in Suiza-Puerto Rico, Velda Farms and Reddy Ice, as applicable. The options held in Suiza-Puerto Rico, Velda Farms or Reddy Ice were exchanged for options to acquire the same number of shares of Common Stock as the holders of the predecessor options would have acquired if they had exercised such options prior to the Combination and then exchanged the equity acquired upon such exercise for shares of Common Stock in the Combination. Each of the new options has substantially the same terms as the predecessor option for which it was exchanged, with the same aggregate exercise price and vesting schedule. See "--Stock Options".

    As discussed in more detail in the following table, certain executive officers, directors and 5% stockholders of the Company received certain benefits in connection with the Combination.
        COMMON STOCK RECEIVED IN THE COMBINATION

    The following table reflects, for each of the executive officers, directors and 5% stockholders of the Company, for all such officers, directors and 5% stockholders as a group and for all the Predecessor Owners as a group: (i) the number of shares of Common Stock received (of record and beneficially) in the Combination for his or its equity interests in the Combined Entities; (ii) the aggregate cost to such person or group of the shares of Common Stock received in the Combination (which is the aggregate amount of the investment by such person or group in the Combined Entities); and (iii) the resulting average cost per share of the shares of Common Stock received in the Combination by each such person or group for his or its equity interests in the Combined Entities:

                                                                        SHARES OF
                                                                       COMMON STOCK   AGGREGATE COST
                                                                       RECEIVED IN     OF SHARES OF
                                                                           THE         COMMON STOCK   AVERAGE COST
NAME                                                                   COMBINATION       RECEIVED       PER SHARE
--------------------------------------------------------------------  --------------  --------------  -------------
Gregg L. Engles.....................................................    1,352,169(1)   $    932,500     $    0.69
Cletes O. Beshears..................................................       50,489           220,000          4.36
Hector M. Nevares...................................................      317,767         2,100,000          6.61
Gayle O. Beshears...................................................       16,370            45,000          2.75
William P. Brick....................................................        --              --             --
Tracy L. Noll.......................................................        --              --             --
John W. Madden......................................................       51,495(2)         71,000          1.38
Robert L. Kaminski..................................................      865,367(1)         52,000          0.06
P. Eugene Pender....................................................        --              --             --
Robert Bartholomew..................................................        --   (3)        --             --
Robert Piccinini....................................................        --              --             --
Stephen L. Green....................................................      847,379(4)      5,600,000          6.61
John Hancock........................................................    1,542,418(5)      9,008,543          5.84
Pacific Mutual......................................................      968,745(6)      6,281,363          6.48
Canaan..............................................................      847,379(7)      5,600,000          6.61
All executive officers, directors and 5% stockholders as a group....    6,012,199        24,310,406          4.05
All Predecessor Owners as a group...................................    6,313,479        25,592,520          4.05

------------------------

(1) Includes 11,757 shares that are held subject to an option in favor of Mr. Madden.

(2) Excludes 11,757 shares held by each of Messrs. Engles and Kaminski subject to options in favor of Mr. Madden.

(3) Excludes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Co., each of which exercises independent voting and investment power with respect to such shares. Mr. Bartholomew, who is an officer of Pacific Mezzanine Associates, Inc., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, disclaims beneficial ownership of such shares.

(4) Consists solely of shares owned by Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Mr. Green may be deemed to share beneficial ownership of such shares since he serves as a general partner of Canaan Capital Partners, L.P., the general partner of such entities (the "Canaan General Partner"), and shares voting and investment power with the other general partners of the Canaan General Partner.

(5) Includes 1,515,977 shares held by John Hancock Mutual Life Insurance Company and 26,441 shares held by John Hancock Life Insurance Company of America, an indirect, wholly owned subsidiary of John Hancock Mutual Life Insurance Company.

(6) Includes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Co., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares.

(7) Includes 90,520 shares held by Canaan Capital Limited Partnership and 756,859 shares held by Canaan Capital Offshore Limited Partnership, C.V. The Canaan General Partner exercises sole voting and investment power with respect to such shares.

        REGISTRATION RIGHTS
    Pursuant to the Combination Agreement, the Predecessor Owners received three demand registration rights and incidental (or piggyback) registration rights with respect to their shares of Common Stock, subject to certain limitations. See "Shares Eligible for Future Sale".

        STOCK OPTIONS
    In connection with the Combination, the Company's Board of Directors adopted the Exchange Plan. Pursuant to the Exchange Plan, outstanding stock options granted by certain of the Combined Entities (the "Predecessor Options"), including Predecessor Options granted to certain executive officers and directors of the Company, were converted into options to acquire an aggregate of 586,523 shares of Common Stock of the Company, representing the number of shares of Common Stock that the holders of such Predecessor Options would have acquired if they had exercised such Predecessor Options prior to the Combination and then exchanged the equity acquired upon such exercise for shares of Common Stock in the Combination. Each option granted under the Exchange Plan has substantially the same terms as the Predecessor Option for which it was exchanged, with the same aggregate exercise price and vesting schedule. See "--Stock Options". Pursuant to the Exchange Plan, the Company granted Messrs. C.O. Beshears and G.O. Beshears options to purchase 8,831 shares and 281,645 shares of Common Stock at a per share exercise price of $6.79 per share and $0.03 per share, respectively. The options granted to Mr. C.O. Beshears are subject to certain vesting requirements. In addition, under the Exchange Plan, restricted stock in OC Holdings, Inc. (one of the Combined Entities) previously granted to certain executive officers, directors and employees of the Company was converted into a total of 35,321 shares of Common Stock of the Company, which shares are subject to certain restrictions on transfer. Messrs. Engles and C.O. Beshears received 9,566 shares and 11,774 shares, respectively, of restricted stock in the Company in exchange for the restricted stock in OC Holdings, Inc. owned by each of them. All shares of restricted stock awarded under the Exchange Plan vested immediately on grant. No additional options will be granted and no additional shares of restricted stock will be awarded under the Exchange Plan.

        PROFITS INTERESTS
    At the time of the Combination, Engles Dairy Holdings, Inc. ("EDH"), which was partially owned by Messrs. Engles and C.O. Beshears, received shares of Common Stock in exchange for EDH's profits interests in the Suiza Partnership and its general partner and the Velda Partnership and its general partner. These profits interests were granted to EDH as compensation for the services of EMC (Engles Management Corporation, an affiliate of Mr. Engles), in identifying, structuring and negotiating the Suiza-Puerto Rico and Velda Farms acquisitions. EDH's profits interests in such entities were fixed by mutual agreement of the partners of the Suiza Partnership and the Velda Partnership. Following the Combination, EDH was dissolved and the shares of Common Stock it received in the Combination were distributed to its stockholders. As a result, Messrs. Engles, C.O. Beshears and Madden received 359,364 shares, 17,530 shares and 40,902 shares of Common Stock, respectively.

        REPAYMENT OF DEBT
    At the time of the Combination, along with $1.0 million in prepayment penalties, the Company repaid $16.5 million in principal amount of senior indebtedness and $500,000 in principal amount of junior subordinated indebtedness owed to John Hancock by Reddy Ice, including interest accrued thereon through the date of the Combination. In addition, Suiza Foods assumed the obligations of the Combined Entities to John Hancock and Pacific Mutual with respect to an aggregate of approximately $50.7 million in principal amount of subordinated notes pursuant to a restated note purchase agreement.

        REDEMPTION OF PREFERRED STOCK
    Pursuant to the Combination, the Company paid an aggregate of approximately $5.0 million to redeem the shares of preferred stock issued to Hector M. Nevares and his sister and additional shares of preferred stock issued to Mr. Nevares by certain operating subsidiaries of Suiza-Puerto Rico in December 1993. The Company also paid accrued dividends on these shares of preferred stock.

        INVESTMENT BANKING AND CONSULTING FEES

    EMC and Cletes O. Beshears received transaction fees in 1994 of $1.0 million and $150,000, respectively, in connection with the acquisition of Velda Farms. EMC is an investment banking and consulting firm owned by Gregg L. Engles. EMC paid an aggregate of $225,000 from the transaction fees it received in the Suiza-Puerto Rico and Velda Farms acquisitions to John W. Madden for his services in connection with such acquisitions. EMC received an additional fee of $50,000 in November 1994 in connection with the acquisition of Flav-O-Rich by Velda Farms. Since the Combination, the Company has not paid any investment banking or consulting fees to EMC, and the Company does not intend to pay any such fees in the future.

        STRATEGIC SERVICES AND MANAGEMENT CONSULTING AGREEMENTS

    At the time of the acquisition of Suiza-Puerto Rico in 1993, EMC entered into a Strategic Services Agreement with Suiza-Puerto Rico pursuant to which Suiza-Puerto Rico agreed to pay EMC an annual consulting fee of $200,000 for an initial term of three years ending in December 1996. During the year ended December 31, 1994 and during the three months ended March 31, 1995, Suiza-Puerto Rico paid approximately $200,000 and $50,000, respectively, under this agreement. Pursuant to this agreement, EMC provided management consulting services relating to strategic and financial matters, including consultation regarding strategic acquisitions, business strategies and financial planning. EMC entered into a similar agreement with Velda Farms pursuant to which Velda Farms agreed to pay EMC an annual consulting fee of $150,000 for an initial term of three years ending in April 1997. During the period from April 10, 1994 to December 31, 1994 and during the three months ended March 31, 1995, Velda Farms paid approximately $107,500 and $37,500 under this agreement. As part of the Combination, EMC terminated these agreements.

    In connection with the merger of Reddy Ice with an affiliate and the related debt financing in September 1992, Reddy Ice entered into management consulting agreements with Gregg L. Engles and Robert L. Kaminski pursuant to which Reddy Ice paid each of them a consulting fee of $25,000 per month for an initial term of ten years, ending in September 2002. Under the agreements, Messrs. Engles and Kaminski provided management consulting services similar to those provided by EMC to Suiza-Puerto Rico and Velda Farms. Reddy Ice paid Messrs. Engles and Kaminski an aggregate of $600,000 during the year ended December 31, 1994 and paid an aggregate of $150,000 during the three-month period ended March 31, 1995 under the agreements, which were terminated at the time of the Combination.
    In connection with the Combination, Mr. Kaminski entered into a new noncompetition and consulting agreement with the Company pursuant to which he received $12,500 per month in exchange for consulting services, including assisting the Company in identifying acquisition or merger candidates engaged in the business of manufacturing, distributing or selling fragmentary or block ice and in negotiating and completing such acquisitions or mergers. This agreement terminated upon completion of the IPO. The Company paid Mr. Kaminski a one-time fee of $500,000 in connection with the termination of his preexisting management consulting agreement and the execution of his new noncompetition and consulting agreement.

    OTHER HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the formation in June 1994 of a bread bag manufacturer in which Reddy Ice was a minority investor, KECC received a transaction fee of $200,000 and a profits interest in the manufacturer. In addition, Reddy Ice issued $1.5 million in aggregate principal amount of junior subordinated pay-in-kind notes and lender warrants to purchase shares of common stock of Reddy Ice to John Hancock. The proceeds from these notes were used primarily to finance Reddy Ice's investment in the bread bag manufacturer. The warrants entitled John Hancock to purchase an aggregate of 34,127 shares of Reddy Ice common stock for an exercise price of $20.00 per share, subject to adjustment. John Hancock exercised these Reddy Ice lender warrants immediately prior to the Combination and exchanged the shares of Reddy Ice common stock acquired upon such exercise for 80,243 shares of the Company's Common Stock. Contemporaneously with the completion of the Combination, Reddy Ice sold its interest in the bread bag manufacturer to an entity formed by the equity owners of Reddy Ice at the same price Reddy Ice paid for such interest, including expenses related to the investment. In connection with this sale, this entity assumed the $1.7 million in junior subordinated pay-in-kind notes previously issued to John Hancock. John Hancock and Messrs. Engles, Kaminski, G.O. Beshears and Madden (as former equity owners of Reddy Ice) now beneficially own minority interests in the bag manufacturer. See "--Current Relationships and Related Transactions".

    Reddy Ice paid approximately $54,000 and $64,000 in life insurance premiums for Gregg L. Engles and Robert L. Kaminski, respectively, during 1994. Pursuant to a buy-sell provision contained in a shareholders' agreement, Reddy Ice, as beneficiary under the policies, was required to utilize the proceeds of such policies to purchase Mr. Engles' and Mr. Kaminski's equity interests in Reddy Ice from their estates. As part of the Combination, this agreement was terminated.

FUTURE TRANSACTIONS

    Although the Company has no present intention to do so, it may in the future enter into other transactions and agreements incident to its business with its directors, officers, principal stockholders and other affiliates. The Company has no current procedure to resolve conflicts of interest arising from affiliated transactions; however, the Company intends for all such transactions and agreements to be on terms no less favorable to the Company than those obtainable from unaffiliated third parties on an arms'-length basis. In addition, all such transactions will be approved by a majority of the Company's disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS
    The following table sets forth the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; (iv) all executive officers and directors as a group; and (v) each Selling Stockholder as of September 30, 1996 and as adjusted to reflect the sale of shares in the Offering.

                                                    SHARES BENEFICIALLY OWNED
                                                       BEFORE THE OFFERING       NUMBER OF    SHARES BENEFICIALLY OWNED AFTER
                                                   ----------------------------  SHARES TO              THE OFFERING
                                                      NUMBER OF                  BE SOLD IN  ----------------------------------
                                                       SHARES       PERCENT OF      THE      NUMBER OF SHARES     PERCENT OF
NAME OF BENEFICIAL OWNER                           OF COMMON STOCK   CLASS (1)    OFFERING    OF COMMON STOCK        CLASS
-------------------------------------------------  ---------------  -----------  ----------  -----------------      -------
Gregg L. Engles..................................    1,366,544(2)         12.7
Cletes O. Beshears...............................      124,171(3)          1.2
Hector M. Nevares................................      330,992(4)          3.1
Tracy L. Noll....................................       35,075(5)        *
Gayle O. Beshears................................      311,240(6)          2.8
Robert L. Kaminski...............................      684,518(7)          6.4
P. Eugene Pender.................................        7,400(8)        *
Robert Bartholomew...............................        --   (9)       --
Robert Piccinini.................................        6,900(10)       *
Stephen L. Green.................................      847,379(11)         7.9
John Hancock.....................................    1,723,267(12)        16.0
Pacific Mutual...................................      968,745(13)         9.0
Canaan...........................................      847,379(14)         7.9
T. Rowe Price Small-Cap Value Fund...............      625,000(15)         5.8
All executive officers and directors as a group
  (12 persons)...................................    3,777,789            33.7

------------------------

*   Less than 1%

(1) Percentages are based on the total number of shares outstanding, plus the total number of outstanding options that are exercisable within 60 days.

(2) Includes 50,600 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days and 11,757 shares subject to an option granted by Mr. Engles in favor of John W. Madden. Mr. Engles' address is 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.

(3) Includes 56,432 shares subject to options granted under the Option and Restricted Stock Plan and the Exchange Plan that are exercisable within 60 days.

(4) Includes 69,264 shares held by Neva Holdings, Inc., a company wholly owned by Mr. Nevares and his family, and 13,225 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.

(5) Includes 28,175 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.

(6) Includes 294,870 shares subject to options granted under the Option and Restricted Stock Plan and the Exchange Plan that are exercisable within 60 days.

(7) Includes 11,757 shares subject to an option granted by Mr. Kaminski in favor of John W. Madden. Mr. Kaminski's address is 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.

(8) Includes 6,900 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.

(9) Excludes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares. Mr. Bartholomew, who is an officer of Pacific Mezzanine Associates, Inc., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, disclaims beneficial ownership of such shares.

(10) Consists of shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.

(11) Consists solely of shares owned by Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Mr. Green may be deemed to share beneficial ownership of such shares since he serves as a general partner of the Canaan General Partner and shares voting and investment power with the other general partners of the Canaan General Partner. Mr. Green's address is c/o Canaan Capital, 105 Rowayton Avenue, Rowayton, Connecticut 06853.

(12) Includes 1,694,447 shares held by John Hancock Mutual Life Insurance Company and 28,820 shares held by John Hancock Life Insurance Company of America, an indirect, wholly owned subsidiary of John Hancock Mutual Life Insurance Company. John Hancock's address is T-50th Floor, 200 Clarendon Street, Boston, Massachusetts 02117.

(13) Includes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Co., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares. Pacific Mutual's address is 700 Newport Center Drive, Newport Beach, California 92660.

(14) Includes 90,520 shares held by Canaan Capital Limited Partnership and 756,859 shares held by Canaan Capital Offshore Limited Partnership, C.V. The Canaan General Partner exercises sole voting and investment power with respect to such shares. Canaan's address is 105 Rowayton Avenue, Rowayton, Connecticut 06853.

(15) T. Rowe Price Small-Cap Value Fund's address is 100 East Pratt Street, Baltimore, Maryland 21202.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 21,000,000 shares, of which 20,000,000 shares are Common Stock, par value $.01 per share, and 1,000,000 shares are Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there were 10,741,729 shares of Common Stock issued and outstanding (including 6,250 shares of restricted stock awarded under the Option and Restricted Stock Plan) and 579,760 shares reserved for issuance upon exercise of options granted pursuant to the Exchange Plan. In addition, 1,061,250 shares of Common Stock are reserved and remain available for issuance upon exercise of options or as grants of restricted stock under the Option and Restricted Stock Plan, of which options to purchase a total of 864,478 shares of Common Stock have been granted and remain outstanding. No shares of Preferred Stock are currently outstanding.

COMMON STOCK
    All outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereunder will be when issued, duly authorized, validly issued, fully paid and nonassessable. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to the Company, holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding preferred stock.
    Holders of Common Stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of Common Stock for a vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can elect all the directors. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company.

PREFERRED STOCK

    The Company is authorized to issue shares of Preferred Stock in one or more series, and to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including voting, redemption and conversion rights. The Board of Directors also may designate dividend rights and preferences in liquidation. It is not possible to state the actual effect of the authorization and issuance of additional series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. Such effects, however, might include, among other things, granting the holders of Preferred Stock priority over the holders of Common Stock with respect to the payment of dividends; diluting the voting power of the Common Stock; or granting the holders of Preferred Stock preference with respect to liquidation rights. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include: (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things: (i) mergers or consolidations; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the

Interested Stockholder; or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
    Section 203 does not apply to a business combination if: (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approves the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation, and
(b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

    The Company's Certificate of Incorporation and Bylaws contain several provisions that could have the effect of delaying, deterring or preventing the acquisition of control of the Company by means of tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of those provisions.

    CLASSIFIED BOARD OF DIRECTORS

    The Certificate of Incorporation divides the Board of Directors into three classes, with one class having an initial term of one year, one class having an initial term of two years and one class having an initial term of three years. Each class is as nearly equal in number as possible. At each annual meeting of stockholders, commencing with the annual meeting of stockholders held in 1995, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. The Company believes that a classified Board of Directors will help assure the continuity and stability of the Company's Board of Directors and the Company's business strategies and policies. The classified board provision could increase the likelihood that, in the event of a takeover of the Company, incumbent directors will retain their positions. In addition, the classified board provision will help ensure that the Company's board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    The Bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors. With a classified board, directors may only be removed "for cause" and only by the affirmative vote of a majority of the stockholders entitled to vote. As defined in the Company's Bylaws, "for cause" means: (i) commission of an act of fraud or embezzlement against the Company; (ii) conviction of a felony or a crime involving moral turpitude; (iii) gross negligence or willful misconduct in performing the director's duties to the Company or its stockholders; or (iv) breach of fiduciary duty owed to the Company. The Bylaws also provide that vacant directorships may be filled by the Board of Directors.

    SPECIAL MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide that special meetings of stockholders may be called only by the Chief Executive Officer, and shall be called by the Chief Executive Officer or the Secretary at the written request of a majority of the Board of Directors. Special meetings may not be called by the stockholders.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    The Company's Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company no later than March 1 of any calendar year (or if less than 35 days' notice of a meeting of stockholders is given, stockholder nominations must be delivered to the Secretary of the Company no later than the close of business on the seventh day following the day notice was mailed). Stockholder proposals and nominations for the election of directors at a special meeting must be in writing and received by the Secretary of the Company no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

    CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    Unissued and unreserved shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. Except pursuant to certain employee benefit plans described in this Prospectus, the Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock. One of the effects of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors determines that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

TRANSFER AGENT AND REGISTRAR
    Harris Trust and Savings Bank is the transfer agent and registrar for the Common Stock.

NASDAQ NATIONAL MARKET QUOTATION
    The Common Stock is quoted on the Nasdaq National Market under the symbol "SWZA".

                        SHARES ELIGIBLE FOR FUTURE SALE
    Upon completion of the Offering, the Company will have 12,941,729 shares of Common Stock outstanding. Of these shares, an aggregate of 3,795,000 shares sold in the IPO are, and the 2,900,000 shares sold in this Offering will be, freely tradable without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company. Under the terms of the Private Placement, the Company is required to maintain an effective registration statement for three years with respect to the 625,000 shares sold in the Private Placement. The Company filed a registration statement on Form S-1 with respect to the resale of these shares on October 1, 1996, which was declared effective on October 11, 1996. Such shares may be sold without restriction for so long as the registration statement remains effective. The Company has also filed a registration statement under the Securities Act which will allow the sale, without restriction, of Common Stock acquired upon exercise of stock options or pursuant to awards of restricted stock under the Option and Restricted Stock Plan, except for any such shares acquired by affiliates of the

Company. The 5,613,479 shares issued in the Combination and not offered for sale hereunder are "restricted securities" subject to holding period, volume and other resale restrictions under Rule 144 of the Securities Act ("Rule 144"). These shares will be eligible for sale in the public market upon expiration of the applicable holding periods under Rule 144 or sooner if registered under the Securities Act.

    Under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (129,417 shares immediately after the Offering); or
(ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and availability of current public information about the Company.
    The Predecessor Owners, all of whom received shares of Common Stock or options to purchase shares of Common Stock (collectively, the "Subject Shares") in the Combination, have an aggregate of three demand registration rights requiring the Company to use its best efforts to effect the registration of their shares under the Securities Act and applicable state securities laws. The Predecessor Owners have the right to exercise two demand registration rights until July 22, 1999, and the right to exercise one additional demand registration right commencing on July 22, 1999 and expiring on April 22, 2001. The Company is also obligated to offer the Predecessor Owners the right to include the Subject Shares owned by them in certain registration statements filed by the Company for a period expiring on April 22, 2001.

    The first demand registration right may be exercised by Predecessor Owners that collectively own at least 1,380,000 of the Subject Shares so long as at least 1,380,000 of the Subject Shares are offered for sale in an underwritten public offering. In order to exercise the first demand registration right prior to April 22, 1997, the price of the Company's Common Stock in the public market at the time of exercise must be at least $16.80, which is 120% of the initial public offering price. The second demand registration right may be exercised by Predecessor Owners that collectively own at least 1,035,000 of the Subject Shares so long as at least 1,035,000 of the Subject Shares are offered for sale in an underwritten public offering. No offering may be conducted upon exercise of the second demand registration right sooner than nine months after completion of the offering conducted upon exercise of the first demand registration right. The third demand registration right may be exercised by Predecessor Owners that collectively own at least 1,035,000 of the Subject Shares so long as at least 1,035,000 of the Subject Shares are offered for sale in an underwritten public offering. No offering may be conducted upon exercise of the third demand registration right sooner than nine months after completion of the offering conducted upon exercise of the second demand registration right. The third demand registration right will expire when none of the Predecessor Owners, other than Gregg L. Engles, owns more than 5% of the then-current fully diluted shares of Common Stock.

    The Company will have a prior right to conduct public offerings for corporate purposes and may pre-empt any registration undertaken upon exercise by the Predecessor Owners of their demand registration rights. If the Company pre-empts any demand registration, the registration will not be counted as a demand registration. If the Company pre-empts the third demand registration right so that Predecessor Owners are unable to exercise such right within the five-year period described above, then such five-year period will be extended until nine months after completion of the Company's public offering.

    The Company will choose the underwriter or underwriters to conduct the public offering of any Subject Shares upon exercise of the demand registration rights. The Company will indemnify the Predecessor Owners and their respective officers, directors and controlling persons for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by the Predecessor Owners. Except in certain limited instances, the Company is obligated to pay all expenses incidental to a demand registration, excluding underwriters' discounts and commissions.

    The Company has agreed with the Underwriters of this Offering not to offer, issue, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (except for options granted pursuant to the Option and Restricted Stock Plan) for a period of 90 days after the date of this Prospectus, without the prior written consent of Bear Stearns.

    The officers and directors of the Company and the Predecessor Owners have also agreed that for a period of 90 days after the date of this Prospectus, they will not offer, sell, agree to sell, grant any option to purchase or make any other disposition (excluding certain pledges) of any shares owned by them without the prior written consent of Bear Stearns.
    No prediction can be made as to the effect, if any, that sales of shares of Common Stock in this Offering or otherwise, or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

                                  UNDERWRITING

    The Underwriters of the Offering of Common Stock (the "Underwriters), for whom Bear, Stearns & Co. Inc. and A.G. Edwards & Sons, Inc. are acting as Representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders an aggregate of 2,900,000 shares of Common Stock. The aggregate number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below. The Underwriters are committed to purchase and pay for all of such shares of Common Stock if any are purchased.

                                                                                             NUMBER OF
UNDERWRITERS                                                                                   SHARES
-------------------------------------------------------------------------------------------  ----------
Bear, Stearns & Co. Inc. ..................................................................
A.G. Edwards & Sons, Inc...................................................................

                                                                                             ----------
  Total....................................................................................   2,900,000
                                                                                             ----------
                                                                                             ----------

    The Underwriters have advised the Company that they propose to offer 2,900,000 shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a
concession not to exceed $   per share. The selected dealers may reallow a
concession to certain other dealers not to exceed $   per share. After the
initial offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Selling Stockholders have granted to the Underwriters an option to purchase up to 435,000 additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. This option may be exercised at any time until 30 days after the date of this Prospectus. If the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Company has agreed not to offer, issue, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (except for options granted pursuant to the Option and Restricted Stock Plan) for a period of 90 days after the date of this Prospectus without the prior written consent of Bear Stearns.

    The Company's officers and directors and the Predecessor Owners have also agreed with the Underwriters not to offer, sell, agree to sell, grant any option to purchase or otherwise dispose (excluding certain pledges) of any shares owned by them for a period of 90 days after the date of this Prospectus without the prior written consent of Bear Stearns. This agreement may be released without notice to persons purchasing shares in the Offering and without notice to any market on which the Common Stock is traded.

    Certain stockholders of the Company have registration rights with respect to shares of Common Stock owned by them. See "Shares Eligible For Future Sale".

    In connection with this Offering and in accordance with Rule 10b-6A under the Exchange Act, the Underwriters and selling group members (if any) may, upon the satisfaction of certain conditions, engage in passive market making transactions in the Common Stock on the Nasdaq National Market during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of filing of the registration statement under the Securities Act pertaining to the security to be distributed.

    Bear Stearns provides the Company with investment banking services from time to time for which it receives customary compensation.

                                 LEGAL MATTERS
    The validity of the Common Stock will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Gardere & Wynne, L.L.P. A partner with Hughes & Luce, L.L.P., beneficially owns 41,795 shares of Common Stock.

                                    EXPERTS

    The consolidated financial statements of Suiza Foods Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995; the combined financial statements of Pre-Acquisition Suiza-Puerto Rico as of December 15, 1993 and for the period from December 31, 1992 to December 15, 1993; the financial statements of Pre-Acquisition Velda Farms as of April 9, 1994 and December 31, 1993 and for the period from January 1, 1994 to April 9, 1994 and for the year ended December 31, 1993; and the financial statements of Swiss Dairy, a Corporation, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein. The consolidated financial statements of Garrido & Compania, Inc. as of June 30, 1996 and 1995 and for each of the years in the three year period ended June 30, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein. The financial statements of Model Dairy, Inc. as of October 31, 1995 and 1994 and for the years then ended have been audited by Barnard, Vogler & Co., independent auditors, as stated in their report appearing herein. Such financial statements are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street,

Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of reports, registration statements, proxy and information statements filed electronically by the Company and other information regarding the Company can be obtained from the Commission's address on the world wide web: "http://www.sec.gov".

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
SUIZA FOODS CORPORATION
  Report of Independent Auditors--Deloitte & Touche LLP....................................................        F-2
  Consolidated Balance Sheets..............................................................................        F-3
  Consolidated Statements of Operations....................................................................        F-4
  Consolidated Statements of Stockholders' Equity..........................................................        F-5
  Consolidated Statements of Cash Flows....................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

PRE-ACQUISITION SUIZA-PUERTO RICO
  Report of Independent Auditors--Deloitte & Touche LLP....................................................       F-28
  Combined Balance Sheet...................................................................................       F-29
  Combined Statement of Operations.........................................................................       F-30
  Combined Statement of Stockholders' Equity...............................................................       F-31
  Combined Statement of Cash Flows.........................................................................       F-32
  Notes to Combined Financial Statements...................................................................       F-33

PRE-ACQUISITION VELDA FARMS
  Report of Independent Auditors--Deloitte & Touche LLP....................................................       F-38
  Balance Sheets...........................................................................................       F-39
  Statements of Operations.................................................................................       F-40
  Statements of Stockholders' Equity.......................................................................       F-41
  Statements of Cash Flows.................................................................................       F-42
  Notes to Financial Statements............................................................................       F-43

GARRIDO & COMPANIA, INC.
  Report of Independent Auditors--KPMG Peat Marwick LLP....................................................       F-51
  Consolidated Balance Sheets..............................................................................       F-52
  Consolidated Statements of Earnings......................................................................       F-53
  Consolidated Statements of Changes in Stockholders' Equity...............................................       F-54
  Consolidated Statements of Cash Flows....................................................................       F-55
  Notes to Consolidated Financial Statements...............................................................       F-56

SWISS DAIRY
  Report of Independent Auditors--Deloitte & Touche LLP....................................................       F-63
  Balance Sheets...........................................................................................       F-64
  Statements of Earnings and Retained Earnings.............................................................       F-65
  Statements of Cash Flows.................................................................................       F-66
  Notes to Financial Statements............................................................................       F-67

MODEL DAIRY
  Report of Independent Auditors--Barnard, Vogler & Co.....................................................       F-71
  Balance Sheets...........................................................................................       F-72
  Statements of Earnings and Retained Earnings.............................................................       F-73
  Statements of Cash Flows.................................................................................       F-74
  Notes to Financial Statements............................................................................       F-75

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Suiza Foods Corporation
Dallas, Texas

    We have audited the accompanying consolidated balance sheets of Suiza Foods Corporation and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the Combination of Suiza-Puerto Rico, Velda Farms and Reddy Ice, which has been accounted for as a pooling-of-interests, as described in Note 1 of the Notes to Consolidated Financial Statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Suiza Foods Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
February 18, 1996
(February 29, 1996, as to Note 13)

                            SUIZA FOODS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1994       1995
                                                              ---------  ---------
                                                                                     SEPTEMBER
                                                                                        30,
                                                                                       1996
                                                                                    -----------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   5,395  $   3,177   $   9,288
  Accounts receivable.......................................     29,164     31,045      47,729
  Inventories...............................................     10,747     11,346      15,853
  Prepaid expenses and other current assets.................      1,821      1,380       3,162
  Deferred income taxes.....................................        866      1,448       2,127
                                                              ---------  ---------  -----------
    Total current assets....................................     47,993     48,396      78,159
PROPERTY, PLANT AND EQUIPMENT...............................     90,874     92,715     112,280
DEFERRED INCOME TAXES.......................................                             7,792
INTANGIBLE AND OTHER ASSETS.................................    100,085     91,411     151,439
                                                              ---------  ---------  -----------
TOTAL.......................................................  $ 238,952  $ 232,522   $ 349,670
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  30,945  $  31,957   $  43,702
  Income taxes payable......................................        266      2,415         539
  Current portion of long-term debt.........................     14,683     15,578      11,637
                                                              ---------  ---------  -----------
    Total current liabilities...............................     45,894     49,950      55,878
LONG-TERM DEBT..............................................    173,327    171,745     204,316
DEFERRED INCOME TAXES.......................................      1,199      1,367

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN SUBSIDIARIES...........................      8,645
STOCKHOLDERS' EQUITY (Note 13):
  Preferred stock, par value $.01; 1,000,000 shares
    authorized, no shares issued and outstanding............
  Common stock, par value $.01; 20,000,000 shares
    authorized, 6,313,479 shares issued and outstanding at
    December 31, 1995; 10,739,729 shares issued and
    outstanding at September 30, 1996.......................          1         63         107
  Additional paid-in capital................................     20,894     31,023      89,337
  Warrants..................................................        580
  Retained earnings (deficit)...............................    (11,588)   (21,626)         32
                                                              ---------  ---------  -----------
  Total stockholders' equity................................      9,887      9,460      89,476
                                                              ---------  ---------  -----------
TOTAL.......................................................  $ 238,952  $ 232,522   $ 349,670
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                 ----------------------------------  --------------------------
                                                    1993        1994        1995         1995          1996
                                                 ----------  ----------  ----------  ------------  ------------
                                                                                            (UNAUDITED)
NET SALES......................................  $   51,675  $  341,108  $  430,466  $    325,454  $    364,611
COST OF SALES..................................      20,412     240,468     312,633       234,762       267,131
                                                 ----------  ----------  ----------  ------------  ------------
    Gross profit...............................      31,263     100,640     117,833        90,692        97,480
OPERATING COSTS AND EXPENSES:
  Selling and distribution.....................      15,434      54,248      64,289        48,295        52,215
  General and administrative...................       6,305      16,935      19,277        15,298        15,661
  Amortization of intangibles..................         822       3,697       3,703         2,865         3,200
                                                 ----------  ----------  ----------  ------------  ------------
    Total operating costs and expenses.........      22,561      74,880      87,269        66,458        71,076
                                                 ----------  ----------  ----------  ------------  ------------
INCOME FROM OPERATIONS.........................       8,702      25,760      30,564        24,234        26,404
OTHER (INCOME) EXPENSE:
  Interest expense, net........................       7,697      19,279      19,921        15,285        12,844
  Merger and other costs.......................                   1,660      10,238        10,238           571
  Other income, net............................        (419)       (268)       (469)         (406)       (3,389)
                                                 ----------  ----------  ----------  ------------  ------------
    Total other expense........................       7,278      20,671      29,690        25,117        10,026
                                                 ----------  ----------  ----------  ------------  ------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
  LOSS.........................................       1,424       5,089         874          (883)       16,378
INCOME TAXES (BENEFIT).........................           4         844       2,450         1,963        (7,495)
                                                 ----------  ----------  ----------  ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS........       1,420       4,245      (1,576)       (2,846)       23,873
EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF
  DEBT.........................................                     197       8,462         8,462         2,215
                                                 ----------  ----------  ----------  ------------  ------------
NET INCOME (LOSS)..............................  $    1,420  $    4,048  $  (10,038) $    (11,308) $     21,658
                                                 ----------  ----------  ----------  ------------  ------------
                                                 ----------  ----------  ----------  ------------  ------------
NET EARNINGS (LOSS) PER SHARE:
  Income (loss) before extraordinary loss......  $     0.57  $     0.69  $    (0.26) $      (0.47) $       2.55
  Extraordinary loss...........................                   (0.03)      (1.38)        (1.40)        (0.24)
                                                 ----------  ----------  ----------  ------------  ------------
  Net income (loss)............................  $     0.57  $     0.66  $    (1.64) $      (1.87) $       2.31
                                                 ----------  ----------  ----------  ------------  ------------
                                                 ----------  ----------  ----------  ------------  ------------
WEIGHTED AVERAGE SHARES OUTSTANDING............   2,487,174   6,156,387   6,109,398     6,041,000     9,360,539
                                                 ----------  ----------  ----------  ------------  ------------
                                                 ----------  ----------  ----------  ------------  ------------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK       ADDITIONAL                RETAINED
                                    ----------------------    PAID-IN                 EARNINGS
                                     SHARES      AMOUNT       CAPITAL     WARRANTS    (DEFICIT)    TOTAL
                                    ---------  -----------  -----------  -----------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
BALANCE, JANUARY 1, 1993..........     25,558   $  --        $   1,068    $     276   $ (16,752) $ (15,408)
  Issuance of common stock........     42,150           1       14,149                              14,150
  Issuance of warrants............                                              247        (247)    --
  Net income......................                                                        1,420      1,420
                                    ---------       -----   -----------       -----   ---------  ---------
BALANCE, DECEMBER 31, 1993........     67,708           1       15,217          523     (15,579)       162
  Issuance of common stock........     11,960                    5,677                               5,677
  Increase in market value of
    warrants......................                                               57         (57)    --
  Net income......................                                                        4,048      4,048
                                    ---------       -----   -----------       -----   ---------  ---------
BALANCE, DECEMBER 31, 1994........     79,668           1       20,894          580     (11,588)     9,887
  Issuance of common stock........     11,832                    5,080         (580)                 4,500
  Capital contribution (Note
    13)...........................                               5,111                               5,111
  Net loss........................                                                      (10,038)   (10,038)
  69 for 1 stock split (Note
    13)...........................  6,221,979          62          (62)                             --
                                    ---------       -----   -----------       -----   ---------  ---------
BALANCE, DECEMBER 31, 1995........  6,313,479          63       31,023       --         (21,626)     9,460
  Issuance of common stock
    (Unaudited)...................  4,426,250          44       58,314                              58,358
  Net income (Unaudited)..........                                                       21,658     21,658
                                    ---------       -----   -----------       -----   ---------  ---------
BALANCE, SEPTEMBER 30, 1996
  (UNAUDITED).....................  10,739,729  $     107    $  89,337    $  --       $      32  $  89,476
                                    ---------       -----   -----------       -----   ---------  ---------
                                    ---------       -----   -----------       -----   ---------  ---------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                  NINE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              --------------------------------  ----------------------
                                                                1993       1994        1995        1995        1996
                                                              ---------  ---------  ----------  ----------  ----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   1,420  $   4,048  $  (10,038) $  (11,308) $   21,658
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................      3,476      8,244       9,258       6,834       7,032
    Amortization of intangible assets, including deferred
      financing costs.......................................        995      4,876       4,686       3,749       3,776
    Gain on the sale of assets..............................        (16)      (177)       (265)        (98)         17
    Extraordinary loss from early extinguishment of debt....                   197       8,462       8,462       2,215
    Merger and other nonrecurring costs.....................                 1,660      10,238      10,238         571
    Noncash and imputed interest............................         54        483       1,087         670         236
    Minority interests......................................          8        556         101         101
    Deferred income taxes...................................                   333        (414)        287      (9,896)
    Changes in operating assets and liabilities:
      Accounts and notes receivable.........................       (259)      (108)     (1,881)     (1,491)     (7,639)
      Inventories...........................................       (344)       (73)       (599)       (916)     (1,657)
      Prepaid expenses and other assets.....................        199       (222)      1,007      (1,157)     (1,534)
      Accounts payable and other accrued expenses...........        262      4,862         716      (2,217)      1,649
      Income tax payable....................................        (16)       254         649       3,889      (1,260)
                                                              ---------  ---------  ----------  ----------  ----------
        Net cash provided by operating activities...........      5,779     24,933      23,007      17,043      15,168
                                                              ---------  ---------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................     (1,207)    (4,784)    (10,392)     (7,638)    (10,186)
  Proceeds from sale of property, plant and equipment.......        129        245         691         650         267
  Sales (purchases) of cash investments and marketable
    securities..............................................     10,880       (277)
  Increase in investments and other assets..................        (10)    (1,331)
  Cash outflows for acquisitions............................    (82,783)   (61,357)     (2,425)     (1,808)    (83,129)
                                                              ---------  ---------  ----------  ----------  ----------
        Net cash used in investing activities...............    (72,991)   (67,504)    (12,126)     (8,796)    (93,048)
                                                              ---------  ---------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt........................     90,500     67,585     154,505     146,700      89,473
  Repayment of debt.........................................    (33,520)   (30,906)   (154,387)   (145,546)    (60,620)
  Payments of deferred financing, debt restructuring and
    merger costs............................................                (1,660)     (8,972)     (8,972)     (3,220)
  Issuance of common stock, net of expenses.................     14,150      5,677       4,087       4,087      58,358
  Investments by (distributions to) minority interests......        151        (61)        (63)        (63)
  Purchase of subsidiary preferred stock....................                            (8,269)     (8,269)
                                                              ---------  ---------  ----------  ----------  ----------
        Net cash provided by (used in) financing
          activities........................................     71,281     40,635     (13,099)    (12,063)     83,991
                                                              ---------  ---------  ----------  ----------  ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      4,069     (1,936)     (2,218)     (3,816)      6,111
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      3,262      7,331       5,395       5,395       3,177
                                                              ---------  ---------  ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   7,331  $   5,395  $    3,177  $    1,579  $    9,288
                                                              ---------  ---------  ----------  ----------  ----------
                                                              ---------  ---------  ----------  ----------  ----------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996
1. THE COMBINATION

    Suiza Foods Corporation (the "Company" or "Suiza Foods") is a Delaware corporation, incorporated on September 19, 1994, for the sole purpose of entering into certain mergers, exchanges and related transactions (the "Combination"). On March 31, 1995, the Company completed the Combination pursuant to which the Company acquired Suiza Holdings, L.P. and subsidiaries ("Suiza-Puerto Rico"), Velda Holdings, L.P., Velda Holdings, Inc. and subsidiaries ("Velda Farms"), and Reddy Ice Corporation ("Reddy Ice") (collectively, the "Combined Entities") by engaging in certain mergers, exchanges and related transactions. Pursuant to the Combination, the Company issued 6,313,479 shares, as adjusted, of its common stock in exchange for all of the outstanding equity interests of Suiza-Puerto Rico, Velda Farms and Reddy Ice.
    The Company has accounted for the Combination using the pooling of interests method of accounting, whereby the assets acquired and liabilities assumed are reflected in the consolidated financial statements of the Company at the historical amounts of the Combined Entities. The operations of Suiza-Puerto Rico and Velda Farms are only included in the results of operations from the dates they were acquired in purchase business combinations (December 16, 1993, for Suiza-Puerto Rico and April 10, 1994, for Velda Farms). In connection with the Combination, the equity accounts of Suiza-Puerto Rico, Velda Farms and Reddy Ice were adjusted to allocate partners' capital and additional paid-in capital between common stock, additional paid-in capital and retained earnings based on each of the companies' historical results and the number of shares of the Company's common stock issued in the Combination.
    The Company had no operations until its acquisition of Suiza-Puerto Rico, Velda Farms and Reddy Ice in the Combination. Separate results of the Combined Entities preceding the Combination were as follows:

                                                                                   UNAUDITED
                                                                                 THREE MONTHS
                                                                                     ENDED
                                                                                   MARCH 31,
                                                            1993        1994         1995
                                                          ---------  ----------  -------------
                                                                     (IN THOUSANDS)
Revenues:
  Suiza-Puerto Rico.....................................  $   6,587  $  191,334   $    52,229
  Velda Farms...........................................                102,073        46,235
  Reddy Ice.............................................     45,088      47,701         6,412
                                                          ---------  ----------  -------------
    Total...............................................  $  51,675  $  341,108   $   104,876
                                                          ---------  ----------  -------------
                                                          ---------  ----------  -------------
Net income (loss):
  Suiza Foods...........................................  $  --      $   --       $    (7,024)
  Suiza-Puerto Rico.....................................       (130)      2,211        (4,806)
  Velda Farms...........................................                    544          (219)
  Reddy Ice.............................................      1,550       1,293        (5,941)
                                                          ---------  ----------  -------------
    Total...............................................  $   1,420  $    4,048   $   (17,990)
                                                          ---------  ----------  -------------
                                                          ---------  ----------  -------------

    Included in net income of Reddy Ice for the year ended December 31, 1994, is an extraordinary loss from early extinguishment of debt of $.2 million. In addition, included in net losses of Suiza-Puerto Rico, Velda Farms and Reddy Ice for the three-month period ended March 31, 1995 are extraordinary losses

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

1. THE COMBINATION (CONTINUED)
from the early extinguishment of debt of $5.0 million (net of income tax benefit of $.1 million), $.9 million (net of income tax benefit of $.5 million) and $2.6 million, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    BUSINESS. Effective with the Combination, the Company became the parent company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. Suiza-Puerto Rico, which includes Suiza Dairy Corporation ("Suiza Dairy"), Suiza Fruit Corporation ("Suiza Fruit") and Neva Plastics Manufacturing Corp. ("Neva Plastics"), manufactures and distributes fluid milk products and refrigerated ready-to-serve fruit drinks, and distributes refrigerated and frozen foods to various customers, including grocery stores, retail outlets and schools throughout Puerto Rico. Velda Farms manufactures and distributes fresh milk, ice cream and related products throughout peninsular Florida under its own brand names and under brands licensed from third parties. Velda Farms customers include food service accounts, convenience stores, club stores and schools. Reddy Ice manufactures and distributes ice products for retail, commercial and industrial use in Texas, Florida, Arizona, New Mexico and Nevada. The Company and its subsidiaries provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluations of their customers and maintain allowances for potential credit losses based on historical experience. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Suiza Dairy, Suiza Fruit, Neva Plastics, Velda Farms and Reddy Ice. All significant intercompany balances and transactions are eliminated in consolidation.

    INVENTORIES. Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials, spare parts and supplies and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                                     USEFUL LIFE
---------------------------------------------------------------  ------------------------------
Buildings and improvements.....................................  Ten to 40 years
Machinery and equipment........................................  Five to 20 years
Motor vehicles.................................................  Five to 15 years
Furniture and fixtures.........................................  Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS. Intangible assets include the following intangibles which are amortized over their related useful lives:

INTANGIBLE ASSET                                             USEFUL LIFE
--------------------------------------  ------------------------------------------------------
Goodwill..............................  Straight-line method over 20 to 40 years
Identifiable intangible assets:
  Customer list.......................  Straight-line method over seven to ten years
  Trademarks/trade names..............  Straight-line method over 30 years
  Noncompetition agreements...........  Straight-line method over five to ten years
Deferred financing costs..............  Interest method over the terms of the related debt
                                          (ranging from seven to 11 years)
Organization costs....................  Straight-line method over five years

    The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    INTEREST RATE AGREEMENTS. Interest rate swaps, caps and floors are entered into as a hedge against interest exposure of variable rate debt. Differences between amounts to be paid or received on these interest rate agreements designated as hedges are included in interest expense as payments are made or received. Amounts paid to acquire interest rate caps and amounts received for interest rate floors are amortized as an adjustment to interest expense over the life of the related agreement.

    REVENUE. Revenue is recognized when the product is shipped to the customer. INCOME TAXES. At the Combination date, the Company became the parent company of Suiza Dairy, Suiza Fruit, Neva Plastics, Velda Farms and Reddy Ice. Velda Farms and Reddy Ice are now included in the consolidated tax return of the Company. The Company's Puerto Rico subsidiaries, Suiza Dairy, Suiza Fruit and Neva Plastics, which are organized as Delaware companies, will be required to file separate U.S. and Puerto Rico income tax returns. Since their operations are in Puerto Rico, they are eligible for Section 936 tax credits which may reduce or eliminate U.S. income taxes due.
    Prior to the Combination, Suiza-Puerto Rico, Velda Farms and Reddy Ice were separate taxpayers and income taxes were provided for in the financial statements, where applicable, based on each company's separate income tax return. Suiza-Puerto Rico was organized as a U.S. limited partnership, which was not subject to income taxes, with its operating subsidiaries, Suiza Dairy, Suiza Fruit and Neva Plastics, organized under the laws of the Commonwealth of Puerto Rico. As a result, each of its operating subsidiaries was required to file a separate income tax return in Puerto Rico. Both before and after the Combination, Suiza Fruit and Neva Plastics were eligible through grants, with certain qualifications, for partial exemptions from Puerto Rico income, property and municipal taxes. The grants were originally made for ten-year terms and provide for a 90% exemption from income and property taxes and 60% exemption from municipal taxes. Reddy Ice historically qualified as a small business corporation under

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Section 1372 of Subchapter S of the Internal Revenue Code. Accordingly, no provision for income taxes or income tax liabilities were recorded in its financial statements since such amounts, if any, were the responsibility of the individual stockholders.
    Since prior to the Combination, certain of Suiza-Puerto Rico's operations were organized as a partnership and Reddy Ice's operations were organized as a small business corporation under Subchapter S, no income taxes were provided in the financial statements. However, had these operations been subject to corporate income taxes, available net operating losses would have been sufficient to eliminate any corporate income taxes due.

    Deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance.

    CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

    EARNINGS (LOSS) PER SHARE--The Company computes earnings per share based on the weighted average number of common shares outstanding during the year, as adjusted for the stock split (Note 13), including common equivalent shares, when dilutive. Fully diluted earnings per share are not presented since the assumed exercise of stock options and warrants would not result in a material dilutive effect.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that this new accounting principle will not have a material impact on its financial position.

    Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company intends to comply with the disclosure requirements of this new accounting principle and will not adopt fair value accounting expense recognition provisions.

    UNAUDITED INTERIM FINANCIAL STATEMENTS. The Company's balance sheet as of September 30, 1996 and the statements of operations and cash flows for the nine-month periods ended September 30, 1995 and 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the balance sheet of the Company at September 30, 1996, and the results of operations and cash flows of the Company for the nine

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) months ended September 30, 1996 and 1995 have been made. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

3. ACQUISITIONS

    Effective December 16, 1993, the Company, through its Suiza-Puerto Rico subsidiaries, acquired all of the outstanding common and preferred stock of Suiza Dairy, Suiza Fruit and Neva Plastics. The total purchase price, including related acquisition and financing costs, was approximately $99.4 million, which was funded with the proceeds from partners' capital contributions, the proceeds from the issuance of subordinated notes payable of $25.0 million, term loan and revolving credit facility advances directly to the subsidiaries of $67.0 million and preferred stock issued to the seller of $5.0 million. In connection with the refinancing of debt on March 31, 1995, the term loan, revolving credit facility advances and preferred stock were repaid as part of the Combination.

    Effective April 10, 1994, the Company, through its Velda Farms subsidiary, acquired all of the outstanding common stock of Velda Farms, Inc., a wholly owned subsidiary of The Morningstar Group, Inc. The total purchase price, including related acquisition and financing costs, was approximately $54.8 million, which was funded with the net proceeds from the issuance of common stock, the proceeds from the issuance of subordinated notes, term loan and revolving credit facility advances, and preferred stock issued to the seller. In connection with the refinancing of debt at the date of the Combination, the term loan, revolving credit facility advances and preferred stock were repaid.

    Effective June 29, 1994, Suiza Dairy acquired Mayaguez Dairy, Inc. for a total purchase price, including costs and expenses, of approximately $7.6 million, which was funded primarily by additional term loan borrowings of $7.0 million.

    Effective November 1, 1994, Velda Farms acquired all of the net assets of the Florida Division of Flav-O-Rich, Inc. The total purchase price, including related acquisition and financing costs, was approximately $5.9 million, which was funded with revolving credit agreement borrowings, along with a subordinated note payable to the seller and an amount payable to the seller upon the final purchase price settlement, which was paid subsequent to year-end.

    During 1993, 1994 and 1995, the Company's Reddy Ice subsidiary entered into noncompetition arrangements and acquired certain property, plant and equipment of eight separate ice companies for cash, including costs and expenses, of approximately $.4 million in 1993, $.3 million in 1994 and $2.4 million in 1995, along with the issuance of notes payable to the sellers of approximately $.4 million in 1993, $.4 million in 1994 and $.1 million in 1995.

    The above acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the consolidated financial statements of the Company. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

3. ACQUISITIONS (CONTINUED)
prices over the fair values of the net assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                                                    1993       1994       1995
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Purchase prices:
  Cash paid for capital stock...................................  $  82,783  $  61,357  $   2,425
  Subsidiary preferred stock issued.............................      5,000      3,000
  Notes and amounts payable to seller...........................        365      4,495         91
  Cash acquired in acquisitions.................................     12,035        142
                                                                  ---------  ---------  ---------
Total purchase prices...........................................    100,183     68,994      2,516
Fair values of net assets acquired:
  Fair values of assets acquired................................     92,680     53,590      2,317
  Liabilities assumed...........................................    (43,400)   (10,924)
                                                                  ---------  ---------  ---------
Total net assets acquired.......................................     49,280     42,666      2,317
                                                                  ---------  ---------  ---------
Goodwill........................................................  $  50,903  $  26,328  $     199
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The following table presents unaudited pro forma results of operations of the Company for the year ended December 31, 1994, as if the above 1994 acquisitions had occurred at the beginning of 1994. There was no material pro forma impact of the acquisitions in 1995.

                                                                                      (IN
                                                                                  THOUSANDS,
                                                                                  EXCEPT PER
                                                                                  SHARE DATA)
                                                                                 -------------
Net sales......................................................................   $   426,626
                                                                                 -------------
                                                                                 -------------
Income before extraordinary loss...............................................   $     7,447
                                                                                 -------------
                                                                                 -------------
Net income.....................................................................   $     7,250
                                                                                 -------------
                                                                                 -------------
Earnings per share.............................................................   $      1.14
                                                                                 -------------
                                                                                 -------------

    The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of 1994, nor do they purport to be indicative of the future results of operations of the Company.

    Subsequent to year-end, the Company, through its Velda Farms subsidiary, acquired certain assets of Skinners' Dairy, Inc. for a purchase price of $2.7 million. The acquisition was funded with additional term loan borrowings under the Senior Credit Facility. There was no material pro forma impact of the acquisition.

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

4. ACCOUNTS RECEIVABLE

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                                                 SEPTEMBER 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
Trade customers, including route receivables.............  $  24,731  $  28,435    $  40,916
Milk industry and milk price stabilization fund..........      3,539      1,839        2,489
Suppliers................................................        497        604        2,612
Customer financing receivables...........................        516        353          261
Officers and employees...................................        388        425          557
Other....................................................        709        737        2,354
                                                           ---------  ---------  -------------
                                                              30,380     32,393       49,189
Less allowance for doubtful accounts.....................     (1,216)    (1,348)      (1,460)
                                                           ---------  ---------  -------------
                                                           $  29,164  $  31,045    $  47,729
                                                           ---------  ---------  -------------
                                                           ---------  ---------  -------------

5. INVENTORIES

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                                                 SEPTEMBER 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
Pasteurized and raw milk and raw materials...............  $   3,725  $   4,278    $   6,062
Parts and supplies.......................................      3,075      3,105        4,482
Finished goods...........................................      3,947      3,963        5,309
                                                           ---------  ---------  -------------
                                                           $  10,747  $  11,346    $  15,853
                                                           ---------  ---------  -------------
                                                           ---------  ---------  -------------

6. PROPERTY, PLANT AND EQUIPMENT

                                                             DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
                                                        ----------  ----------
                                                                                SEPTEMBER 30,
                                                                                    1996
                                                                                -------------
                                                                   (IN THOUSANDS)(UNAUDITED)
Land..................................................  $   15,587  $   15,582   $    18,117
Buildings and improvements............................      30,392      33,264        41,884
Machinery and equipment...............................      42,338      47,119        60,465
Motor vehicles........................................       9,140       9,994        11,538
Furniture and fixtures................................      16,421      18,219        18,684
                                                        ----------  ----------  -------------
                                                           113,878     124,178       150,688
Less accumulated depreciation and amortization........     (23,004)    (31,463)      (38,408)
                                                        ----------  ----------  -------------
                                                        $   90,874  $   92,715   $   112,280
                                                        ----------  ----------  -------------
                                                        ----------  ----------  -------------

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

7. INTANGIBLE AND OTHER ASSETS

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994       1995
                                                          ----------  ---------
                                                                                 SEPTEMBER 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
Goodwill................................................  $   78,304  $  78,503   $   140,846
Identifiable intangibles................................      16,552     13,374        15,193
Deferred financing costs................................       9,964      6,018         4,061
Organization costs......................................         745
Investments.............................................       1,936         89            59
Deposits and other......................................       1,488        905           918
                                                          ----------  ---------  -------------
                                                             108,989     98,889       161,077
Less accumulated amortization...........................      (8,904)    (7,478)       (9,638)
                                                          ----------  ---------  -------------
                                                          $  100,085  $  91,411   $   151,439
                                                          ----------  ---------  -------------
                                                          ----------  ---------  -------------

    In 1994, the Company's Reddy Ice subsidiary invested $1.2 million, including expenses, to acquire a less than 20% partnership interest in a plastic bread bag manufacturer which was accounted for using the cost method whereby no earnings or losses are recognized until distributions are made. This investment was funded through $1.5 million of junior subordinated notes, a portion of which was required to be maintained in an investment collateral account. Immediately prior to the Combination, Reddy Ice distributed this investment to an entity formed by the stockholders of Reddy Ice at its carrying value in consideration for cash and the assumption by this entity of the existing junior subordinated note and the related investment collateral account used to fund the investment.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                                                 SEPTEMBER 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
Accounts payable.........................................  $  19,949  $  21,689    $  30,882
Accrued payroll and benefits.............................      3,468      6,965        8,767
Accrued interest.........................................      3,274      1,845           42
Amount payable for acquisition...........................      1,672                   1,004
Other....................................................      2,582      1,458        3,007
                                                           ---------  ---------  -------------
                                                           $  30,945  $  31,957    $  43,702
                                                           ---------  ---------  -------------
                                                           ---------  ---------  -------------

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

9. LONG-TERM DEBT

                                                             DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
                                                        ----------  ----------
                                                                                SEPTEMBER 30,
                                                                                    1996
                                                                                -------------
                                                                   (IN THOUSANDS)(UNAUDITED)
Senior credit facility:
  Revolving loan facility.............................  $   --      $   10,900   $     8,600
  Acquisition facility................................                                42,900
  Term loans..........................................                 123,750       127,500
Senior and subordinated debt subsequently repaid......     135,142
Subordinated notes....................................      50,430      51,101        36,000
Capital lease obligations and other...................       2,438       1,572           953
                                                        ----------  ----------  -------------
                                                           188,010     187,323       215,953
Less current portion..................................     (14,683)    (15,578)      (11,637)
                                                        ----------  ----------  -------------
                                                        $  173,327  $  171,745   $   204,316
                                                        ----------  ----------  -------------
                                                        ----------  ----------  -------------

    SENIOR CREDIT FACILITY. Simultaneously with the Combination, the Company entered into a senior credit facility (the "Senior Credit Facility") with a syndicate of banks with the Chase Manhattan Bank, N.A., as agent, providing for an aggregate senior credit facility of $160.0 million, which included: (i) a $57.0 million term loan for its mainland United States operations; (ii) a $78.0 million term loan for its Puerto Rico operations; (iii) a $20.0 million revolving credit facility for its mainland United States operations; and (iv) a $5.0 million revolving credit facility for its Puerto Rico operations. Under the terms of the Senior Credit Facility, each term loan is amortized over seven years. The revolving credit facilities expire at the end of five years. Amounts outstanding under the Senior Credit Facility bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) a base rate (Base Rate) equal to the higher of the Federal Funds rate plus 50 basis points or the Chase Manhattan Bank's prime commercial lending rate plus a margin that varies from 0 to 75 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility); or (ii) a LIBOR rate plus a margin that varies from 75 to 200 basis points depending on the Company's ratio of defined indebtedness to EBITDA. The Company pays a commitment fee on unused amounts of the revolving facility that ranges from 20 basis points to 37.5 basis points, based on the Company's ratio of debt to EBITDA. The blended interest rate in effect at December 31, 1995, on the Senior Credit Facility was 7.8%.

    Interest is payable quarterly, and scheduled principal installments on the term loan facilities are due in quarterly installments of approximately $3.8 million through March 1997, $4.4 million for each quarter thereafter through March 1998, $5.0 million for each quarter thereafter through March 2000, $5.6 million for each quarter thereafter through March 2001 and $6.3 million for each quarter thereafter through March 2002. Loans under the Senior Credit Facility are collateralized by substantially all assets. Borrowings under the revolving credit facility are limited to 85% of eligible accounts receivable and 50% of eligible inventories.

    The proceeds from this Senior Credit Facility were used to repay outstanding senior and certain subordinated debt of the Company's subsidiaries, including Suiza-Puerto Rico's and Velda Farms' term loan and revolving credit facility advances, and Reddy Ice's senior secured notes, subordinated notes,

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

9. LONG-TERM DEBT (CONTINUED)
certain junior subordinated notes, senior bridge loan and certain other debt, and to redeem the outstanding preferred stock of Suiza-Puerto Rico and Velda Farms.

    On July 19, 1996 and September 9, 1996, the Company amended its senior credit facilities. See Note 21 "Subsequent Events" for an additional discussion of these amendments.

    SUBORDINATED NOTES. On March 31, 1995, the Company issued subordinated notes in the Combination to replace certain of the existing subordinated notes of each of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The subordinated notes bear interest at rates ranging from 12% to 15% (13.2% on a weighted average basis), payable on a semiannual basis in March and September of each year, with semi-annual principal installments due in varying amounts commencing in 2001, with the remaining unpaid principal balances due at maturity on March 31, 2004. Certain of the subordinated notes contain provisions which allow the Company to pay a portion of the interest through the issuance of additional notes. The notes are subordinated to the loans under the Senior Credit Facility. On April 22, 1996 the Company repaid $15.7 million of subordinated notes. See Note 21, "Subsequent Events" for additional discussion of this repayment.

    OTHER DEBT. Other debt includes a mortgage note payable which was collateralized by one of the Reddy Ice properties, various promissory notes for the purchase of property, plant and equipment and capital lease obligations. The mortgage note payable provided for interest at the prime interest rate, plus 1%, payable monthly with principal payments through January 1996. The various promissory notes payable provided for interest at rates ranging from 10% to prime plus 1% and were payable in monthly installments of principal and interest until maturity, when the remaining principal balance was due. Capital lease obligations represent machinery and equipment financing obligations which are payable in monthly installments of principle and interest and are collateralized by the related assets financed.

    INTEREST RATE AGREEMENTS. During 1994, the Company entered into interest rate cap agreements to hedge against future impacts of increases in interest rates. The cap agreements have three-year terms and notional values of $40.0 million and $14.0 million, and cap the interest rate on LIBOR loans at 6% plus the LIBOR margin and 7.5% plus the LIBOR margin, respectively. In July 1995, the Company entered into an interest rate floor agreement and received an up-front payment of $250,000. The floor agreement expires in December 1996, has a notional value of $40.0 million and sets an interest floor of 6% plus the LIBOR margin. The up-front payment is being amortized over the life of the floor agreement. During 1995, the Company also entered into two interest rate swap agreements, which mature on June 30, 1998, to fix the interest on a notional amount of $55.0 million at a fixed cost of 6% plus the LIBOR margin. The Company has designated these interest rate agreements as hedges against its interest rate exposure on its variable rate loans under the Senior Credit Facility.

    The Company is exposed to market risk under these swap arrangements due to the possibility of exchanging a lower interest rate for a higher interest rate. The counterparties are major financial institutions and the risk of incurring losses related to credit risk is considered by the Company to be remote.

    DEBT COVENANTS. The Company's Senior Credit Facility contains various financial and other restrictive covenants and requirements that the Company maintain certain financial ratios, including leverage (computed as the ratio of the aggregate outstanding principal amount of defined indebtedness to EBITDA, as defined), fixed charges (computed as the ratio of EBITDA to defined fixed charges), interest

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

9. LONG-TERM DEBT (CONTINUED)
coverage (computed as the ratio of EBITDA to defined interest expense) and minimum net worth. The Senior Credit Facility also contains limitations on capital expenditures, investments, the payment of dividends and the incurrence of additional indebtedness and requires certain mandatory prepayments from the proceeds of certain dispositions of property.

    SCHEDULED MATURITIES. The scheduled maturities of long-term debt, which include capitalized lease obligations, at December 31, 1995, were as follows (in thousands):

1996......................................................  $  15,578
1997......................................................     17,401
1998......................................................     19,648
1999......................................................     20,129
2000......................................................     21,895
Thereafter................................................     92,672
                                                            ---------
                                                            $ 187,323
                                                            ---------
                                                            ---------

10. LEASES

    The Company leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from two to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, based on miles driven or units produced. Rent expense was $.6 million, $4.5 million and $6.3 million for the years ended December 31, 1993, 1994 and 1995, respectively and $4.3 million and $4.6 million for the nine month periods ended September 30, 1995 and 1996, respectively.

    The composition of capital leases which are reflected as property, plant and equipment in the balance sheets at December 31, 1994 and 1995 is as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Machinery and equipment.................................................  $   2,854  $   2,518
Less accumulated amortization...........................................       (573)      (814)
                                                                          ---------  ---------
                                                                          $   2,281  $   1,704
                                                                          ---------  ---------
                                                                          ---------  ---------

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

10. LEASES (CONTINUED)
    Future minimum payments at December 31, 1995, under noncancelable capital and operating leases with terms in excess of one year are summarized below (in thousands):

                                                                                       CAPITAL     OPERATING
                                                                                       LEASES       LEASES
                                                                                     -----------  -----------
1996...............................................................................   $     470    $   4,310
1997...............................................................................         185        4,146
1998...............................................................................         151        3,270
1999...............................................................................         112        2,293
2000...............................................................................                    2,057
Thereafter.........................................................................                    3,071
                                                                                          -----   -----------
    Total minimum lease payments...................................................         918    $  19,147
                                                                                                  -----------
                                                                                                  -----------
Less amount representing imputed interest..........................................         (69)
                                                                                          -----
Present value of capitalized lease obligations.....................................   $     849
                                                                                          -----
                                                                                          -----

11. INCOME TAXES

    There is no material provision for income taxes during 1993 primarily as a result of Reddy Ice's S corporation election and net operating losses. The provision for income taxes for the years ended December 31, 1994 and 1995, excluding the tax benefit of $669,000 applicable to the extraordinary loss during 1995, are as follows:

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                         --------------------
                                                                                           1994       1995
                                                                                         ---------  ---------
                                                                                            (IN THOUSANDS)
Current taxes payable (refundable):
  Federal..............................................................................  $     491  $   2,763
  State................................................................................         20        101
Deferred income taxes..................................................................        333       (414)
                                                                                         ---------  ---------
                                                                                         $     844  $   2,450
                                                                                         ---------  ---------
                                                                                         ---------  ---------

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

11. INCOME TAXES (CONTINUED)
    The following is a reconciliation of income taxes reported in the statements of operations:

                                                                                          YEAR ENDED
                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1995
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Tax expense at statutory rates.....................................................  $   1,959  $     306
Tax benefit from tax-exempt earnings...............................................     (2,745)    (1,532)
Tax expense from losses not subject to taxes at the corporate level................                 1,612
Minority interest..................................................................         84         35
Net operating loss carryforwards...................................................      1,344        188
Nondeductible expenses.............................................................        202      1,841
                                                                                     ---------  ---------
                                                                                     $     844  $   2,450
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The tax effects of temporary differences giving rise to deferred income tax assets and liabilities at December 31, 1994 and 1995 were:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1995
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Deferred income tax assets:
  Asset valuation reserves.........................................................  $     157  $     326
  Nondeductible accruals...........................................................      1,024      1,122
  Net operating loss carryforwards.................................................        914      1,989
  Valuation allowance..............................................................     (1,229)    (1,989)
                                                                                     ---------  ---------
                                                                                           866      1,448
                                                                                     ---------  ---------
Deferred income tax liabilities:
  Depreciation.....................................................................       (203)       312
  Amortization of intangibles......................................................       (996)    (1,185)
  Foreign distributions and other..................................................                  (494)
                                                                                     ---------  ---------
                                                                                         1,199      1,367
                                                                                     ---------  ---------
  Net deferred income tax asset (liability)........................................  $    (333) $      81
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The Company has established a valuation allowance for deferred tax assets of the Company's Suiza Dairy subsidiary in Puerto Rico. The deferred tax assets of this subsidiary represent primarily net operating loss carryforwards, which, under Puerto Rico law, are only available for utilization against future taxable income of this subsidiary. Because of the continuing operating losses of this subsidiary, the Company has been unable to determine that it is more likely than not that the net deferred tax assets of this subsidiary will be realized. Should the Company's Suiza Dairy subsidiary become profitable in future periods, this valuation allowance may be reduced or eliminated. The Company will continue to review this valuation allowance on a quarterly basis and make adjustments as appropriate.

    During 1995, the Company increased the valuation allowance as a result of operating losses incurred and reversals of deferred tax assets by its Suiza Dairy subsidiary in 1995 which increased this subsidiary's net operating loss carryforwards.

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

11. INCOME TAXES (CONTINUED)
    During the nine months ended September 30, 1996 the deferred tax asset related to these net operating loss carryforwards and the related valuation allowance was substantially eliminated as a result of the reduction in tax rates in Puerto Rico from the Puerto Rico Agricultural Tax Incentives Act of 1995.

    The Company has provided for income taxes during the nine months ended September 30, 1996 using estimated 1996 effective tax rates for each of its taxing jurisdictions which have been allocated between current income taxes payable and deferred income taxes based on anticipated temporary differences at December 31, 1996. Income taxes during this nine month period determined using these effective tax rates have been adjusted to reflect the recognition of Puerto Rico tax credits from eligible investments during 1996 pursuant to the Puerto Rico Agricultural Tax Incentives Act of 1995 as discussed below.

    In December 1995, the Commonwealth of Puerto Rico adopted the Puerto Rico Agricultural Tax Incentives Act of 1995 which reduced the effective tax rate for qualified agricultural businesses from 39% to 3.9% and provided for a 50% tax credit for certain "eligible investments" in qualified agricultural business in Puerto Rico. During 1996, the Company made investments in its Puerto Rico dairy, fruit, plastics and Garrido operations, all of which were certified as qualified agricultural businesses in Puerto Rico during 1996.

    In connection with these investments, the Company believes that it has met the eligible investment criteria of this act related to its investment in its Puerto Rico dairy subsidiary. Accordingly, during the quarter ended September 30, 1996, the Company recognized $15.75 million in tax credits related to this qualifying investment. Of this amount, the Company (i) sold $4.0 million of tax credits to third parties, resulting in a cash gain of $3.4 million (net of a discount and related expenses) and (ii) recognized a deferred tax asset for the remainder of the tax credit in the amount of $11.75 million. Accordingly, the Company recorded other income in the amount of $3.4 million from the sale ($2.2 million net of U.S. income taxes) and recorded a credit to tax expense of approximately $11.75 million during the third quarter.

    The Company is currently investigating whether its investment in Garrido or other recent transactions relating to its Puerto Rico based operations will qualify for tax credits based on recent rulings by Puerto Rico tax authorities. If the Company ultimately qualifies for such credits, there can be no assurance as to the amounts or timing of any benefits that the Company may realize.

12. MINORITY INTEREST
    Prior to the Combination, minority interest included common equity interests of approximately $.4 million representing an interest in the common stock of certain subsidiaries, along with shares of preferred stock of certain subsidiaries with cumulative liquidation values aggregating $8.0 million plus cumulative unpaid dividends of between 5% and 9% annually.

    The charges for minority interest in the statements of operations, which are reflected in other income, were $.6 million and $.1 million for the years ended December 31, 1994 and 1995, respectively, and represented accrued dividends and the minority shareholders interest in net income of the respective subsidiary.
    In connection with the Combination, the Company acquired the remaining outstanding shares of certain of its subsidiaries, redeemed outstanding preferred stock and paid cumulative dividends.

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

13. STOCKHOLDERS' EQUITY

    CAPITAL SHARES. Authorized capital shares of the Company include 10,000 shares (1,000,000 shares as of February 29, 1996) of preferred stock with a par value of $.01 per share and 200,000 shares (20,000,000 shares as of February 29, 1996) of common stock with a par value of $.01 per share. There have been no shares of preferred stock issued by the Company. The rights and preferences of preferred stock are established by the Company's board of directors upon issuance. In connection with the Combination, the Company issued 1,973,049 shares of common stock in exchange for outstanding equity interests held by Reddy Ice investors; 3,415,558 shares of common stock in exchange for outstanding equity interests held by Suiza-Puerto Rico investors; and 924,872 shares of common stock in exchange for outstanding equity interests held by Velda Farms investors.

    The Company also granted the previous owners two demand registration rights as well as incidental registration rights and additional registration rights, effective upon the Company becoming eligible for registration on Form S-3, with respect to their shares of common stock, subject to certain limitations. Effective upon the closing of the Company's first underwritten public offering, these registration rights will terminate and the previous owners will receive three new demand registration rights and incidental registration rights subject to certain limitations.

    In connection with the acquisitions of Suiza-Puerto Rico and Velda Farms, profits interests were granted to certain individuals, through an affiliate, as compensation for services in identifying, structuring and negotiating these acquisitions. Immediately prior to the Combination, the existing owners of Suiza-Puerto Rico and Velda Farms fixed this profits interest by mutual agreement and exchanged equity interests among investors and these individuals. In connection with this exchange, the Company recorded a compensation expense charge to merger expense of $5.1 million, which approximated the fair value of these interests, and resulted in a capital contribution in the same amount.
    COMMON STOCK SPLIT. On February 28, 1996, the Company's Board of Directors authorized a 69 for 1 stock split in the form of a common stock dividend payable to stockholders of record on February 29, 1996. In addition, on the same date, the Board of Directors authorized the increase in the number of authorized shares of preferred and common stock to 1,000,000 shares and 20,000,000 shares, respectively. All references in the consolidated financial statements to number of common shares outstanding and per share amounts, and all references to common stock issued, stock options and related prices in the notes to the consolidated financial statements have been restated to reflect the split.

    STOCK OFFERINGS. On April 22, 1996 and August 7, 1996, the Company sold shares of common stock. See Note 21 "Subsequent Events" for additional disclosure.
    STOCK OPTION AND RESTRICTED STOCK PLANS. In connection with the Combination, the Company adopted an exchange option and restricted stock plan, whereby the outstanding stock options granted by the Combined Entities were converted into options to acquire 586,523 shares of common stock on substantially the same terms as the prior options. These options are exercisable at prices ranging from $.03 to $6.79 per share, which approximated the fair market value of such shares at the date of original grant. At December 31, 1995, 579,760 of such options were outstanding, of which 480,450 were exercisable at prices ranging from $.03 to $6.79 per share. The options vest ratably in five annual increments and may be exercised, to the extent vested, over the ten-year period following the award date.
    Concurrently with the Combination, the Company adopted the Option and Restricted Stock Plan (the "Plan"), which provides for grants of incentive and nonqualified stock options and awards of restricted

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

13. STOCKHOLDERS' EQUITY (CONTINUED)
stock to directors and key employees of the Company or its subsidiaries of up to 1,069,500 shares, provided that no more than 379,500 shares may be awarded as restricted stock. Under the terms of the Plan, the options vest ratably over a three year period, except for options granted to outside directors, which vest immediately. The Plan also provides that the exercise price of stock options will not be less than the fair market value on the date of grant, and in the case of an incentive stock option granted to an employee owning more than 10% of the common stock of the Company on the date of grant, not less than 110% of the fair market value. In connection with the Combination, on March 31, 1995, the Company's Board of Directors granted 474,375 options pursuant to the Plan at an exercise price per share of $10.51. In addition, during the remainder of 1995, the Company granted options for an additional 3,450 shares at the same exercise price per share. At December 31, 1995, 477,825 options were outstanding at an exercise price of $10.51 per share, of which 3,450 shares were exercisable. Effective January 1, 1996 the Board of Directors authorized the grant of options for 159,253 shares at an exercise price of $12.32 per share.

    Effective July 1, 1996, the Board of Directors authorized the grant of options for 50,000 shares at an exercise price of $16.00 per share. Effective September 1, 1996, the Board of Directors authorized the grant of options for 123,000 shares at an exercise price of $16.25 per share.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and accordingly no compensation cost has been recognized since stock options granted under these plans were at exercise prices which approximated market value at the grant date. Had compensation expense been determined for current period stock option grants using fair value methods provided for in SFAS 123, the Company's net income (loss) and net earnings (loss) per common share would have been reduced to the pro forma amounts indicated below:

                                                                      YEAR ENDED      NINE MONTHS ENDED
                                                                   DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                                   -----------------  ------------------
                                                                                         (UNAUDITED)

                                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE
                                                                                   DATA)
Compensation Cost................................................     $       765         $    1,119

Net income (loss):
  As reported....................................................     $   (10,038)        $   21,658
  Pro forma......................................................         (10,543)            20,920
Net earnings (loss) per share:
  As reported....................................................     $     (1.64)        $     2.31
  Pro forma......................................................           (1.73)              2.23

Stock option share data:
  Stock options granted during period............................         477,825            332,253
  Weighted average exercise price................................     $     10.51         $    14.33
  Average option compensation value (1)..........................            6.41               8.44

------------------------

(1) Calculated in accordance with the Black-Scholes option pricing model, using the following assumptions: expected volatility of 30-35%; expected dividend yield of 0%; expected option term of ten years and risk-free rate of return as of the date of grant which ranged from 5.64% to 7.15% based on the yield of ten year U.S. treasury securities.

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

13. STOCKHOLDERS' EQUITY (CONTINUED)
    WARRANTS. Prior to the Combination, Suiza-Puerto Rico, Velda Farms and Reddy Ice had entered into various warrant agreements with their subordinated and junior subordinated noteholders which granted such holders the right to purchase equity interests in each of the companies. These warrants were exercisable, in whole or in part, at various dates through December 31, 2005. Immediately prior to the Combination, all warrant holders exercised their warrants to acquire equity interests in Suiza-Puerto Rico, Velda Farms and Reddy Ice in consideration for aggregate proceeds of $4.1 million. As a result, such warrant holders became equity holders of each of Suiza-Puerto Rico, Velda Farms and Reddy Ice, and received shares of the Company's common stock in the Combination.

14. EMPLOYEES SAVINGS AND PROFIT SHARING PLANS

    The Company's subsidiaries each sponsor employees savings and profit sharing plans. Employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in the plans. The employees participating in the plans can generally make contributions to the plan of between 6% and 8% of their annual compensation, and each of the subsidiaries can elect to match such contributions. During the years ended December 31, 1994 and 1995, the Company expensed contributions to the plans of approximately $.8 million and $.8 million, respectively. There were no material contributions during 1993. During the unaudited nine months ended September 30, 1995 and 1996, the Company expensed contributions to the plans of approximately $.5 million and $.6 million, respectively.

15. MERGER AND OTHER COSTS
    MERGER AND OTHER COSTS. During 1994 and 1995, in connection with the Combination, the Company incurred merger and other costs of $1.7 million and $10.2 million, respectively, which consisted of the costs associated with the negotiation of the merger and preparation of related merger documents and agreements, financial consulting costs and other costs related to the Combination of $1.4 million and $8.8 million in 1994 and 1995, respectively; and other non-operating costs of $.3 million and $1.4 million, respectively. During 1995, these other merger costs related to the Combination included a one-time $.5 million payment to cancel an existing management consulting agreement; a one-time tax cost of $1.5 million to convert the Company's Puerto Rico operating subsidiaries to United States corporations; the write-off of $.4 million in unamortized organization costs; and $5.1 million to recognize compensation expense related to the issuance of common stock in exchange for the profits interest in Suiza-Puerto Rico and Velda Farms (Note 13), which resulted in a capital contribution in the same amount.

    Other non-operating costs included $.3 million of bank fees in 1994 related to the funding of bridge loans to repay certain indebtedness prior to the Combination, and during 1995, $.7 million of costs associated with several uncompleted acquisitions and $.7 million of costs associated with an uncompleted debt offering.

    See discussion of 1996 costs in Note 21 "Subsequent Events."

    EXTRAORDINARY LOSS. During 1994 and 1995, as a result of the repayment of outstanding indebtedness, the Company expensed approximately $.2 million and $8.5 million (net of income tax benefit of $.7 million), respectively, of debt issuance, legal and other costs associated with extinguishment of prior credit facilities. These amounts have been classified as an extraordinary loss in accordance with the provisions of

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

15. MERGER AND OTHER COSTS (CONTINUED)
Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses From the Extinguishment of Debt."

16. SUPPLEMENTAL CASH FLOW INFORMATION

                                                           DECEMBER 31,               SEPTEMBER 30,
                                                  -------------------------------  --------------------
                                                    1993       1994       1995       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------
                                                                                       (UNAUDITED)

                                                                     (IN THOUSANDS)
Cash paid for interest..........................  $   6,136  $  16,929  $  17,226  $  16,939  $  14,646
Cash paid for taxes.............................                   362      1,432        432      3,698
Noncash transactions:
  Issuance of subsidiary preferred stock in
    connection with acquisitions................      5,000      3,000
  Issuance of subordinated notes and amounts
    payable to the seller in connection with
    acquisitions................................        365      4,495         91
  Dividends payable or paid in additional
    preferred stock on subsidiary stock.........         10        197
  Distribution of investment and related debt in
    a bread bag manufacturer to stockholders of
    Reddy Ice...................................                            1,534      1,534
  Acquisition of minority interest common stock
    and exercise of warrants....................                              993        993
  Compensation expense recorded as a capital
    contribution................................                            5,111      5,111
  Subordinated notes issued in lieu of
    interest....................................                   430        671        671        433

17. COMMITMENTS AND CONTINGENCIES

    The Company and its subsidiaries are parties, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the consolidated financial statements.
    In connection with the Combination, the Company entered into employment agreements with certain officers which provided for minimum compensation levels and incentive bonuses along with provisions for termination of benefits in certain circumstances. The Company also entered into a consulting and noncompetition arrangement with a former officer for a period of three years providing for monthly payments of $12,500 for services to be rendered in the future.

18. RELATED PARTY TRANSACTIONS
    Prior to the Combination, the Company had consulting agreements with certain stockholders and affiliates requiring the payment of monthly consulting fees, plus expenses, in consideration for financial advisory and oversight services provided to it by such stockholders. These consulting agreements, which were cancelable only at the option of such stockholders over their term, were canceled in the Combination. During the years ended December 31, 1993, 1994 and 1995, the Company expensed $.6 million, $.9 million and $.2 million, respectively, plus expenses under the provisions of these agreements, which are included in

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

18. RELATED PARTY TRANSACTIONS (CONTINUED) general and administrative expenses. In addition, the Company paid an affiliate of one of its stockholders investment banking fees of $2.0 million and $1.1 million, along with related expenses, during the years ended December 31, 1993 and 1994, respectively, for acquisition and financing services, which were included as part of the costs and expenses of the acquisition.

19. BUSINESS AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

    Information about the Company's operations in the Dairy and Ice businesses and in different geographic areas is as follows:

                                                                               NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                             -------------------------------  --------------------
                                               1993       1994       1995       1995       1996
                                             ---------  ---------  ---------  ---------  ---------
                                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Net sales to unaffiliated customers:
  Dairy:
    United States..........................  $  --      $ 102,073  $ 175,553  $ 129,692  $ 163,845
    Puerto Rico............................      6,587    191,334    204,406    154,844    157,677
                                             ---------  ---------  ---------  ---------  ---------
                                                 6,587    293,407    379,959    284,536    321,522
  Ice--United States.......................     45,088     47,701     50,507     40,918     43,089
                                             ---------  ---------  ---------  ---------  ---------
      Total................................  $  51,675  $ 341,108  $ 430,466  $ 325,454  $ 364,611
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------
Operating income:
  Dairy:
    United States..........................  $  --      $   4,848  $   8,772  $   5,733  $   6,799
    Puerto Rico............................         92     12,274     13,614     10,808     10,770
                                             ---------  ---------  ---------  ---------  ---------
                                                    92     17,122     22,386     16,541     17,569
  Ice--United States.......................      8,610      8,638      9,218      8,800     10,040
  Corporate................................                           (1,040)    (1,107)    (1,205)
                                             ---------  ---------  ---------  ---------  ---------
      Total................................  $   8,702  $  25,760  $  30,564  $  24,234  $  26,404
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------
Identifiable assets (at end of period):
  Dairy:
    United States..........................             $  68,781  $  68,852             $ 136,516
    Puerto Rico............................               125,207    119,977               154,942
                                                        ---------  ---------             ---------
                                                          193,988    188,829               291,458
  Ice--United States.......................                44,964     40,519                53,873
  Corporate................................                            3,174                 4,339
                                                        ---------  ---------             ---------
      Total................................             $ 238,952  $ 232,522             $ 349,670
                                                        ---------  ---------             ---------
Capital expenditures:
  Dairy....................................  $     312  $   3,364  $   6,676  $   4,553  $   7,821
  Ice......................................        895      1,420      3,573      3,067      2,319
  Corporate................................                              143         18         46
                                             ---------  ---------  ---------  ---------  ---------
      Total................................  $   1,207  $   4,784  $  10,392  $   7,638  $  10,186
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

19. BUSINESS AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

                                                                               NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                             -------------------------------  --------------------
                                               1993       1994       1995       1995       1996
                                             ---------  ---------  ---------  ---------  ---------
                                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Depreciation expense:
  Dairy....................................  $     217  $   4,943  $   5,995  $   4,325  $   4,762
  Ice......................................      3,259      3,301      3,263      2,509      2,270
                                             ---------  ---------  ---------  ---------  ---------
      Total................................  $   3,476  $   8,244  $   9,258  $   6,834  $   7,032
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Pursuant to SFAS No. 107, "Disclosure About Fair Value of Financial Instruments", the Company is required to disclose an estimate of the fair value of the Company's financial instruments as of December 31, 1994 and 1995. Differences between the historical presentation and estimated fair values can occur for many reasons, including taxes, commissions, prepayment penalties, make-whole provisions and other restrictions as well as the inherent limitations in any estimation technique.

    Due to their near-term maturities, the carrying amounts of accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on the Company's revolving credit and term loan facilities and certain other debt are variable, their fair values approximate their carrying values.

    Certain of the Company's long-term debt bears fixed interest rates and is privately placed with unique terms and no active market. The fair value of such long-term debt was determined by discounting future cash flows at current market yields. In addition, the Company has entered into various interest rate agreements to reduce the Company's sensitivity to changes in interest rates on its variable rate debt. The fair values of these instruments were determined based on current values for similar instruments with similar terms. The following is a summary of the asset (liability) values for both the carrying values and fair values of such instruments:

                                                                      DECEMBER 31,
                                                       ------------------------------------------
                                                               1994                  1995
                                                       --------------------  --------------------
                                                       HISTORICAL            HISTORICAL
                                                       CARRYING     FAIR     CARRYING     FAIR
                                                        AMOUNT      VALUE     AMOUNT      VALUE
                                                       ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS)        (IN THOUSANDS)
Fixed rate debt......................................  $ (91,929) $ (85,121) $ (52,472) $ (53,621)
Interest rate agreements.............................        333        630     --         (1,220)

21. SUBSEQUENT EVENTS (UNAUDITED)

    On April 22, 1996, the Company sold 3,795,000 shares of common stock, $.01 par value per share, in a public offering at a price to the public of $14.00 per share. Following this offering, the Company had 10,108,479 shares of common stock issued and outstanding. The public offering provided net cash proceeds to the Company of approximately $48.6 million. Of this amount, $31.1 million was used to repay senior debt, $15.7 million was used to repay the Company's 15% subordinated notes and $1.8 million was used to pay prepayment penalties related to the early extinguishment of the 15% subordinated notes. As a result of these transactions, the Company recorded a $2.2 million extraordinary loss from extinguishment of debt

                            SUIZA FOODS CORPORATION

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                    AND FOR THE UNAUDITED NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

21. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) which included $1.8 million in prepayment penalties and $1.3 million for the write-off of deferred financing costs related to the repaid debt, net of a tax benefit of $0.9 million. In addition, on August 7, 1996, the Company sold 625,000 shares of its common stock at a price of $16.00 per share in a private placement to a single investor. Following the private sale, the Company had 10,739,729 shares of common stock issued and outstanding.

    On July 19, 1996, the Company amended its senior credit facilities to borrow $35.0 million to complete the Garrido acquisition (see discussion of the Garrido acquisition below). Pursuant to this amendment, the Company's term loans were combined into a single $130.0 million U.S. based facility. In addition, on September 9, 1996, the Company further amended its senior credit facilities to add a new $90.0 million acquisition facility. The Company is required to pay interest only on amounts drawn under this facility until September 30, 1998, at which time any outstanding balance will convert into a term facility with scheduled amortization. In connection with this amendment, the Company expensed $571,000 of financing costs. Under the amended senior credit facilities, quarterly amortization payments beginning September 30, 1996 are $2.5 million, increasing to: $3.75 million on September 30, 1997; and $5.0 million on September 30, 1998; $5.375 million on September 30, 1999; and $6.0 million on September 30, 2000, with the remaining unpaid balance due on March 31, 2002.

    In July 1996, the Company acquired the common stock of Garrido y Compania ("Garrido") for approximately $35.0 million. In September 1996, the Company purchased the assets of Swiss Dairy Corporation ("Swiss Dairy") for approximately $54.0 million. In December 1996, the Company purchased the assets of Model Dairy, Inc. ("Model Dairy") for approximately $26.0 million. Approximately $71.0 million of the funds required for the Swiss Dairy and Model Dairy acquisitions were funded from the Company's new $90.0 million acquisition facility. Sales for Garrido and Swiss Dairy were approximately $26.2 million and $108.2 million, respectively, for the twelve month period preceding their acquisition. Sales for Model Dairy were approximately $56.9 million for its fiscal year ended October 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Suiza Dairy Corporation
Suiza Fruit Corporation
Neva Plastics Manufacturing Corp.

    We have audited the accompanying combined balance sheet of Suiza Dairy Corporation and subsidiary, Borinquen Dairy, Inc., Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. (collectively referred to as "Pre-acquisition Suiza-Puerto Rico") as of December 15, 1993, and the related combined statements of operations, stockholders' equity and cash flows for the period from December 31, 1992 to December 15, 1993. These financial statements are the responsibility of Pre-acquisition Suiza-Puerto Rico's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Pre-acquisition Suiza-Puerto Rico as of December 15, 1993, and the results of their combined operations and cash flows for the period from December 31, 1992 to December 15, 1993, in conformity with generally accepted accounting principles.

    On December 16, 1993, as discussed in Note 1, the Pre-acquisition Suiza-Puerto Rico companies were acquired by Suiza Holdings, L.P.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 15, 1994

                       PRE-ACQUISITION SUIZA-PUERTO RICO
                             COMBINED BALANCE SHEET
                               DECEMBER 15, 1993

                                     ASSETS

CURRENT ASSETS:
  Cash.........................................................................  $11,303,709
  Marketable securities........................................................   9,788,501
  Accounts receivable (Note 2).................................................  10,017,470
  Inventories (Note 3).........................................................   3,987,522
  Prepaid expenses and other current assets....................................   1,561,185
                                                                                 ----------
    Total current assets.......................................................  36,658,387
PROPERTY, PLANT AND EQUIPMENT (Note 4).........................................  31,134,998
INTANGIBLE AND OTHER ASSETS (Note 5)...........................................     564,082
                                                                                 ----------
TOTAL..........................................................................  $68,357,467
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility advances (Note 7)..................................  $17,565,233
  Accounts payable and accrued expenses (Note 6)...............................  10,940,482
  Income tax payable (Note 9)..................................................      28,029
  Current portion of long-term debt (Note 7)...................................  13,074,206
                                                                                 ----------
    Total current liabilities..................................................  41,607,950

COMMITMENTS AND CONTINGENCIES (Notes 8 and 12)

COMBINED STOCKHOLDERS' EQUITY:
  Preferred stock..............................................................   6,922,700
  Common stock.................................................................   8,998,741
  Additional paid-in capital...................................................
  Retained earnings............................................................  10,828,076
                                                                                 ----------
    Total equity...............................................................  26,749,517
                                                                                 ----------
TOTAL..........................................................................  $68,357,467
                                                                                 ----------
                                                                                 ----------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO
                        COMBINED STATEMENT OF OPERATIONS
               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

                                                                                                     PERIOD ENDED
                                                                                                     DECEMBER 15,
                                                                                                         1993
                                                                                                      (50 WEEKS)
                                                                                                    --------------
NET SALES.........................................................................................  $  174,770,747
COST OF SALES.....................................................................................     135,020,164
                                                                                                    --------------
GROSS PROFIT......................................................................................      39,750,583
OPERATING EXPENSES:
  Selling and distribution........................................................................      21,664,253
  General and administrative......................................................................       6,263,115
  Amortization of intangibles.....................................................................         103,529
                                                                                                    --------------
    Total operating expenses......................................................................      28,030,897
                                                                                                    --------------
OPERATING INCOME..................................................................................      11,719,686
OTHER (INCOME) EXPENSE:
  Interest expense, including amortization of deferred financing costs............................       2,407,316
  Interest income.................................................................................      (1,228,133)
  Other...........................................................................................        (106,640)
                                                                                                    --------------
    Total other expense...........................................................................       1,072,543
                                                                                                    --------------
INCOME BEFORE INCOME TAXES........................................................................      10,647,143
INCOME TAX BENEFIT (Note 9).......................................................................      (2,246,209)
                                                                                                    --------------
NET INCOME........................................................................................  $   12,893,352
                                                                                                    --------------
                                                                                                    --------------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

                                                                        ADDITIONAL
                                             PREFERRED                    PAID-IN      RETAINED
                                               STOCK      COMMON STOCK    CAPITAL      EARNINGS         TOTAL
                                            ------------  ------------  -----------  -------------  -------------
BALANCE, DECEMBER 31, 1992................  $  6,922,700  $  8,529,306  $   439,694  $   7,279,515  $  23,171,215
  Distribution of net assets of the fruit
    business of Suiza Dairy Corporation to
    form Suiza Fruit Corporation..........                     469,435     (439,694)       (29,741)      --
  Net income for the period ended December
    15, 1993..............................                                              12,893,352     12,893,352
  Dividends...............................                                              (9,315,050)    (9,315,050)
                                            ------------  ------------  -----------  -------------  -------------
BALANCE, DECEMBER 15, 1993................  $  6,922,700  $  8,998,741  $   --       $  10,828,076  $  26,749,517
                                            ------------  ------------  -----------  -------------  -------------
                                            ------------  ------------  -----------  -------------  -------------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

                        COMBINED STATEMENT OF CASH FLOWS

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

                                                                                                     PERIOD ENDED
                                                                                                     DECEMBER 15,
                                                                                                         1993
                                                                                                      (50 WEEKS)
                                                                                                    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................................  $   12,893,352
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................................................       4,874,100
    Amortization of intangibles and other assets, including deferred financing costs..............         103,529
    Change in deferred income taxes...............................................................      (2,734,497)
    Gain on sale of marketable securities.........................................................        (679,112)
    Changes in operating assets and liabilities:
      Accounts receivable.........................................................................       2,590,937
      Inventories.................................................................................          99,600
      Prepaid expenses and other assets...........................................................        (467,560)
      Accounts payable and other accrued expenses.................................................        (600,638)
      Income tax payable..........................................................................      (3,703,506)
                                                                                                    --------------
        Net cash provided by operating activities.................................................      12,376,205
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities..............................................................      (9,819,875)
  Proceeds from sale of marketable securities.....................................................      11,290,693
  Capital expenditures............................................................................      (3,758,983)
  Collection of note receivable...................................................................         540,000
                                                                                                    --------------
        Net cash used in investing activities.....................................................      (1,748,165)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt..............................................................      16,702,291
  Repayments of debt..............................................................................      (4,315,389)
  Cash dividends..................................................................................     (14,994,428)
                                                                                                    --------------
        Net cash used in financing activities.....................................................      (2,607,526)
                                                                                                    --------------
INCREASE IN CASH..................................................................................       8,020,514
CASH AT BEGINNING OF PERIOD.......................................................................       3,283,195
                                                                                                    --------------
CASH AT END OF PERIOD.............................................................................  $   11,303,709
                                                                                                    --------------
                                                                                                    --------------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

                     NOTES TO COMBINED FINANCIAL STATEMENTS

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS. Suiza Dairy Corporation and its wholly owned subsidiary, Borinquen Dairy, Inc., Suiza Fruit Corporation (formed effective January 1, 1993, through the distribution of the net assets of the fruit business of Suiza Dairy Corporation) and Neva Plastics Manufacturing Corp. (collectively, "Pre-Acquisition Suiza-Puerto Rico" or "Suiza-Puerto Rico") were affiliated companies in Puerto Rico under common control and management. Accordingly, combined financial statements are presented for the operations of these affiliated companies. All significant intercompany balances and transactions were eliminated in combination. Effective December 16, 1993, Pre-Acquisition Suiza-Puerto Rico was acquired by Suiza Holdings, L.P. (a limited partnership) which was organized under the laws of the State of Delaware in December 1993 as a holding company for its Puerto Rico subsidiaries, Suiza Dairy Corporation (formerly Engles Acquisition D, Inc.), Suiza Fruit Corporation (formerly Engles Acquisition F, Inc.) and Neva Plastics Manufacturing Corp. (formerly Engles Acquisition P, Inc.) to effect the acquisition of the combined companies.

    Suiza-Puerto Rico manufactures and distributes fluid milk products and refrigerated ready-to-serve fruit drinks, and distributes refrigerated and frozen foods to various customers, including grocery stores, retail outlets and schools throughout Puerto Rico. Suiza-Puerto Rico provides credit terms to certain customers generally ranging from 15 to 30 days, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses based on historical experience.

    MARKETABLE SECURITIES. Marketable securities consist principally of U.S. government securities and are stated at the lower of cost or market at the balance sheet date. Dividends and interest income are accrued as earned. The cost of marketable securities sold is determined on the specific identification method for recognizing realized gains or losses on sales of marketable securities.

    INVENTORIES. Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials, spare parts and supplies, and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                                 USEFUL LIFE
---------------------------------------------------------------  ---------------------
Buildings and improvements.....................................        Ten to 40 years
Machinery and equipment........................................       Five to 20 years
Motor vehicles.................................................       Five to 15 years
Furniture and fixtures.........................................     Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    INTANGIBLES AND OTHER ASSETS. Intangibles and other assets include primarily goodwill which is amortized over 40 years using the straight-line method.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Suiza-Puerto Rico periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. Suiza-Puerto Rico would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows.

    Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    REVENUE.  Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES. Suiza Dairy Corporation, Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. were all organized under the laws of the Commonwealth of Puerto Rico, and as a result, each is required to file a separate income tax return in Puerto Rico. Accordingly, Puerto Rico income taxes are provided for in the combined financial statements based on each company's separate Puerto Rico tax returns.

    Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. have been granted, with certain qualifications, partial exemptions from Puerto Rico income, property and municipal taxes. The grants were originally made to extend for a period of ten years and provide for a 90% exemption from income and property taxes and a 60% exemption from municipal taxes.

    Deferred income taxes are provided for in the combined financial statements for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates in effect in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." There are no material temporary differences which give rise to deferred income taxes.

    CASH EQUIVALENTS. Suiza-Puerto Rico considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

2. ACCOUNTS RECEIVABLE

                                                                             DECEMBER 15, 1993
                                                                             -----------------
Trade customers, including route receivables...............................   $     7,811,936
Milk industry and milk price stabilization fund............................           750,406
Suppliers..................................................................           292,058
Customer financing receivables.............................................           683,207
Officers and employees.....................................................           330,578
Other......................................................................           499,285
                                                                             -----------------
                                                                                   10,367,470
Less allowance for doubtful accounts.......................................          (350,000)
                                                                             -----------------
                                                                              $    10,017,470
                                                                             -----------------
                                                                             -----------------

    Trade customers accounts receivable include $1,656,000 of route receivables.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

3. INVENTORIES

                                                                             DECEMBER 15, 1993
                                                                             -----------------
Pasteurized and raw milk...................................................   $       771,571
Raw materials..............................................................           821,606
Spare parts and supplies...................................................         1,573,743
Manufactured finished goods................................................           306,860
Merchandise purchased for resale...........................................           513,742
                                                                             -----------------
                                                                              $     3,987,522
                                                                             -----------------
                                                                             -----------------

4. PROPERTY, PLANT AND EQUIPMENT

                                                                             DECEMBER 15, 1993
                                                                             -----------------
Land.......................................................................   $       997,112
Buildings and improvements.................................................        12,888,499
Machinery and equipment....................................................        24,355,356
Motor vehicles.............................................................         9,770,939
Furniture and fixtures.....................................................         3,059,807
                                                                             -----------------
                                                                                   51,071,713
Less accumulated depreciation and amortization.............................       (19,936,715)
                                                                             -----------------
                                                                              $    31,134,998
                                                                             -----------------
                                                                             -----------------

5. INTANGIBLE AND OTHER ASSETS

                                                                             DECEMBER 15, 1993
                                                                             -----------------
Goodwill...................................................................   $       722,187
Deposits and other.........................................................             2,100
                                                                             -----------------
                                                                                      724,287
Less accumulated amortization..............................................          (160,205)
                                                                             -----------------
                                                                              $       564,082
                                                                             -----------------
                                                                             -----------------

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                             DECEMBER 15, 1993
                                                                             -----------------
Accounts payable...........................................................   $     8,318,021
Accrued payroll and benefits...............................................         1,638,505
Accrued interest...........................................................            41,672
Other......................................................................           942,284
                                                                             -----------------
                                                                              $    10,940,482
                                                                             -----------------
                                                                             -----------------

                       PRE-ACQUISITION SUIZA-PUERTO RICO

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

7. DEBT

                                                                             DECEMBER 15, 1993
                                                                             -----------------
Revolving credit facility advances.........................................   $    17,565,233
                                                                             -----------------
                                                                             -----------------
Long-term debt:
  Debt repaid upon acquisition.............................................   $    12,279,991
  Capitalized lease obligations (Note 8)...................................           794,215
                                                                             -----------------
                                                                                   13,074,206
Less current portion.......................................................       (13,074,206)
                                                                             -----------------
                                                                              $     --
                                                                             -----------------
                                                                             -----------------

    In connection with the acquisition by Suiza Holdings, L.P. described in Note 1, the Pre-acquisition Suiza-Puerto Rico debt, including revolving credit facility advances, were assumed and repaid on December 16, 1993.

    CAPITAL LEASE OBLIGATIONS AND OTHER. Capital lease obligations represent primarily machinery and equipment financing obligations which are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

8. LEASES

    Suiza-Puerto Rico leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for equipment and vehicles, have lease terms ranging from five to seven years. Certain of the operating lease agreements require the payment of additional rentals based on units produced. Rent expense, including additional rent, was $351,000 for the period from December 31, 1992 to December 15, 1993.

9. INCOME TAXES

    The following is a reconciliation of income taxes reported in the combined statements of operations:

                                                                                 PERIOD ENDED
                                                                                 DECEMBER 15,
                                                                                     1993
                                                                                  (50 WEEKS)
                                                                                 -------------
Tax expense at statutory rates.................................................  $   4,473,031
Tax benefit from tax-exempt earnings...........................................     (4,348,317)
Deferred tax benefit...........................................................     (2,734,497)
Other..........................................................................        363,574
                                                                                 -------------
                                                                                 $  (2,246,209)
                                                                                 -------------
                                                                                 -------------

    During 1993, the Department of Treasury of the Commonwealth of Puerto Rico completed an examination of Suiza Dairy Corporation's income tax returns through fiscal year 1992. As the result of this examination, the Department of Treasury assessed Suiza Dairy Corporation additional taxes to recapture tax deductions taken for flexible depreciation in prior years. During the period ended December 15, 1993, an agreement was reached with the Department of Treasury of the Commonwealth of Puerto Rico

                       PRE-ACQUISITION SUIZA-PUERTO RICO

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

9. INCOME TAXES (CONTINUED)
whereby Suiza Dairy Corporation agreed to pay $3,000,000 (including interest assessed of $604,000) to settle all claims related to flexible depreciation and to eliminate any temporary differences related to depreciation in the future. As a result of this settlement of all flexible depreciation claims, excess deferred tax liabilities of $2,734,497 were recognized as a tax benefit.

10. EMPLOYEES SAVINGS AND PROFIT SHARING PLAN

    The companies sponsor an employees savings and profit sharing plan. Employees who are both 21 years of age and have completed one or more years of service are eligible to participate in the plan. The employees participating in the plan can make contributions to the plan of up to 8% of their annual compensation, and the companies can elect to match such contributions, at the discretion of the boards of directors. The matching amount during 1993 was set at a rate of $.75 for each dollar contributed by the employees. In addition, the companies can make an additional profit sharing contribution at the discretion of the companies' boards of directors. During the period from December 31, 1992 to December 15, 1993, Suiza-Puerto Rico accrued profit sharing expense of $828,000.

11. SUPPLEMENTAL CASH FLOW INFORMATION

    Cash used to pay interest during the period from December 31, 1992 to December 15, 1993, amounted to approximately $2,313,000.

    Cash used to pay taxes during the period from December 31, 1992 to December 15, 1993, amounted to approximately $1,084,000.

    Noncash transactions during the period ended December 15, 1993, included the distribution of the net assets of the fruit business of Suiza Dairy Corporation to stockholders and the contribution of such net assets to Suiza Fruit Corporation in exchange for the issuance of common stock in the amount of $548,358.

12. COMMITMENTS AND CONTINGENCIES

    The companies are a party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the combined financial statements.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Velda Farms, Inc.
Dallas, Texas

    We have audited the accompanying balance sheets of Velda Farms, Inc. (a wholly owned subsidiary of The Morningstar Group, Inc. ("Pre-acquisition Velda Farms")) as of April 9, 1994 and December 31, 1993, and the related statements of operations, equity (deficit) and cash flows for the period from January 1, 1994 to April 9, 1994, and for the year ended December 31, 1993. These financial statements are the responsibility of Pre-acquisition Velda Farms' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Pre-acquisition Velda Farms at April 9, 1994 and December 31, 1993 and the results of its operations and its cash flows for the period from January 1, 1994 to April 9, 1994 and the year ended December 31, 1993 in conformity with generally accepted accounting principles.

    Effective April 10, 1994, as discussed in Note 1, Pre-acquisition Velda Farms was acquired by Velda Holdings, Inc. and Velda Holdings, L.P.

DELOITTE & TOUCHE LLP

Dallas, Texas
November 4, 1994

                          PRE-ACQUISITION VELDA FARMS

                                 BALANCE SHEETS

                      DECEMBER 31, 1993 AND APRIL 9, 1994

                                     ASSETS

                                                                                     DECEMBER 31,     APRIL 9,
                                                                                         1993           1994
                                                                                     -------------  -------------
CURRENT ASSETS:
  Cash.............................................................................  $       2,219  $       1,425
  Accounts receivable (Note 2).....................................................     10,066,504     12,072,851
  Inventories (Note 3).............................................................      4,063,307      3,925,354
  Prepaid expenses and other current assets........................................         31,882        228,627
                                                                                     -------------  -------------
    Total current assets...........................................................     14,163,912     16,228,257
PROPERTY, PLANT AND EQUIPMENT (Note 4).............................................     13,627,432     13,425,470
INTANGIBLE AND OTHER ASSETS (Note 5)...............................................     10,423,366     10,213,730
                                                                                     -------------  -------------
TOTAL..............................................................................  $  38,214,710  $  39,867,457
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and accrued expenses (Note 6)...................................  $   8,597,223  $   9,398,931
  Intercompany payables to parent..................................................        899,021      1,010,578
  Current portion of long-term debt (Note 7).......................................         87,021         76,061
                                                                                     -------------  -------------
    Total current liabilities......................................................      9,583,265     10,485,570
LONG-TERM DEBT (Note 7)............................................................     30,497,325     30,517,346

COMMITMENTS AND CONTINGENCIES (Notes 8 and 12)

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, par value $1.00 per share; 1,000 shares authorized, issued and
    outstanding....................................................................          1,000          1,000
  Retained earnings (deficit)......................................................     (1,866,880)    (1,136,459)
                                                                                     -------------  -------------
    Total equity (deficit).........................................................     (1,865,880)    (1,135,459)
                                                                                     -------------  -------------
TOTAL..............................................................................  $  38,214,710  $  39,867,457
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                            STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

                                                                                   PERIOD
                                                                                    FROM
                                                                                 JANUARY 1,
                                                                                  1994 TO
                                                                                  APRIL 9,
                                                                       1993         1994
                                                                    -----------  ----------
NET SALES.........................................................  $125,907,847 $38,268,830
COST OF SALES.....................................................   95,145,659  29,462,819
                                                                    -----------  ----------
  Gross profit....................................................   30,762,188   8,806,011
OPERATING EXPENSES:
  Selling and distribution........................................   20,459,855   5,901,185
  General and administrative......................................    3,789,260   1,009,012
  Amortization of intangibles.....................................      797,174     178,449
  Parent administrative allocation................................    1,270,937     257,720
  Parent restructuring allocation.................................    1,022,761
                                                                    -----------  ----------
    Total operating expenses......................................   27,339,987   7,346,366
                                                                    -----------  ----------
INCOME FROM OPERATIONS............................................    3,422,201   1,459,645
OTHER (INCOME) EXPENSE:
  Interest expense, including amortization of deferred financing
    costs.........................................................    2,546,343     639,058
  Other...........................................................      (34,260)     90,166
                                                                    -----------  ----------
    Total other expense...........................................    2,512,083     729,224
                                                                    -----------  ----------
INCOME BEFORE INCOME TAXES........................................      910,118     730,421
INCOME TAXES (Note 9).............................................
                                                                    -----------  ----------
NET INCOME........................................................  $   910,118  $  730,421
                                                                    -----------  ----------
                                                                    -----------  ----------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                        YEAR ENDED DECEMBER 31, 1993 AND
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

                                                                             ADDITIONAL      RETAINED
                                                                 COMMON        PAID-IN       EARNINGS
                                                                  STOCK        CAPITAL       (DEFICIT)        TOTAL
                                                               -----------  -------------  -------------  -------------
BALANCE, JANUARY 1, 1993.....................................   $   1,000     $  --        $  (2,776,998) $  (2,775,998)
  Net income.................................................                                    910,118        910,118
                                                               -----------        -----    -------------  -------------
BALANCE, DECEMBER 31, 1993...................................       1,000        --           (1,866,880)    (1,865,880)
  Net income for the period from January 1, 1994 to April 9,
    1994.....................................................                                    730,421        730,421
                                                               -----------        -----    -------------  -------------
BALANCE, APRIL 9, 1994.......................................   $   1,000     $  --        $  (1,136,459) $  (1,135,459)
                                                               -----------        -----    -------------  -------------
                                                               -----------        -----    -------------  -------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                            STATEMENTS OF CASH FLOWS

                        YEAR ENDED DECEMBER 31, 1993 AND
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

                                                                                                    PERIOD FROM
                                                                                                     JANUARY 1,
                                                                                                        1994
                                                                                                         TO
                                                                                        1993       APRIL 9, 1994
                                                                                    -------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................  $     910,118   $    730,421
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................................      1,308,366        344,728
    Amortization of intangible assets, including deferred financing costs.........        913,626        210,034
    Changes in operating assets and liabilities:
      Accounts receivable.........................................................       (848,604)    (2,006,347)
      Inventories.................................................................        148,046        137,953
      Prepaid expenses and other assets...........................................         (3,048)      (197,143)
      Accounts payable and other accrued expenses.................................        975,773        801,708
                                                                                    -------------  --------------
        Net cash provided by operating activities.................................      3,404,277         21,354
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................................................       (336,023)      (122,745)
                                                                                    -------------  --------------
        Net cash used in investing activities.....................................       (336,023)      (122,745)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt..............................................................        (57,157)       (10,960)
  Net repayments of intercompany payables.........................................     (3,010,703)       111,557
                                                                                    -------------  --------------
        Net cash provided by (used in) financing activities.......................     (3,067,860)       100,597
                                                                                    -------------  --------------
INCREASE (DECREASE) IN CASH.......................................................            394           (794)
CASH AT BEGINNING OF PERIOD.......................................................          1,825          2,219
                                                                                    -------------  --------------
CASH AT END OF PERIOD.............................................................  $       2,219   $      1,425
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                         NOTES TO FINANCIAL STATEMENTS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS. Velda Farms, Inc. ("Pre-acquisition Velda Farms" or "Velda Farms") was a wholly owned subsidiary of The Morningstar Group Inc. (the "Parent"). Effective April 10, 1994, Velda Holdings, Inc. and Velda Holdings, L.P. (a limited partnership) acquired Velda Farms, Inc. from the Parent.

    Velda Farms manufactures and distributes fresh milk, ice cream and related products throughout peninsular Florida under its own brand names and under brands licensed from third parties to various customers, including food service accounts, convenience stores, club stores and schools. Velda Farms provides credit terms to customers generally ranging to up to 30 days, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses based on historical experience.

    INVENTORIES. Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw material, packaging material and case and container inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                                         USEFUL LIFE
-----------------------------------------------------------------------  ---------------------
Buildings and improvements.............................................  Ten to 40 years
Machinery and equipment................................................  Five to 20 years
Furniture and fixtures.................................................  Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    INTANGIBLE ASSETS. Intangible assets include the following intangibles which are amortized over their related useful lives:

INTANGIBLE ASSET                                                  USEFUL LIFE
-----------------------------------------------  ---------------------------------------------
Goodwill.......................................  Straight-line method over 40 years
Customer list..................................  Straight-line method over eight years
Other identifiable intangibles.................  Straight-line method over five to 15 years
Deferred financing costs.......................  Interest method over the terms of the related debt

    Velda Farms periodically assesses the net realizable value of its intangible assets as well as all other assets by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. Velda Farms would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    REVENUE.  Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES. Pre-acquisition Velda Farms was included in the consolidated tax return of the Parent. Current and deferred income tax expense was allocated to Pre-acquisition Velda Farms by the Parent in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using the current tax rates in effect. Deferred tax assets, including the benefit for net operating loss carryforwards, are evaluated based on the guidelines in SFAS 109 for realization and may be reduced by a valuation allowance. As of December 31, 1993 and April 9, 1994, there were no material amounts of current or deferred income tax liabilities included in the Pre-acquisition Velda Farms intercompany payable account.

    CORPORATE ALLOCATIONS. The Parent has allocated certain assets and liabilities, such as goodwill, deferred financing costs, other intangibles and debt, to Pre-acquisition Velda Farms in accordance with the

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Pre-acquisition Velda Farms' pro rata share of such assets and liabilities. In addition, the Parent has allocated significant expenses to Pre-acquisition Velda Farms using the following allocation bases:

EXPENSE                                                                   ALLOCATION BASE
------------------------------------------------  ---------------------------------------------------------------
Interest expense................................  8% on the balance of the note payable to Parent
Amortization of intangibles.....................  As described in "Intangible Assets" above
Corporate, general and administrative expense...  Corporate overhead costs for accounting and finance, executive, human resources, legal, management information systems and certain other corporate departments, which consist primarily of salary costs, were allocated based on the percentage of sales, property, employees, specific product sales and number of data processing users of Pre-acquisition Velda Farms to the
                                                   Parent's consolidated amounts
Profit sharing expense..........................  Determined by the Parent based on its overall performance and allocated to Pre-acquisition Velda Farms based on its
                                                   employees' participation
Restructuring expense...........................  Estimated charges of the Parent for severance pay, a chairman's contract and the Parent's data processing conversion were
                                                   allocated to Pre-acquisition Velda Farms as determined by the
                                                   Parent
Income taxes....................................  As described in "Income Taxes" above
Relocation costs................................  At a rate of $7,500 per month for normal personnel relocations within the operations group
Data processing charges.........................  The Parent's outside data processing service bureau charges were allocated based on Pre-acquisition Velda Farms' usage as a proportion of the total consolidated usage
Employee benefits expense.......................  Costs as estimated by the Parent for employee benefits such as medical and dental care, term life insurance and long-term disability coverages under the Parent's plans
Workers' compensation expense...................  As estimated by the Parent based on the Parent's overall cost and the experience of Pre-acquisition Velda Farms
Insurance expense:
General and other liability.....................  Based on the percentage of Pre-acquisition Velda Farms' sales to consolidated sales
Automobile liability............................  Based on historical claims and losses
Property liability..............................  Based on actual property values of Pre-acquisition Velda Farms

    CASH EQUIVALENTS. Velda Farms considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

2. ACCOUNTS RECEIVABLE

                                                                 DECEMBER 31,     APRIL 9,
                                                                     1993           1994
                                                                 -------------  -------------
Trade customers................................................  $  10,187,723  $  12,308,914
Other..........................................................         51,833         74,199
                                                                 -------------  -------------
                                                                    10,239,556     12,383,113
Less allowance for doubtful accounts...........................       (173,052)      (310,262)
                                                                 -------------  -------------
                                                                 $  10,066,504  $  12,072,851
                                                                 -------------  -------------
                                                                 -------------  -------------

3. INVENTORIES

                                                                   DECEMBER 31,    APRIL 9,
                                                                       1993          1994
                                                                   ------------  ------------
Raw materials....................................................   $  503,238   $    450,845
Packaging materials..............................................      325,882        310,422
Finished goods...................................................    2,500,914      2,440,614
Cases and containers.............................................      733,273        723,473
                                                                   ------------  ------------
                                                                    $4,063,307   $  3,925,354
                                                                   ------------  ------------
                                                                   ------------  ------------

4. PROPERTY, PLANT AND EQUIPMENT

                                                                 DECEMBER 31,     APRIL 9,
                                                                     1993           1994
                                                                 -------------  -------------
Land...........................................................  $   3,918,876  $   3,918,876
Buildings and improvements.....................................      6,610,137      6,621,091
Machinery and equipment........................................      8,082,235      8,269,883
Furniture and fixtures.........................................      2,107,911      2,081,448
                                                                 -------------  -------------
                                                                    20,719,159     20,891,298
Less accumulated depreciation and amortization.................     (7,091,727)    (7,465,828)
                                                                 -------------  -------------
                                                                 $  13,627,432  $  13,425,470
                                                                 -------------  -------------
                                                                 -------------  -------------

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

5. INTANGIBLE AND OTHER ASSETS

                                                                 DECEMBER 31,     APRIL 9,
                                                                     1993           1994
                                                                 -------------  -------------
Goodwill.......................................................  $   6,405,880  $   6,405,880
Customer list..................................................      2,332,067      2,332,067
Other identifiable intangibles.................................      3,093,920      3,093,920
Deferred financing costs.......................................        588,414        588,414
Deposits and other.............................................        197,930        198,328
                                                                 -------------  -------------
                                                                    12,618,211     12,618,609
Less accumulated amortization..................................     (2,194,845)    (2,404,879)
                                                                 -------------  -------------
                                                                 $  10,423,366  $  10,213,730
                                                                 -------------  -------------
                                                                 -------------  -------------

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                   DECEMBER 31,    APRIL 9,
                                                                       1993          1994
                                                                   ------------  ------------
Accounts payable.................................................   $6,740,086   $  7,675,488
Accrued payroll and benefits.....................................    1,459,441      1,221,303
Other............................................................      397,696        502,140
                                                                   ------------  ------------
                                                                    $8,597,223   $  9,398,931
                                                                   ------------  ------------
                                                                   ------------  ------------

    Trade accounts payable at December 31, 1993, and April 9, 1994, includes $707,929 and $441,505, respectively, due to Bancroft Dairy, which is a wholly owned subsidiary of the Parent.

7. DEBT

                                                                 DECEMBER 31,     APRIL 9,
                                                                     1993           1994
                                                                 -------------  -------------
Long-term debt:
  Note payable to the Parent...................................  $  30,373,652  $  30,373,652
  Capitalized lease obligations (Note 8).......................        210,694        219,755
                                                                 -------------  -------------
                                                                    30,584,346     30,593,407
Less current portion...........................................        (87,021)       (76,061)
                                                                 -------------  -------------
                                                                 $  30,497,325  $  30,517,346
                                                                 -------------  -------------
                                                                 -------------  -------------

    The note payable to the Parent was not assumed in the acquisition described in Note 1.

    Capital lease obligations represent machinery and equipment financing obligations which are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

8. LEASES

    Velda Farms leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from two to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance based on miles driven or units produced. Rent expense, including additional rent, was $4,440,454 and $1,238,823 for the year ended December 31, 1993, and the period from January 1, 1994 to April 9, 1994, respectively.

    The composition of capital leases which are reflected as property, plant and equipment in the balance sheets is as follows:

                                                                 DECEMBER 31,     APRIL 9,
                                                                     1993           1994
                                                                 -------------  -------------
Machinery and equipment........................................  $     382,125  $     382,125
Less accumulated amortization..................................       (103,622)      (113,176)
                                                                 -------------  -------------
                                                                 $     278,503  $     268,949
                                                                 -------------  -------------
                                                                 -------------  -------------

9. INCOME TAXES

    There is no current or deferred income tax expense for the year ended December 31, 1993, or for the period ended April 9, 1994, as a result of available net operating loss carryforwards in sufficient amounts to eliminate any deferred income tax liabilities.

    The following is a reconciliation of income taxes reported in the statements of operations:

                                                                                 PERIOD FROM
                                                                                 JANUARY 1,
                                                                 DECEMBER 31,      1994 TO
                                                                     1993       APRIL 9, 1994
                                                                 -------------  -------------
Tax expense at statutory rates.................................  $     350,000  $     281,000
Net operating loss carryforwards...............................       (415,000)      (299,000)
Other..........................................................         65,000         18,000
                                                                 -------------  -------------
                                                                 $    --        $    --
                                                                 -------------  -------------
                                                                 -------------  -------------

10. EMPLOYEES SAVINGS AND PROFIT SHARING PLAN

    Velda Farms sponsors an employees savings and profit sharing plan. Employees of Velda Farms who have completed one or more years of service are eligible to participate in the plan. The employees participating in the plan can make contributions to the plan of up to 6% of their annual compensation and Velda Farms can elect, on a discretionary basis, to match such contributions. During the year ended December 31, 1993, and the period from January 1, 1994 to April 9, 1994, the accrued profit sharing expense was $218,000 and $60,000, respectively.

11. SUPPLEMENTAL CASH FLOW INFORMATION

    Cash used to pay interest, primarily to the Parent, which was cleared through the intercompany payable account, was approximately $2.4 million for the year ended December 31, 1993, and for the period

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

11. SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED) from January 1, 1994 to April 9, 1994, was approximately $607,000. Noncash transactions of Pre-acquisition Velda Farms during the year ended December 31, 1993, included the acquisition of equipment through capital lease obligations of $60,305.

12. COMMITMENTS AND CONTINGENCIES

    Velda Farms is a party in the ordinary course of business to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the financial statements.

13. MAJOR CUSTOMER

    Velda Farms is a party to a supply contract with The Southland Corporation ("Southland") which requires certain of Southland's retail sites to purchase their product requirements from the Company at formula prices. Sales under this supply contract, which expires in December 1996, approximated $22.9 million, or 18% of net sales, for the year ended December 31, 1993; and $6.1 million, or 16% of net sales, for the period from January 1, 1994 to April 9, 1994.

                          PRE-ACQUISITION VELDA FARMS

 YEAR ENDED DECEMBER 31, 1993 AND PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

14. RELATED PARTY TRANSACTIONS

    As discussed in Note 1, significant costs and expenses were allocated to Pre-acquisition Velda Farms by the Parent. The following is a summary of such corporate allocations and their classification in the statements of operations:

                                                                                 PERIOD FROM
                                                                  YEAR ENDED     JANUARY 1,
                                                                 DECEMBER 31,      1994 TO
                                                                     1993       APRIL 9, 1994
                                                                 -------------  -------------
Cost of sales:
  Workers' compensation........................................  $     279,488  $      62,360
  Employee benefits............................................        576,304        130,956
  Insurance....................................................        303,585         83,489
                                                                 -------------  -------------
                                                                     1,159,377        276,805
                                                                 -------------  -------------
Selling and distribution:
  Workers' compensation........................................        579,303        134,215
  Employee benefits............................................      1,122,780        281,852
  Insurance....................................................        531,600        146,190
                                                                 -------------  -------------
                                                                     2,233,683        562,257
                                                                 -------------  -------------
General and administrative:
  Workers' compensation........................................        127,921         26,113
  Employee benefits............................................        245,751         54,838
  Relocation...................................................         87,888         22,500
  EDP services.................................................        703,403        227,678
                                                                 -------------  -------------
                                                                     1,164,963        331,129
                                                                 -------------  -------------
Parent administrative costs....................................      1,270,937        257,720
Restructuring costs............................................      1,022,761
Amortization of intangibles....................................        797,174        178,449
Interest expense...............................................      2,546,343        639,058
                                                                 -------------  -------------
    Total allocated costs and expenses.........................  $  10,195,238  $   2,245,418
                                                                 -------------  -------------
                                                                 -------------  -------------

    Management believes that the above allocated costs and expenses were reasonable costs of the Parent which were allocated to all of the Parent's subsidiaries. However, management believes that the Parent administrative costs and the restructuring costs allocated to Velda Farms by the Parent are costs which Velda Farms would not have incurred on a stand-alone basis. Management believes the remaining allocated costs are competitive with costs to acquire similar services.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Garrido & Compania, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Garrido & Compania, Inc. and Subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in note 1 to the consolidated financial statements, effective July 19, 1996, Garrido & Compania, Inc.'s wholly-owned subsidiaries, Garrido Alto Grande Corp., Alto Grande Export Corp. and Guest Choice, Inc. merged with and into Garrido & Compania, Inc. Simultaneously on the same date, Garrido & Compania, Inc. was acquired by G Acquisition Corp., who changed its name to Garrido & Compania, Inc. These mergers and acquisition result in a new accounting entity whose financial statements are not included herewith.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Garrido & Compania, Inc. and Subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996 in conformity with generally accepted accounting principles. As discussed in notes 1 and 7 to the consolidated financial statements, effective July 1, 1993, Garrido & Compania, Inc. and Subsidiaries changed their method of accounting for income taxes to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.

                                          KPMG PEAT MARWICK, LLP

San Juan, Puerto Rico
August 23, 1996

Stamp No. 1353935 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1996 AND 1995

                                     ASSETS

                                                                                            1996          1995
                                                                                        ------------  ------------
Current assets:
  Cash and cash equivalents of $8,694,471 in 1996 and $4,830,762 in 1995 (note 1).....  $ 10,736,810  $  4,969,014
                                                                                        ------------  ------------
  Accounts receivable:
  Trade (note 5)......................................................................     2,420,152     2,756,225
  Other...............................................................................        31,010       106,788
                                                                                        ------------  ------------
                                                                                           2,451,162     2,863,013
  Less allowance for doubtful accounts................................................       100,000       --
                                                                                        ------------  ------------
    Accounts receivable, net..........................................................     2,351,162     2,863,013
  Inventories (notes 3 and 5).........................................................     1,893,681     2,141,911
  Other prepaid expenses..............................................................        29,149       187,554
                                                                                        ------------  ------------
    Total current assets..............................................................    15,010,802    10,161,492
                                                                                        ------------  ------------
Investments in government securities..................................................        11,229        14,062
                                                                                        ------------  ------------
Property and equipment, at cost (notes 2, 4 and 5)....................................     4,099,079     5,193,094
  Less accumulated depreciation and amortization......................................     2,570,627     3,341,099
                                                                                        ------------  ------------
    Property and equipment, net.......................................................     1,528,452     1,851,995
Other assets, including unamortized cost of intangibles of $97,335 in 1996 and
  $129,896 in 1995 (note 2)...........................................................       121,245       177,913
                                                                                        ------------  ------------
                                                                                        $ 16,671,728  $ 12,205,462
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks (notes 1 and 5)..............................................  $  2,115,000  $    217,616
  Current installments of long-term debt (notes 1 and 5)..............................       711,429       711,428
  Current portion of notes payable to former stockholders (notes 1 and 5).............       188,314       143,759
  Accounts payable and accrued expenses (note 2)......................................     1,083,607       736,368
  Income taxes payable (note 7).......................................................       265,088        90,849
                                                                                        ------------  ------------
    Total current liabilities.........................................................     4,363,438     1,900,020
Long-term debt, excluding current installments (notes 1 and 5)........................     1,499,523     2,210,952
Notes payable to former stockholders, excluding current portion (notes 1 and 5).......       469,269       664,853
Deferred income taxes (note 7)........................................................        34,277       788,598
Other liabilities (note 2)............................................................       --             85,000
                                                                                        ------------  ------------
    Total liabilities.................................................................     6,366,507     5,649,423
                                                                                        ------------  ------------
Stockholders' equity:
  Common stock, $100 par value. Authorized 10,000 shares; 586 shares issued and
    outstanding (note 5)..............................................................        58,600        58,600
  Retained earnings...................................................................    10,246,621     6,497,439
                                                                                        ------------  ------------
    Total stockholders' equity........................................................    10,305,221     6,556,039
Commitments and contingencies (notes 6, 7 and 8)......................................
                                                                                        ------------  ------------
                                                                                        $ 16,671,728  $ 12,205,462
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                    YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
Net sales...........................................................  $  26,219,899  $  25,803,634  $  24,747,415
Cost of sales.......................................................     17,793,564     18,200,625     17,571,451
                                                                      -------------  -------------  -------------
    Gross profit....................................................      8,426,335      7,603,009      7,175,964
Selling, general and administrative expenses (notes 6 and 8)........      5,034,182      4,493,311      4,968,225
                                                                      -------------  -------------  -------------
    Operating income................................................      3,392,153      3,109,698      2,207,739
Other income/(expenses):
  Interest expense (notes 2 and 5)..................................       (299,885)      (353,439)      (422,965)
  Other, net........................................................        327,450         56,028         12,610
                                                                      -------------  -------------  -------------
    Total other income/(expense), net...............................         27,565       (297,411)      (410,355)
                                                                      -------------  -------------  -------------
    Earnings before income taxes and cumulative effect of change in
      accounting principle..........................................      3,419,718      2,812,287      1,797,384
                                                                      -------------  -------------  -------------
Income taxes (note 7)
  Current...........................................................       (424,857)      (336,077)      (254,358)
  Deferred..........................................................        754,321       (134,260)       (34,910)
                                                                      -------------  -------------  -------------
                                                                            329,464       (470,337)      (289,268)
                                                                      -------------  -------------  -------------
    Earnings before cumulative effect of change in accounting
      principle.....................................................      3,749,182      2,341,950      1,508,116
                                                                      -------------  -------------  -------------
Cumulative effect at July 1, 1993 of change in accounting principle
  (notes 1 and 7)...................................................       --             --             (103,074)
                                                                      -------------  -------------  -------------
    Net earnings....................................................  $   3,749,182  $   2,341,950  $   1,405,042
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Earnings per share of common stock (note 1):
  Before cumulative effect of change in
    accounting principle............................................  $       6,398  $       3,997  $       2,356
  Cumulative effect of change in accounting
    principle (notes 1 and 7).......................................       --             --                 (161)
                                                                      -------------  -------------  -------------
    Net earnings per share (note 1).................................  $       6,398  $       3,997  $       2,195
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                          JUNE 30, 1996, 1995 AND 1994

                                                                                                        TOTAL
                                                                           COMMON      RETAINED     STOCKHOLDERS'
                                                                            STOCK      EARNINGS        EQUITY
                                                                          ---------  -------------  -------------
Balance at June 30, 1993................................................  $  65,100  $   3,493,947  $   3,559,047
Net earnings............................................................     --          1,405,042      1,405,042
Acquisition and cancellation of 65 shares of common
  stock (note 5)........................................................     (6,500)      (743,500)      (750,000)
                                                                          ---------  -------------  -------------
Balance at June 30, 1994................................................     58,600      4,155,489      4,214,089
Net earnings............................................................     --          2,341,950      2,341,950
                                                                          ---------  -------------  -------------
Balance at June 30, 1995................................................     58,600      6,497,439      6,556,039
Net earnings                                                                 --          3,749,182      3,749,182
                                                                          ---------  -------------  -------------
Balance at June 30, 1996................................................  $  58,600  $  10,246,621  $  10,305,221
                                                                          ---------  -------------  -------------
                                                                          ---------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net earnings.......................................................  $   3,749,182  $   2,341,950  $   1,405,042
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization....................................        543,277        633,298        656,814
    Deferred income taxes............................................       (754,321)       134,260        137,984
    Net gain/(loss) in disposition of property and equipment.........          8,144       --               (1,800)
    Amortization on discount on notes payable to former
      stockholders...................................................         10,092         10,396         10,613
    Change in assets and liabilities:
      Decrease/(increase) in accounts receivable, net................        511,851       (427,983)      (252,874)
      Decrease/(increase) in inventories.............................        248,230      4,371,240     (1,954,132)
      Decrease in prepaid income tax.................................                      --               23,357
      Decrease/(increase) in other prepaid expenses..................        158,405        111,003        (70,319)
      Decrease/(increase) in other assets............................         48,144        (37,071)         4,668
      Increase/(decrease) in accounts payable and accrued expenses...        347,239        (49,710)       205,368
      Decrease in obligation under capital lease.....................       --              (19,266)       (19,202)
      Increase/(decrease) in other liabilities.......................        (85,000)       (85,000)      (149,876)
      Increase in income tax payable.................................        174,239          1,373         89,476
                                                                       -------------  -------------  -------------
        Total adjustments............................................      1,210,300      4,642,540     (1,319,923)
                                                                       -------------  -------------  -------------
        Net cash provided by operating activities....................      4,959,482      6,984,490         85,119
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Principal returns on investment in government securities...........          2,833          3,343          2,765
  Proceeds on sale of property and equipment.........................          1,000          8,600          3,100
  Capital expenditures for additions to property and equipment.......       (220,354)      (312,544)      (261,299)
                                                                       -------------  -------------  -------------
        Net cash used in investing activities........................       (216,521)      (300,601)      (255,434)
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Net borrowings under various lines of credit agreements and demand
    notes payable....................................................      8,048,242      1,700,000        962,269
  Payments of long-term debt and note payable to bank................     (6,862,287)    (3,215,049)      (565,476)
  Payments on principal of notes payable to former stockholders......       (161,120)      (351,370)       (46,886)
  Acquisition and cancellation of common stock.......................       --             --             (269,123)
                                                                       -------------  -------------  -------------
        Net cash provided by/(used in) financing activities..........      1,024,835     (1,866,419)        80,784
                                                                       -------------  -------------  -------------
Net increase/(decrease) in cash (note 9).............................      5,767,796      4,817,470        (89,531)
Cash and cash equivalents at beginning of year.......................      4,969,014        151,544        241,075
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $  10,736,810  $   4,969,014  $     151,544
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1996 AND 1995

(1) NATURE OF BUSINESS, AFFILIATION, SUBSEQUENT EVENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Garrido & Compania, Inc. and its subsidiaries (the Company) are mainly engaged in the processing and roasting of raw coffee for sale and distribution under the tradenames of Cafe Crema, Cafe Adjuntas, Cafe Pilon, Cafe Expreso, Cafe Alto Grande and under Executive and Aroma Coffee Break Services. In addition, the Company exports certain products to be sold outside the United States' territories, such as Japan, Sweden, and other European countries, which currently represents less than 10% of sales.

    AFFILIATION
    The Company is 100% owner of the outstanding common stock of Garrido Alto Grande Corp. (GAGC), Alto Grande Export Corp. (AGEC) and Guest Choice, Inc.
(GC).

    Guest Choice, Inc. was incorporated under the laws of Puerto Rico on February 8, 1996, and will be engaged in providing and servicing coffee to hotels and other businesses in Puerto Rico, the United States and the Caribbean. Guest Choice, Inc. main offices are located in the state of Arizona. Guest Choice, Inc. did not have any sales during 1996, and total assets related to these operations amounted to approximately $1,122,000 as of June 30, 1996.

    SUBSEQUENT EVENTS

    Effective July 19, 1996, Garrido & Compania, Inc. and subsidiaries were acquired by G Acquisition Corp., a wholly-owned subsidiary of Suiza Foods Corporation through the purchase of all of its outstanding common stock. Simultaneously, Garrido & Compania, Inc. merged with and into its wholly-owned subsidiaries. Subsequent to the mergers and acquisition, G Acquisition Corp. changed its name to Garrido & Compania, Inc.

    The abovementioned mergers and acquisition result in a new accounting entity after June 30, 1996 whose financial statements are not included herewith. The accompanying consolidated financial statements relate to the Company and its subsidiaries as of June 30, 1996, which is prior to the effectiveness of the mergers and acquisition of July 19, 1996.

    As a part of the aforementioned transactions, on or about July 19, 1996 all the outstanding long-term debt, including certain term loans, revolving and temporary lines of credit, notes payable to former stockholders and other notes payable included as part of other liabilities in the consolidated balance sheets at June 30, 1996, were assumed and paid in full by the stockholders of the Company.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the preparation of the consolidated financial statements.

    (b) INVENTORIES. Inventories are stated at the lower of cost (average cost) or market (net realizable value). For finished goods inventories, the cost is comprised of the cost of coffee, the cost of packaging material and the cost of labor and overhead.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                             JUNE 30, 1996 AND 1995

(1) NATURE OF BUSINESS, AFFILIATION, SUBSEQUENT EVENTS AND SUMMARY
    OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (c) PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Major renewals and betterments are charged to property accounts. Replacements, maintenance and repairs which do not improve or extend the life of the respective assets are charged to expense.

    (d) DEPRECIATION AND AMORTIZATION. Depreciation and amortization are provided over the estimated useful life of the respective assets under the straight-line method. Useful lives of the depreciable assets fluctuate from 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

    (e) INTANGIBLES. Intangibles consist primarily of customer lists, benefits from covenants not to compete, trademarks, confidential formulas, right of use of water wells and others. The cost of these intangible assets are being amortized over their estimated useful lives under the straight-line method.

    (f) INCOME TAXES. Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, and reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 consolidated statement of earnings.

    Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) CASH EQUIVALENTS. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents for 1996 and 1995 consist of U.S. Treasury bills amounting to $8,694,471 and $4,830,762, respectively, with market value of $8,752,487 and $4,860,338, respectively. Management has the ability and intent to hold these cash equivalents until maturity.

    (h) NET EARNINGS PER COMMON SHARE. Net Earnings per common share is based upon the weighted average number shares of common stock outstanding during the year, which equals 586 shares for 1996 and 1995 and 640 shares for 1994.

    (i) FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company's financial instruments include cash and cash equivalents, trade and other receivables, investments, trade accounts payable, other accrued liabilities, notes payable to banks and others and long-term debt. At June 30, 1996 the carrying value of all financial instruments approximated their fair value, due to their nature.

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainty and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                             JUNE 30, 1996 AND 1995

(1) NATURE OF BUSINESS, AFFILIATION, SUBSEQUENT EVENTS AND SUMMARY
    OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (j) USE OF ESTIMATES. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (k) RECLASSIFICATION. Certain reclassifications have been made to the 1995 figures in order to conform them with the 1996 consolidated financial statements.

(2) ASSET ACQUISITIONS

    During 1991, the Company acquired certain assets from an unrelated party. Of the total purchase price, $510,000 is payable in annual installments of $85,000, plus interest, through 1996. Interest rate fluctuates between 9% or prime rate, whichever is lower. As of June 30, 1996 and 1995, the unpaid principal balance amounted to $85,000 and $170,000 respectively, of which $85,000 is included in accounts payable and accrued expenses and the remaining balance in 1995 is included in other liabilities. The liability is secured by the assets acquired. As stated in note 1, amounts outstanding at June 30, 1996 were subsequently paid on or about July 19, 1996.

    During 1990, the Company also acquired certain assets from an unrelated party. Of the total purchase price, $154,463 remained unpaid at June 30, 1995 and is included in accounts payable. Such amount was paid in full during 1996.

(3) INVENTORIES

    Inventories at June 30, 1996 and 1995 consist of the following:

                                                                        1996          1995
                                                                    ------------  ------------
Raw coffee........................................................  $    925,176  $  1,381,553
Finished goods....................................................       623,063       514,133
Bags, labels and supplies.........................................       345,442       246,225
                                                                    ------------  ------------
                                                                    $  1,893,681  $  2,141,911
                                                                    ------------  ------------
                                                                    ------------  ------------

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                             JUNE 30, 1996 AND 1995

(4) PROPERTY AND EQUIPMENT

    Property and equipment at June 30, 1996 and 1995 consist of the following:

                                                                        1996          1995
                                                                    ------------  ------------
Land..............................................................  $    157,464  $    157,464
Building..........................................................       723,488       727,109
Machinery and equipment...........................................     2,379,515     2,914,072
Motor vehicles....................................................       294,544       575,244
Data processing equipment.........................................       115,181       114,677
Furniture and fixtures............................................       110,584       318,968
Leasehold improvements............................................       318,303       385,560
                                                                    ------------  ------------
    Total.........................................................  $  4,099,079  $  5,193,094
                                                                    ------------  ------------
                                                                    ------------  ------------

(5) INDEBTEDNESS

    Long-term debt at June 30, 1996 and 1995 consists of the following:

                                                                        1996          1995
                                                                    ------------  ------------
Term loan payable to bank in monthly installments of $5,952, plus interest, through 1998. Interest rate fluctuates based on the prime interest rate, which at June 30, 1996 was 8.25%. Term loan payable is partially secured by land and property of the
  Company.........................................................  $    130,952  $    202,380
Term loan payable to bank in quarterly installments of $160,000 through 2000 secured by trade receivables and inventories.
  Interest rate fluctuates based on prime rate plus 1/2%,
  floating........................................................     2,080,000     2,720,000
                                                                    ------------  ------------
                                                                       2,210,952     2,922,380
Less current installments.........................................       711,429       711,428
                                                                    ------------  ------------
Long-term debt, excluding current installments....................  $  1,499,523  $  2,210,952
                                                                    ------------  ------------
                                                                    ------------  ------------

    Notes payable to banks represent advances under revolving and temporary lines of credit with a commercial bank amounting to $5,500,000. Withdrawals, under these credit facilities can be made under a Master Promissory Note and will be available for letters of credit and guarantee letters. These facilities will be available to cover working capital needs and for buying coffee directly from suppliers. Advances from such lines of credit amounting to $2,115,000 in 1996 and $217,616 in 1995 are secured by the personal guarantee of the Company's stockholders. These obligations bear interest at 6.66%.

    Notes payable to former stockholders consist of a 6% subordinated note payable in monthly installments of $7,750, including interest, through June 1, 2007. Aggregate unpaid principal balance of these notes was $640,316 and $693,164 as of June 30, 1996 and 1995, respectively. The notes are presented net of unamortized discounts amounting to $53,743 in 1996 and $63,836 in 1995 which were originally computed based on the prime interest rates at the time of their issuance. During 1994, the Company acquired and canceled 65 shares of common stock from a former stockholder for $750,000. At the date of

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                             JUNE 30, 1996 AND 1995

(5) INDEBTEDNESS (CONTINUED)
the purchase $269,123 were paid and the rest was financed through a $480,877 noninterest bearing note payable in monthly installments of $8,333 through April 1997. Unpaid balances as of June 30, 1996 and 1995 are $71,010 and $179,284,
respectively.

    As stated in note 1, on or about July 19, 1996 all the aforementioned outstanding long-term debt, notes payable to banks and notes payable to former stockholders amounting to $4,983,535 at June 30, 1996 were assumed and paid in full by the Company's stockholders.

(6) RELATED PARTY TRANSACTIONS

    The Company leases certain of its production and office facilities in premises owned by a related party under a ten (10) year operating lease agreement expiring in April 2005. The annual minimum lease expense is approximately $62,000.

(7) INCOME TAX AND TAX EXEMPTIONS

    Pursuant to the 1987 Puerto Rico Tax Incentives Act, Garrido Alto Grande Corp. (GAGC) has been granted partial tax exemption from the Commonwealth of Puerto Rico income, property and municipal taxes with respect to a portion of its operations up to year 2011.

    During 1996, the Company and Garrido Alto Grande Corp. have been granted partial tax exemption under Law No. 225, AGRICULTURAL TAX INCENTIVES ACT OF 1995, of the Commonwealth of Puerto Rico. Under subject law, the companies are 100% exempt from property and municipal taxes, effective for part of the year ended June 30, 1996. Furthermore, effective for taxable year ending June 30, 1997, the companies will be entitled to a 90% exemption on income taxes related to their agricultural business income.

    The dollar effect of the income tax saving related to the partial tax exemption for the years ended June 30, 1996, 1995 and 1994 are $1,067,580, $552,781 and $341,453, respectively. Per share amounts of such income tax savings are $1,822 in 1996, $943 in 1995 and $534 in 1994.

    As discussed in note 1, the Company adopted Statement No. 109 as of July 1, 1993. The cumulative effect of this change in accounting for income taxes amounting to $103,074 was determined as of July 1, 1993 and is reported separately in the consolidated statement of earnings for the year ended June 30, 1994.

    Income tax benefit/(expense) for the years ended June 30, 1996, 1995 and 1994 consists of:

                                                            1996         1995         1994
                                                         -----------  -----------  -----------
Current................................................  $  (424,857) $  (336,077) $  (254,358)
Deferred...............................................      754,321     (134,260)     (34,910)
                                                         -----------  -----------  -----------
                                                         $   329,464  $  (470,337) $  (289,268)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Deferred income tax expense for 1995 and 1994 is mainly related to the use of flexible depreciation for income tax purposes and straight-line depreciation for consolidated financial statement purposes, and the tax effect for consolidated financial statements of current undistributed earnings of subsidiaries as required by Statement No. 109. The 1996 deferred tax benefit arises from a reduction in the Company's effective tax rate after considering the future tax effect of the 90% income tax exemption under Law No. 225 referred

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                             JUNE 30, 1996 AND 1995

(7) INCOME TAX AND TAX EXEMPTIONS (CONTINUED) to above and the reversal of prior years deferred tax liability related to undistributed earnings, which will not be paid due to the transactions described in note 1.

    Income tax expense for the years ended June 30, 1996, 1995 and 1994 differs from the amounts computed by applying the Company's Puerto Rico effective income tax rate to pretax accounting income from operations as a result of the following:

                                                            1996         1995        1994
                                                         -----------  ----------  -----------
Provision computed on pretax accounting income, net of
  the GAGC tax exemption...............................  $   236,686  $  236,942  $   116,469
Add/(deduct) tax effect on the following items:
  Nondeductible expenses...............................       44,064      17,140       14,475
  Excess of depreciation per financial statements over
    depreciation for tax purposes......................      179,406      77,696      121,472
  Tax-exempt interest income and others................      (35,299)      4,299        1,942
                                                         -----------  ----------  -----------
    Puerto Rico income tax current.....................  $   424,857  $  336,077  $   254,358
                                                         -----------  ----------  -----------
                                                         -----------  ----------  -----------
Deferred income tax expense/(benefit) is composed as
  follows:
  Reversal of temporary difference related to flexible
    depreciation and the effect of income tax exemption
    under Law No. 225..................................  $  (336,170) $  (77,696) $  (121,472)
  Unamortized discounts and others.....................      (21,855)    (23,406)      (4,552)
  Undistributed earnings of wholly-owned subsidiary....     (396,296)    235,362      160,934
                                                         -----------  ----------  -----------
    Puerto Rico deferred income tax expense/
      (benefit)........................................  $  (754,321) $  134,260  $    34,910
                                                         -----------  ----------  -----------
                                                         -----------  ----------  -----------

    The tax effect of temporary differences that give rise to significant portions of deferred income tax liabilities at June 30, 1996 and 1995 are presented below:

                                                                           1996        1995
                                                                         ---------  ----------
Flexible depreciation for tax purposes.................................  $  32,181  $  368,351
Unamortized discount on notes payable to stockholders..................      2,096      23,951
Undistributed earnings of wholly-owned subsidiary......................     --         396,296
                                                                         ---------  ----------
                                                                         $  34,277  $  788,598
                                                                         ---------  ----------
                                                                         ---------  ----------

    As of June 30, 1996, the Company is being audited by the Treasury Department of the Commonwealth of Puerto Rico for the year 1993. Management believes that no significant deficiencies will result from this audit. However, as per the terms of the purchase agreement related to the acquisition as stated in note 1, any deficiencies will be assumed and paid by the Company's stockholders.

    As of June 30, 1996, the Company has a net operating loss (NOL) of $94,019 related to the 1996 operations of Guest Choice, Inc., available to offset future taxable income, if any, related to the Guest

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                             JUNE 30, 1996 AND 1995

(7) INCOME TAX AND TAX EXEMPTIONS (CONTINUED)
Choice operations. No deferred tax asset is recognized due to the fact that the realization of the NOL is uncertain.

(8) COMMITMENTS AND CONTINGENCIES

    The Company leases certain building facilities for the operations of coffee break services under a noncancellable operating lease, expiring in April 1998. Rent expense under such lease agreement for the year ended June 30, 1996 was approximately $43,000 and for 1995 and 1994 was approximately $41,000. The future minimum lease payments under this noncancellable operating lease amounted to approximately $78,833.

    The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(9) SUPPLEMENTAL INFORMATION ON CASH FLOWS

    During the years ended June 30, 1996, 1995 and 1994, the Company made the following cash payments and noncash transactions:

                                                              1996        1995        1994
                                                           ----------  ----------  ----------
Interest payments........................................  $  316,712  $  329,919  $  417,190
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Income tax payments......................................  $  264,881  $  334,704  $  125,194
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Acquisition and cancellation of 65 shares of common stock
  financed through the issuance of a notes payable (note
  5).....................................................  $   --      $   --      $  480,877
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Swiss Dairy, a Corporation
Riverside, California

    We have audited the accompanying balance sheets of Swiss Dairy, a Corporation (the Company) as of December 30, 1995 and December 31, 1994, and the related statements of earnings and retained earnings and cash flows for each of the three years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Swiss Dairy, a Corporation at December 30, 1995 and December 31, 1994, and the results of its operations and cash flows for each of the three years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California
August 28, 1996

                           SWISS DAIRY, A CORPORATION

                                 BALANCE SHEETS

                                                                                     SEPTEMBER
                                                           DECEMBER     DECEMBER        7,
                                                           31, 1994     30, 1995       1996
                                                          -----------  -----------  -----------
                                                                                    (UNAUDITED)
                                                                     (IN THOUSANDS)
                                            ASSETS

CURRENT ASSETS:
Cash and cash equivalents...............................   $   2,414    $     449    $   3,394
Accounts receivable.....................................       8,296        7,146        6,749
Note receivable from related party......................         600
Inventories.............................................         591          785          508
Prepaid expenses and other..............................         305          309          292
                                                          -----------  -----------  -----------
  Total current assets..................................      12,206        8,689       10,943
PROPERTY, PLANT AND EQUIPMENT, net......................       6,331        8,426        8,179
                                                          -----------  -----------  -----------
                                                           $  18,537    $  17,115    $  19,122
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable........................................   $   7,541    $   6,352    $   6,822
Accrued expenses........................................         435          488          606
                                                          -----------  -----------  -----------
  Total current liabilities.............................       7,976        6,840        7,428

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, par value $10; 20,000 shares authorized;
  6,500 shares issued and outstanding...................          65           65           65
Additional paid-in capital..............................           6            6            6
Retained earnings.......................................      10,490       10,204       11,623
                                                          -----------  -----------  -----------
  Total stockholders' equity............................      10,561       10,275       11,694
                                                          -----------  -----------  -----------
                                                           $  18,537    $  17,115    $  19,122
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------

                       See notes to financial statements.

                           SWISS DAIRY, A CORPORATION

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                  FOR THE YEARS ENDED            THIRTY-SIX WEEKS ENDED
                                         -------------------------------------  ------------------------
                                                                                 SEPTEMBER    SEPTEMBER
                                          DECEMBER     DECEMBER     DECEMBER        9,           7,
                                          23, 1993     31, 1994     30, 1995       1995         1996
                                         -----------  -----------  -----------  -----------  -----------
                                                                                (UNAUDITED)  (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
NET SALES..............................   $ 142,107    $ 149,153    $ 126,647    $  94,085    $  75,615
COST OF SALES..........................     125,961      132,443      111,798       83,193       65,462
                                         -----------  -----------  -----------  -----------  -----------
GROSS PROFIT...........................      16,146       16,710       14,849       10,892       10,153
OPERATING COSTS AND EXPENSES:
Selling and distribution...............       8,266        8,168        7,852        5,643        5,153
General and administrative.............       2,423        2,892        2,483        1,760        1,458
                                         -----------  -----------  -----------  -----------  -----------
  Total operating costs and expenses...      10,689       11,060       10,335        7,403        6,611
                                         -----------  -----------  -----------  -----------  -----------
INCOME FROM OPERATIONS.................       5,457        5,650        4,514        3,489        3,542
OTHER INCOME (EXPENSE):
Interest, net..........................         (25)         (10)                      128           51
Other income, net......................         612          511          270          357          318
                                         -----------  -----------  -----------  -----------  -----------
  Total other income...................         587          501          270          485          369
                                         -----------  -----------  -----------  -----------  -----------
INCOME BEFORE FRANCHISE TAXES..........       6,044        6,151        4,784        3,974        3,911
FRANCHISE TAXES........................         127           99           65           59           57
                                         -----------  -----------  -----------  -----------  -----------
NET EARNINGS...........................       5,917        6,052        4,719        3,915        3,854
RETAINED EARNINGS, beginning of
  period...............................       8,431       10,443       10,490       10,490       10,204
DIVIDENDS..............................      (3,905)      (6,005)      (5,005)      (4,603)      (2,435)
                                         -----------  -----------  -----------  -----------  -----------
RETAINED EARNINGS, end of period.......   $  10,443    $  10,490    $  10,204    $   9,802    $  11,623
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------
NET EARNINGS PER SHARE.................   $  910.31    $  931.07    $  726.00    $  602.31    $  592.92
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

                       See notes to financial statements.

                           SWISS DAIRY, A CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                  FOR THE YEARS ENDED            THIRTY-SIX WEEKS ENDED
                                         -------------------------------------  ------------------------
                                          DECEMBER     DECEMBER     DECEMBER
                                             23,          31,          30,
                                            1993         1994         1995
                                         -----------  -----------  -----------
                                                                                 SEPTEMBER    SEPTEMBER
                                                                                  9, 1995      7, 1996
                                                                                -----------  -----------
                                                                                (UNAUDITED)  (UNAUDITED)
                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings...........................   $   5,917    $   6,052    $   4,719    $   3,915    $   3,854
Adjustments to reconcile net earnings
  to net cash provided by operating
  activities:
  Depreciation and amortization........       1,954        1,816        1,752        1,787        1,319
  (Gain) loss on the sale of assets....           7          (12)         186         (119)          20
  Changes in operating assets and
    liabilities:
    Accounts receivable................         720       (1,757)       1,150        2,029          397
    Inventories........................         140           66         (194)         111          277
    Prepaid expenses and other.........          18           35           (4)         (25)          17
    Accounts payable...................        (760)      (3,675)      (1,189)        (351)         470
    Accrued expenses...................        (252)         324           53          430          118
                                         -----------  -----------  -----------  -----------  -----------
      Net cash provided by operating
        activities.....................       7,744        2,849        6,473        7,777        6,472
CASH FLOWS FROM INVESTING ACTIVITIES:
Collections (advances) from note
  receivable...........................         151         (316)         600          400
Additions to property, plant and
  equipment............................      (2,237)      (1,023)      (4,215)      (2,592)      (1,225)
Proceeds from sale of property, plant
  and equipment........................         256          156          182          156          133
                                         -----------  -----------  -----------  -----------  -----------
Net cash used in investing
  activities...........................      (1,830)      (1,183)      (3,433)      (2,036)      (1,092)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends.........................      (3,905)      (6,005)      (5,005)      (4,603)      (2,435)
                                         -----------  -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..........................       2,009       (4,339)      (1,965)       1,138        2,945
CASH AND CASH EQUIVALENTS,
  beginning of period..................       4,744        6,753        2,414        2,414          449
                                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH EQUIVALENTS,
  end of period........................   $   6,753    $   2,414    $     449    $   3,552    $   3,394
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------
Cash paid for interest.................   $      25    $      10    $  --        $  --        $      16
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

                       See notes to financial statements.

                           SWISS DAIRY, A CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS. Swiss Dairy, a Corporation (the Company), is a California corporation which processes and distributes fluid milk products, refrigerated ready-to-serve fruit drinks and bottled water throughout Southern California under its own brand names and private labels. The Company provides credit terms to customers, the majority of which are major grocery chains, generally ranging to up to 30 days, performs ongoing credit evaluations of their customers and maintains allowances for potential credit losses based on historical experience. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates.

    INVENTORIES. Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out (FIFO) method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor, and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                              USEFUL LIFE
---------------------------------------------------------------  ---------------
Buildings and improvements.....................................  7 to 40 years
Machinery and equipment........................................  3 to 20 years
Milk cases and carts...........................................  3 to 7 years
Sales and delivery equipment...................................  3 to 7 years
Furniture and fixtures.........................................  3 to 7 years

    Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    IMPAIRMENT OF LONG-LIVED ASSETS. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. The Company does not anticipate a material impact on the financial statements of the Company as a result of its adoption of this new accounting principle.

    REVENUE.  Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES. The Company is qualified as a small business corporation under Section 1372 of Subchapter S of the Internal Revenue Code, which results in the income of the Company being taxable to the individual stockholders instead of at the corporate level. The Company pays a franchise tax to the State of California at a rate of 1.5% of taxable income. As a result, the financial statements of the Company do not contain either a provision for federal income taxes or the related current and deferred income tax liabilities, since such amounts are the responsibility of the individual stockholders. Had the Company been subject to state and federal income taxes at the corporate level, the estimated income tax expense would

                           SWISS DAIRY, A CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) have been approximately $2.4 million, $2.4 million and $1.9 million for 1993, 1994 and 1995, respectively, and $1.6 million for each of the unaudited thirty-six weeks ended September 9, 1995 and September 7, 1996 based on a combined federal and state income tax rate of 40%.

    CASH EQUIVALENTS. The Company considers all highly-liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

    EARNINGS PER SHARE. The Company computes earnings per share based on the weighted average number of common shares outstanding during the period.

    FINANCIAL INSTRUMENTS. Pursuant to SFAS No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, the Company is required to disclose an estimate of the fair value of the Company's financial instruments; however, due to their near-term maturities, the carrying amounts of the Company's financial instruments, which consist of accounts receivable and accounts payable, are considered equivalent to fair value.

    UNAUDITED INTERIM FINANCIAL STATEMENTS. The Company's balance sheet as of September 7, 1996 and the statements of earnings and retained earnings and cash flows for the thirty-six weeks ended September 9, 1995 and September 7, 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the balance sheet of the Company at September 7, 1996, and the results of operations and cash flows of the Company for the thirty-six weeks ended September 9, 1995 and September 7, 1996, have been made. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following as of:

                                           DECEMBER     DECEMBER
                                              31,          30,
                                             1994         1995
                                          -----------  -----------
                                                                     SEPTEMBER
                                                                        7,
                                                                       1996
                                                                    -----------
                                                                    (UNAUDITED)
                                                     (IN THOUSANDS)
Trade customers.........................   $   7,852    $   6,844    $   6,205
Rebates and other.......................         444          302          544
                                          -----------  -----------  -----------
Accounts receivable.....................   $   8,296    $   7,146    $   6,749
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

                           SWISS DAIRY, A CORPORATION

3. INVENTORIES

    Inventories consist of the following as of:

                                           DECEMBER     DECEMBER
                                              31,          30,
                                             1994         1995
                                          -----------  -----------
                                                                     SEPTEMBER
                                                                        7,
                                                                       1996
                                                                    -----------
                                                                    (UNAUDITED)
                                                     (IN THOUSANDS)
Pasteurized and raw milk and raw
  materials.............................   $     208    $     228    $     322
Finished goods..........................         238          305          151
Merchandise purchased for resale........         145          252           35
                                          -----------  -----------  -----------
                                           $     591    $     785    $     508
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following as of:

                                           DECEMBER     DECEMBER
                                              31,          30,
                                             1994         1995
                                          -----------  -----------
                                                                     SEPTEMBER
                                                                        7,
                                                                       1996
                                                                    -----------
                                                                    (UNAUDITED)
                                                     (IN THOUSANDS)
Land....................................   $      47    $     120    $     120
Buildings and improvements..............       2,768        4,005        3,885
Machinery and equipment.................       3,885        4,163        5,048
Milk cases and carts....................       1,202        1,210        1,210
Sales and delivery equipment............       4,893        6,076        5,821
Furniture and fixtures..................         189          169          166
Construction in progress................                      581          289
                                          -----------  -----------  -----------
                                              12,984       16,324       16,539
Less accumulated depreciation and
  amortization..........................      (6,653)      (7,898)      (8,360)
                                          -----------  -----------  -----------
                                           $   6,331    $   8,426    $   8,179
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

5. ACCRUED EXPENSES

    Accrued expenses consist of the following as of:

                                           DECEMBER     DECEMBER
                                              31,          30,
                                             1994         1995
                                          -----------  -----------
                                                                     SEPTEMBER
                                                                        7,
                                                                       1996
                                                                    -----------
                                                                    (UNAUDITED)
                                                     (IN THOUSANDS)
Accrued payroll and benefits............   $     390    $     455    $     526
Other...................................          45           33           80
                                          -----------  -----------  -----------
                                           $     435    $     488    $     606
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

6. LINE OF CREDIT

    The Company has a credit facility with a bank of $1,500,000 with interest due monthly at the bank's reference rate. This facility may be utilized as a revolving line of credit or for the purchase of equipment.

                           SWISS DAIRY, A CORPORATION

6. LINE OF CREDIT (CONTINUED)
    The interest rate is the bank's reference rate. At December 30, 1995, there was no outstanding balance on this loan.

    The credit facility is secured by the assets of the Company.

7. EMPLOYEES 401(K) PLAN

    The Company sponsors a 401(k) plan for eligible employees who have completed one or more years of service and have met other requirements pursuant to the plan. The employees participating in the plan can generally make contributions to the plan of up to 15% of their annual compensation, and the Company can elect to match such contributions. During the unaudited period ended September 7, 1996, the Company expensed contributions to the plan of approximately $74,000. No contributions were made by the Company during 1993, 1994 and 1995 or during the unaudited period ended September 9, 1995.

8. COMMITMENTS AND CONTINGENCIES

    The Company is a party in the ordinary course of business to certain claims and litigation. In management's opinion, the outcome of such matters is not expected to have a material impact on the financial statements.

    The Company has a practice which provides for bonuses and benefits upon termination in certain circumstances, subject to the sole discretion of management. No such expenses were incurred by the Company during 1993, 1994 and 1995 or during the unaudited period ended September 9, 1995, for these discretionary benefits. However, during the unaudited period ended September 7, 1996, the Company expensed $160,000 for severance benefits for certain employees who were terminated prior to the transfer of ownership interests.

9. RELATED PARTY TRANSACTIONS

    In 1993, the Company had a note receivable from a stockholder. This note has been fully reimbursed in 1995.

10. MAJOR CUSTOMERS

    During 1993, 1994 and 1995, sales to four customers in the aggregate represented approximately 95%, 96% and 96% of sales, respectively. A decision by a significant customer to decrease the amount purchased from the Company or to cease carrying the Company's products could have a material adverse effect on the Company's financial condition and results of operations.

11. TRANSFER OF OWNERSHIP INTERESTS

    Subsequent to December 30, 1995, the Company transferred all of its assets and liabilities pursuant to an agreement for the transfer of ownership interests.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  and Stockholders of
Model Dairy, Inc.
Reno, Nevada

    We have audited the accompanying balance sheets of Model Dairy, Inc. (an S corporation) as of October 31, 1995 and 1994, and the related statements of earnings and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Model Dairy, Inc. as of October 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

BARNARD, VOGLER & CO.
Reno, Nevada
December 14, 1995

                               MODEL DAIRY, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                              OCTOBER 31,
                                                                      ----------------------------  SEPTEMBER 30,
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $   1,242,695  $   1,456,140  $   1,109,631
  Receivables.......................................................      4,793,522      5,012,989      5,661,557
  Inventories.......................................................      1,723,956      1,855,773      2,052,344
  Prepaid expenses and other current assets.........................         97,737        127,625        164,147
                                                                      -------------  -------------  -------------
    Total current assets............................................      7,857,910      8,452,527      8,987,679
PROPERTY, PLANT AND EQUIPMENT.......................................      3,191,896      4,268,844      4,873,348
INTANGIBLE AND OTHER ASSETS.........................................        473,958        549,839        626,693
                                                                      -------------  -------------  -------------
TOTAL...............................................................  $  11,523,764  $  13,271,210  $  14,487,720
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Acccounts payable and accrued expenses............................  $   3,586,135  $   4,389,494  $   4,357,859
  Current portion of long term debt.................................        250,698        423,916        663,000
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................      3,836,833      4,813,410      5,020,859
LONG-TERM DEBT......................................................        942,202      1,386,304      2,393,769
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 2,400 shares authorized, 700 shares
    issued and outstanding..........................................         67,000         67,000         67,000
  Retained earnings.................................................      6,677,729      7,004,496      7,006,092
                                                                      -------------  -------------  -------------
  Total stockholders' equity........................................      6,744,729      7,071,496      7,073,092
                                                                      -------------  -------------  -------------
TOTAL...............................................................  $  11,523,764  $  13,271,210  $  14,487,720
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                              See accompany notes

                               MODEL DAIRY, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                                                                    ELEVEN MONTHS
                                                                        YEARS ENDED OCTOBER 31,         ENDED
                                                                      ----------------------------  SEPTEMBER 30,
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
NET SALES...........................................................  $  49,434,727  $  50,846,894  $  51,608,455
COST OF SALES.......................................................     39,770,987     41,309,141     42,374,695
                                                                      -------------  -------------  -------------
  Gross profit......................................................      9,663,740      9,537,753      9,233,760
OPERATING COSTS AND EXPENSES:
  Distribution......................................................      4,166,032      3,920,048      4,051,604
  General and administrative........................................      3,662,429      3,723,719      3,620,238
  Amortization of intangibles.......................................         58,178         20,273          9,895
                                                                      -------------  -------------  -------------
    Total operating costs and expenses..............................      7,886,639      7,664,040      7,681,737
                                                                      -------------  -------------  -------------
INCOME FROM OPERATIONS..............................................      1,777,101      1,873,713      1,552,023
OTHER (INCOME) EXPENSE:
  Interest, net.....................................................         (1,311)        65,975         61,755
  Other income, net.................................................        (51,619)      (115,627)        23,602
                                                                      -------------  -------------  -------------
  Total other (income) expense......................................        (52,930)       (49,652)        85,357
                                                                      -------------  -------------  -------------
EARNINGS BEFORE INCOME TAX..........................................      1,830,031      1,923,365      1,466,666
INCOME TAXES........................................................          1,948          4,789       --
                                                                      -------------  -------------  -------------
NET EARNINGS........................................................      1,828,083      1,918,576      1,466,666
RETAINED EARNINGS, beginning of year................................      6,129,136      6,677,729      7,004,496
CASH DIVIDENDS......................................................     (1,279,490)    (1,591,809)    (1,465,070)
                                                                      -------------  -------------  -------------
RETAINED EARNINGS, end of year......................................  $   6,677,729  $   7,004,496  $   7,006,902
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                             See accompanying notes

                               MODEL DAIRY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                     ELEVEN MONTHS
                                                                         YEARS ENDED OCTOBER 31,         ENDED
                                                                       ----------------------------  SEPTEMBER 30,
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.......................................................  $   1,828,083  $   1,918,576   $ 1,466,666
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Depreciation.....................................................        693,056        794,862       783,465
    Amortization of intangibles......................................         58,178         20,273         9,895
    Gain on sale of assets...........................................         (9,396)       (28,750)       (9,200)
    Changes in operating assets and liabilities:
      Receivables....................................................       (181,457)      (174,282)     (739,207)
      Inventories....................................................       (113,595)      (131,817)     (196,571)
      Prepaid expenses and other current assets......................         28,869        (29,888)      (36,522)
      Other assets...................................................         11,747        (14,312)       11,112
      Accounts payable and accrued expenses..........................       (488,409)       803,359       (31,635)
                                                                       -------------  -------------  -------------
    Net cash provided by operating activities........................      1,827,076      3,158,021     1,258,003

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property, plant and equipment................         27,911         28,750         9,200
  Additions to property, plant and equipment.........................     (1,379,200)    (1,871,810)   (1,387,969)
  Payments for other assets..........................................        (31,374)      (127,027)       (7,222)
                                                                       -------------  -------------  -------------
    Net cash used in investing activities............................     (1,382,663)    (1,970,087)   (1,385,991)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from line of credit.......................................  $     650,000  $     850,000   $ 1,477,862
  Payments on long-term debt.........................................       (260,020)      (232,680)     (231,313)
  Dividends paid.....................................................     (1,279,490)    (1,591,809)   (1,465,070)
                                                                       -------------  -------------  -------------
    Net cash used in financing activities............................       (889,510)      (974,489)     (218,521)
                                                                       -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................       (445,097)       213,445      (346,509)
CASH AND CASH EQUIVALENTS, beginning of year.........................      1,687,792      1,242,695     1,456,140
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year...............................  $   1,242,695  $   1,456,140   $ 1,109,631
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

SUPPLEMENTAL CASH FLOW DATA
  Cash paid during the year for
    Interest.........................................................  $      54,290  $     131,878   $   121,384
    Income taxes.....................................................         32,974         31,396         6,888

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Conversion of accounts receivable into notes receivable............  $     160,202  $    --         $   142,784

                             See accompanying notes

                               MODEL DAIRY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--Model Dairy, Inc. (the "Company") is a Nevada corporation incorporated on November 17, 1965. The Company operates as a creamery, processing raw milk into various milk, ice cream and frozen yogurt products. The Company distributes its manufactured dairy products, as well as other purchased dairy products, to retail and wholesale distributors, grocery stores, restaurants and various institutions, located in northern Nevada and California. The Company provides credit terms to customers generally ranging up to 30 days and performs ongoing credit evaluations of their customers. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates.

    INVENTORIES--Cost of purchased inventories is determined on the first-in, first-out method. Cost of manufactured inventories is based upon standard costs which approximate average costs. All inventories are stated at the lower of cost or market.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes. The estimated useful lives of the assets are:

                                                                                YEARS
                                                                              ---------
Leasehold improvements......................................................      10-39
Automobiles and trucks......................................................        3-7
Machinery and equipment.....................................................       7-10
Office equipment............................................................       3-10

    Capital lease assets are amortized over the shorter of their lease term or their estimated useful lives. Maintenance, repairs and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains and losses on dispositions of property and equipment are included in income.

    INTANGIBLE ASSETS--Intangible assets are stated at cost. Amortization is computed using the straight-line method. The estimated useful lives of assets are:

                                                                                YEARS
                                                                              ---------
Covenant not to compete.....................................................        2-5
Trademarks..................................................................      20-40
Customer lists and routes...................................................       5-10
Goodwill....................................................................         40

    The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    REVENUE--Revenue is recognized when the product is shipped to the customer.

    ADVERTISING--The Company expenses advertising costs as incurred. During the years ended October 31, 1994 and 1995, advertising expense approximated $236,000 and $262,000, respectively.

    INCOME TAXES--The Company, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for the fiscal year beginning November 1, 1988. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income.

    Had the Company been subject to state and federal income taxes at the corporate level, the estimated income tax expense would have been approximately $623,000, and $657,000 for the years ended October 31, 1994 and 1995, respectively and $501,000 for the unaudited eleven months in 1996.

    The Company is liable for federal corporate built-in gain taxes attributable to built-in gain realized on the disposition of ordinary income property and short-term capital gain property owned at the time the Subchapter S election was made.

    CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards (SFAS) No. 107 requires the disclosure of an estimate of the fair value of the Company's financial instruments, which consist primarily of accounts and notes receivable, accounts payable and debt. Due to the near-term maturities of accounts receivable and accounts payable, the Company believes that the carrying amounts of these instruments are equivalent to fair value. In the case of notes receivable and debt, the Company believes that the fixed interest rates on notes receivable and the variable interest rate on primarily all debt represent market rates which results in the carrying value of such instruments approximating fair value.

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset.

    These new accounting principles are effective for the Company's fiscal year ending October 31, 1996. The Company believes that these new accounting principles will not have a material impact on its financial position.

    RECLASSIFICATIONS--Certain amounts in 1994 have been reclassified to conform with the 1995 presentation.

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's balance sheet as of September 30, 1996 and the statements of earnings and retained earnings and cash flows for the eleven months ended September 30, 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the balance sheet of the Company at September 30, 1996, and the results of operations and cash flows of the Company for the eleven months ended September 30, 1996 have been made. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.

2. RECEIVABLES

    Receivables consist of the following:

                                                                      OCTOBER 31,
                                                               --------------------------
                                                                   1994          1995
                                                               ------------  ------------  SEPTEMBER 30,
                                                                                               1996
                                                                                           -------------
                                                                                            (UNAUDITED)
Trade accounts receivable....................................  $  4,598,462  $  4,869,483   $ 5,413,030
Current portion of notes receivable..........................       108,570        68,592       106,571
Other........................................................        86,490        74,914       141,956
                                                               ------------  ------------  -------------
                                                               $  4,793,522  $  5,012,989   $ 5,661,557
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------

    Included in trade accounts receivable and the current portion of notes receivable are amounts due from certain distributors who are affiliates of the Company's shareholders. These affiliates had the following outstanding balances:

                                                                       OCTOBER 31,
                                                                  ----------------------
                                                                     1994        1995
                                                                  ----------  ----------  SEPTEMBER 30,
                                                                                              1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Trade accounts receivable.......................................  $  388,862  $  539,496   $   827,561
Current portion of notes receivable.............................      59,113      34,846        38,262
                                                                  ----------  ----------  -------------
                                                                  $  447,975  $  574,342   $   865,823
                                                                  ----------  ----------  -------------
                                                                  ----------  ----------  -------------

    Accounts and notes receivable are considered fully collectible by management. Therefore, no allowance for doubtful accounts is included in the financial statements.

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

3. INVENTORIES

    Inventories consist of the following:

                                                                     OCTOBER 31,
                                                              --------------------------
                                                                  1994          1995
                                                              ------------  ------------  SEPTEMBER 30,
                                                                                              1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Raw materials...............................................  $    681,773  $    838,075  $     861,239
Finished goods..............................................     1,042,183     1,017,698      1,191,105
                                                              ------------  ------------  -------------
                                                              $  1,723,956  $  1,855,773  $   2,052,344
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, together with accumulated depreciation, consist of the following:

                                                                      OCTOBER 31,
                                                               --------------------------
                                                                   1994          1995
                                                               ------------  ------------  SEPTEMBER 30,
                                                                                               1996
                                                                                           -------------
                                                                                            (UNAUDITED)
Automobiles and trucks.......................................  $  3,013,498  $  3,141,602   $ 3,470,695
Machinery and equipment......................................     4,474,022     5,092,967     5,585,461
Leasehold improvements.......................................       693,451     1,782,953     1,785,333
Office equipment.............................................       611,801       655,742       692,148
Construction in progress.....................................       573,716       393,702       894,753
                                                               ------------  ------------  -------------
                                                                  9,366,488    11,066,966    12,428,390
Less accumulated depreciation................................    (6,174,592)   (6,798,122)   (7,555,042)
                                                               ------------  ------------  -------------
                                                               $  3,191,896  $  4,268,844   $ 4,873,348
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------

    Depreciation expense was $693,056 and $794,862 in 1994 and 1995, respectively, and $783,465 for the unaudited eleven months in 1996.

    The Company follows the policy of capitalizing interest as a component of the cost of property, plant, and equipment constructed for its own use. For the year ended October 31, 1994, total interest incurred was $70,526, of which $13,593 was capitalized and $56,933 was charged to operations. For the year ended October 31, 1995, total interest incurred was $163,778 of which $23,297 was capitalized and $140,481 was charged to operations. For the unaudited eleven months ended September 30, 1996, total interest incurred was $158,384, of which $37,000 was capitalized and $121,384 was charged to operations.

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

5. INTANGIBLE AND OTHER ASSETS

    Intangible and other assets consist of the following:

                                                                       OCTOBER 31,
                                                                  ----------------------
                                                                     1994        1995
                                                                  ----------  ----------  SEPTEMBER 30,
                                                                                              1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Intangible assets...............................................  $  123,399  $  103,126   $    93,231
Long term portion of notes receivable...........................     132,546      87,361       178,000
Investments, deposits and other.................................     218,013     359,352       355,462
                                                                  ----------  ----------  -------------
                                                                  $  473,958  $  549,839   $   626,693
                                                                  ----------  ----------  -------------
                                                                  ----------  ----------  -------------

    The above intangible assets, together with accumulated amortization, consist of the following:

                                                                      OCTOBER 31,
                                                                ------------------------
                                                                   1994         1995
                                                                -----------  -----------  SEPTEMBER 30,
                                                                                              1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Covenants not to compete......................................  $   601,950  $   601,950   $   --
Trademarks....................................................       48,488       48,488        48,488
Customer lists and routes.....................................      163,821      163,821       113,821
Goodwill......................................................       29,346       29,346        29,346
Loan fees.....................................................        9,000        9,000         9,000
                                                                -----------  -----------  -------------
                                                                    852,605      852,605       200,655
Less accumulated amortization.................................     (729,206)    (749,479)     (107,424)
                                                                -----------  -----------  -------------
                                                                $   123,399  $   103,126   $    93,231
                                                                -----------  -----------  -------------
                                                                -----------  -----------  -------------

    Amortization expense consisted of $58,178 and $20,273 in 1994 and 1995, respectively, and $9,895 for the unaudited eleven months in 1996.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                      OCTOBER 31,
                                                               --------------------------
                                                                   1994          1995
                                                               ------------  ------------  SEPTEMBER 30,
                                                                                               1996
                                                                                           -------------
                                                                                            (UNAUDITED)
Trade accounts payable.......................................  $  2,746,057  $  3,593,510   $ 3,736,328
Accrued payroll and benefits.................................       649,322       679,847       500,671
Other........................................................       190,756       116,137       120,860
                                                               ------------  ------------  -------------
                                                               $  3,586,135  $  4,389,494   $ 4,357,859
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

7. LONG TERM DEBT

    Long-term debt consists of the following:

                                                                 OCTOBER 31,
                                                          --------------------------
                                                              1994          1995
                                                          ------------  ------------  SEPTEMBER 30,
                                                                                          1996
                                                                                      -------------
                                                                                       (UNAUDITED)
Credit agreement:
  Line of credit........................................  $    650,000  $  1,418,865   $ 1,169,642
  Term loans............................................                                 1,625,540
Note payable to Creamland Dairy.........................       383,586       309,823       236,840
Capital lease obligations...............................       136,635        81,532        24,747
Other...................................................        22,679
                                                          ------------  ------------  -------------
                                                             1,192,900     1,810,220     3,056,769
Less current portion....................................      (250,698)     (423,916)     (663,000)
                                                          ------------  ------------  -------------
                                                          $    942,202  $  1,386,304   $ 2,393,769
                                                          ------------  ------------  -------------
                                                          ------------  ------------  -------------

    LINE OF CREDIT--On March 30, 1994, the Company entered into a business loan agreement with Bank of America for a line of credit and a letter of credit. The line of credit totals $1,500,000. This is a non-revolving line of credit available to be drawn against for the period between the date of the agreement and June 5, 1995. After June 5, 1995, the Company is required to begin repayment under a term repayment option. The proceeds from this line were used for adding a new cooler facility to the existing creamery plant. The interest rate is the bank's reference rate plus one-half of one percentage point. Monthly interest payments begin on May 1, 1994, and continue until the principal is paid in full. Principal payments are to be paid in sixty successive equal monthly installments of $31,900 starting July 5, 1995. On June 5, 2000, the remaining principal balance plus any interest is due in full. At October 31, 1994 and 1995 and the unaudited September 30, 1996, $650,000, $1,418,865 and $1,169,642 was
outstanding on the line of credit with an interest rate of 8.25%, 9.25% and 7.5%, respectively.

    Under this same agreement, the Bank has provided a letter of credit to the State of Nevada Department of Commerce for workmen's compensation for the Company.

    Under the terms of the business loan agreement, the Company is required to maintain minimum working capital of $1,500,000, maintain tangible net worth equal to at least $4,000,000, maintain a ratio of total liabilities to tangible net worth not greater than 1.50 to 1.00, and maintain a debt service coverage ratio of at least 1.25 to 1.00. At October 31, 1994 and 1995, the Company was in compliance with all terms of the business loan agreement.

    The line of credit and the letter of credit are collateralized by the personal guarantees of the shareholders of the Company.

    TERM LOANS--During the unaudited eleven months in 1996, the Company entered into a $1.5 million term loan agreement with Bank of America to fund the expansion of the Company's ice cream freezer and an equipment loan with Bank of America to acquire related equipment. The freezer expansion term loan was fully funded by the bank, requires monthly installment payments of $30,200 and bears the same interest rate as the line of credit.

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

7. LONG TERM DEBT (CONTINUED)
    In connection with these new loans with Bank of America, the existing loan covenants were revised to require the Company to maintain minimum working capital of $2,000,000, maintain tangible net worth equal to at least $5,000,000, maintain a ratio of total liabilities to tangible net worth not greater than
1.50 to 1.00 and maintain a debt service coverage ratio of at least 1.50 to
1.00. At September 30, 1996, the Company was in compliance with all terms of revised bank covenants.

    OTHER NOTES--The note payable to Creamland Dairy was issued in the original face amount of $600,000, is secured by an irrevocable, unsecured letter of credit with Pioneer Citizens Bank and is payable in monthly installments of $8,482 including interest at 8% through May 1, 1999.

    CAPITAL LEASE OBLIGATIONS--In 1991, the Company entered into a lease obligation for machinery which has been classified as a capital lease. The machinery is included in machinery and equipment at a cost of $269,307, with accumulated depreciation in the amount of $87,525, $114,456 and $139,143 at October 31, 1994 and 1995 and unaudited September 30, 1996, respectively.

    Minimum future lease payments under the capital lease as of October 31, 1995, for the remaining term of the lease and in the aggregate are:

Total minimum lease payments for 1996..................................  $  88,122
Less amount representing interest......................................     (6,590)
                                                                         ---------
Present value of net minimum lease payments............................     81,532
Less current portion...................................................    (81,532)
                                                                         ---------
                                                                         $  --
                                                                         ---------
                                                                         ---------

    The interest rate on the capitalized lease of 12.3% is imputed based on the Company's incremental borrowing rate at the inception of the lease.

    DEBT MATURITIES--Maturities of current and long-term debt, excluding the capital lease obligations, are as follows:

YEAR ENDING OCTOBER 31,                                                                   AMOUNT
-------------------------------------------------------------------------------------  ------------
  1996...............................................................................  $    342,384
  1997...............................................................................       374,352
  1998...............................................................................       409,316
  1999...............................................................................       395,809
  2000...............................................................................       206,827
                                                                                       ------------
                                                                                       $  1,728,688
                                                                                       ------------
                                                                                       ------------

8. EMPLOYEE BENEFIT PLANS

    PROFIT SHARING PLAN--The Company maintains a profit sharing plan for all qualified officers and employees except those covered by a collective bargaining agreement. The amount of the contribution is determined annually by the board of directors. Allocation of the contribution among officers and employees is based on the amount of salary or wages earned. The contribution expense was $202,164 and

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

8. EMPLOYEE BENEFIT PLANS (CONTINUED)
$200,000 in 1994 and 1995, respectively. No profit sharing contribution expense has been recognized or is anticipated during the unaudited eleven months in 1996.

    PENSION PLANS--Under the terms of a collective bargaining agreement ("Agreement"), the Company is required to contribute for each employee covered by the Agreement a stipulated amount into the Teamsters Pension Trust Fund. Contributions to the fund are based on the total straight-time hours worked during each month, including amounts paid for vacation, holiday, and sick leave. For the years ended October 31, 1994 and 1995, the Agreement stipulated a contribution rate of $.77 per hour. For 1994, 1995 and the unaudited eleven months in 1996, the amount of pension expense was $163,336, $172,376 and $180,485, respectively.

    In addition, the Company sponsors a supplementary defined contribution pension plan for all employees covered by the Agreement. Contributions to the plan are based on the total straight-time hours worked during each month, but are limited to 173 hours per employee per month. For the years ended October 31, 1994 and 1995, the Agreement stipulated a contribution rate of $.85 per hour. For 1994, 1995 and the unaudited eleven months in 1996, the amount of supplementary pension expense was $163,553, $177,980 and $162,925, respectively.

9. OPERATING LEASES

    The Company leases its main plant under two fifteen year operating leases expiring April 30, 2003 and December 31, 2004. Additional warehouse space is occupied under five operating leases. One lease, expiring August 31, 2000, provided for a rental increase on September 1, 1995, to give effect to changes in the cost of living index. In addition, the lease contains an option to renew for three successive five-year periods. The remaining four leases are on a month-to-month basis. Under all leases the Company is responsible for insurance, taxes and normal maintenance of the facilities.

    The following is a schedule of future minimum rental payments (net of sublease income) required under operating leases that have initial or remaining noncancelable lease terms in excess of one year:

YEAR ENDING OCTOBER 31,                                 AMOUNT
--------------------------------------------------  --------------
1996..............................................  $      509,181
1997..............................................         509,181
1998..............................................         509,181
1999..............................................         509,181
2000..............................................         502,813
Thereafter........................................       1,463,440
                                                    --------------
                                                    $    4,002,977
                                                    --------------
                                                    --------------

    Minimum lease payments in this schedule exclude rentals under renewal options.

    Total rental expense for all operating leases, net of sublease rentals, was $708,070, $733,585 and $697,129 for 1994 and 1995 and for the interim period in 1996, respectively.

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

10. MAJOR CUSTOMERS, SUPPLIERS AND CONCENTRATION OF CREDIT RISK

    The Company had sales to a major customer comprising approximately 24%, 23% and 25% of net sales in 1994 and 1995 and the unaudited eleven months in 1996, respectively. At October 31, 1994 and 1995 and the unaudited September 30, 1996, amounts due from that customer included in trade accounts receivable were $1,028,894, $716,150 and $894,090, respectively. Credit is granted to customers, substantially all of whom are located in northern Nevada and northern California.

    During 1994 and 1995, the Company purchased all of its fluid raw milk from one supplier. At October 31, 1994 and 1995 and the unaudited eleven months in 1996, amounts due to that supplier included in accounts payable were $1,080,937, $1,609,818 and $1,978,733, respectively.

    The Company maintains the majority of its cash accounts in two banking institutions located in Reno, Nevada. Accounts at each institution are insured up to $100,000. A summary of the total insured and uninsured amounts held at the institutions at October 31, 1995, follows:

Total cash held.................................................  $1,664,463
Portion insured.................................................    109,954
                                                                  ---------
Uninsured cash balance..........................................  $1,554,509
                                                                  ---------
                                                                  ---------

11. RELATED PARTY TRANSACTIONS

    The principal owners of the Company are also principal owners of several affiliated companies. The Company made sales of approximately $3,260,325, $3,531,888 and $3,680,784 in 1994 and 1995 and the unaudited eleven months in 1996, respectively, to the affiliated companies. Accounts receivable from affiliated companies were $388,351, $539,496 and $827,561 at October 31, 1994 and 1995 and unaudited September 30, 1996, respectively.

    The Company also rented real property from related parties who are principal stockholders. Total rental payments to these individuals were $582,576, $592,176 and $544,000 in 1994 and 1995 and unaudited September 30, 1996, respectively.

    Notes receivable from related parties consist of the following:

                                                             OCTOBER 31,
                                                    ------------------------------
                                                         1994            1995
                                                    --------------  --------------  SEPTEMBER 30,
                                                                                        1996
                                                                                    -------------
                                                                                     (UNAUDITED)
6% note from affiliated company...................  $       76,089  $       23,702   $    23,702
8% note from affiliated company...................        --                15,741        14,560
                                                    --------------  --------------  -------------
                                                            76,089          39,443        38,262
Less current portion..............................         (59,113)        (34,846)      (38,262)
                                                    --------------  --------------  -------------
                                                    $       16,976  $        4,597   $   --
                                                    --------------  --------------  -------------
                                                    --------------  --------------  -------------

                               MODEL DAIRY, INC.

                   YEARS ENDED OCTOBER 31, 1994 AND 1995 AND
              THE UNAUDITED ELEVEN MONTHS ENDED SEPTEMBER 30, 1996

12. COMMITMENTS AND CONTINGENCIES

    WORKERS' COMPENSATION--Effective May 1, 1990, the Company adopted a partially self-insured workers' compensation plan. Under the plan, the Company pays up to $350,000 per occurrence; claims above $350,000 are covered up to statutory limits by an insurance policy. In addition, the Company maintains a cash flow protection endorsement limiting the annual liability to $90,000 per occurrence. The Company estimates its liabilities for unpaid claims based on the data supplied to them by their insurance administrators. The amount of estimated unpaid claims in the accompanying financial statements is $127,024, $24,846 and $42,500 at October 31, 1994 and 1995 and unaudited September 30, 1996, respectively.

    A self-insured employer is required to deposit with the commissioner of the State of Nevada Department of Commerce an amount reasonably sufficient to ensure payment of compensation, but in no event may it be less than 105 percent of the employer's expected annual incurred cost of claims, or less than $100,000. At October 31, 1994 and 1995 and unaudited September 30, 1996, the Company has provided as security an unsecured letter of credit from Bank of America for $116,000, $132,000 and $110,000, respectively.

    PURCHASE AGREEMENTS--In conjunction with an equipment acquisition, the Company has agreed to purchase at least 90% of its sweetener requirement from Liquid Sugars, Inc. for the period of time covered by their contract payable ending October 1, 1995.

    In November of 1993, the Company entered into a commitment agreement with Purity to purchase packaging inventory for a certain product. Purity has provided the Company with equipment for use in packaging this finished product. Under the terms of the agreement, once the Company has fulfilled the purchase commitment, the equipment becomes the property of the Company. The inventory purchased includes an additional charge for this equipment. Based on current market prices at October 31, 1994 and 1995, the total remaining committed purchases approximate $1,180,000 and $634,000, respectively. The costs incurred to purchase this packaging inventory approximated $522,000 and $570,000 during the years ended October 31, 1994 and 1995, respectively. The commitment agreement is anticipated to be fulfilled by February of 1997.

    CONSTRUCTION CONTRACT--In May of 1994, the Company entered into a contract with Zero Temp, Inc. to construct a new cold storage facility to their existing creamery plant. The terms of the payments were based on percentage of completion determined by the contractor. Total costs incurred of $382,710 were included in construction in progress at October 31, 1994. At October 31, 1994, the Company was committed to an additional $255,140 of construction costs under this contract. Construction was completed during the year ended October 31, 1995 and no further commitment existed.

    In May of 1996, the Company entered into a similar contract with Tri-Com Refrigeration, Inc., to construct a new freezer facility. Total costs incurred of $164,675 were included in construction in progress at September 30, 1996. At September 30, 1996, the Company was commited to an additional $512,054 of construction costs under this contract.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................          11
Price Range of Common Stock....................          11
Dividend Policy................................          11
Capitalization.................................          12
Unaudited Pro Forma Consolidated Financial
  Data.........................................          13
Selected Consolidated Financial Data...........          20
Selected Pre-Acquisition Historical Financial
  Data.........................................          22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          23
Business.......................................          32
Management.....................................          40
Certain Relationships and Related
  Transactions.................................          48
Principal and Selling Stockholders.............          54
Description of Capital Stock...................          55
Shares Eligible for Future Sale................          58
Underwriting...................................          61
Legal Matters..................................          62
Experts........................................          62
Available Information..........................          62
Index to Financial Statements..................         F-1

                                2,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.

                           A.G. EDWARDS & SONS, INC.

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the estimated expenses to be incurred in connection with the Offering described in this Registration Statement, all of which will be paid by the Company.

Registration fee..................................................  $  20,500
NASD fee..........................................................      7,000
Nasdaq National Market listing fee................................     17,500
Accounting fees and expenses......................................    100,000
Legal fees and expenses...........................................    100,000
Printing and engraving............................................    125,000
Blue Sky fees and expenses (including counsel fees)...............      5,000
Miscellaneous other expenses......................................    125,000
                                                                    ---------
  Total...........................................................  $ 500,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions. See "Management-- Limitation of Liability and Indemnification" in the Prospectus.

    Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

    The Company's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. See "Management--Limitation of Liability and Indemnification" in the Prospectus.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
    On August 7, 1996, the Company completed a private placement of 625,000 shares of Common Stock to T. Rowe Price Small-Cap Value Fund, Inc., a Maryland corporation. The sale of Common Stock in this private placement was exempt from registration pursuant to Section 4(2) of the Securities Act. No underwriter participated in this transaction.
    In March 1995, the Company completed a private placement of shares of its Common Stock and options to acquire shares of its Common Stock in connection with the Combination described in the

Prospectus under the caption "Certain Relationships and Related Transactions". The offerees in such private placement were the Predecessor Owners of the Combined Entities in the Combination. These Predecessor Owners received Common Stock and options to acquire Common Stock in exchange for their equity interests in the Combined Entities, as shown in the table below (which reflects record ownership). The Company's sale of its securities in this private placement was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act. The Company's sale of its securities in this private placement to certain of its employees and employees of its subsidiaries also qualified for an exemption from registration pursuant to Rule 701 under the Securities Act. No underwriters participated in these transactions.

                                                                         NUMBER OF
                                                                         SHARES OF       AVERAGE
                                                         NUMBER OF      COMMON STOCK     EXERCISE       TOTAL
                                                         SHARES OF       SUBJECT TO     PRICE PER      SHARES
                                                        COMMON STOCK      OPTIONS      OPTION SHARE  AND OPTIONS
                                                       --------------  --------------  ------------  -----------
Gregg L. Engles......................................       1,352,169        --             --         1,352,169
Cletes O. Beshears...................................          50,489           8,831          6.79       59,320
Gayle O. Beshears....................................          16,370         281,645          0.03      298,015
Hector M. Nevares....................................         248,503        --             --           248,503
Neva Holdings, Inc. .................................          69,264        --             --            69,264
Robert L. Kaminski...................................         865,367        --             --           865,367
John Hancock Mutual Life Insurance Company...........       1,515,977        --             --         1,515,977
John Hancock Life Insurance Company of America.......          26,441        --             --            26,441
Pacific Mutual Life Insurance Company................         879,941        --             --           879,941
PM Group Life Insurance Company......................          88,804        --             --            88,804
Canaan Capital Limited Partnership...................          90,520        --             --            90,520
Canaan Capital Offshore Limited
  Partnership C.V. ..................................         756,859        --             --           756,859
John W. Madden.......................................          51,495        --             --            51,495
Graham D. Davis......................................          16,370          88,438          0.06      104,808
Rick C. Smith........................................        --                88,438          0.06       88,438
BP Puerto Rico, Inc. ................................         137,699        --             --           137,699
William A. McCormack.................................          41,795        --             --            41,795
James Silcock Jr. 1994 Trust.........................           2,648        --             --             2,648
Hunt E. Silcock 1994 Trust...........................           2,648        --             --             2,648
William L. Farrell...................................           5,296        --             --             5,296
Todd Follmer.........................................          46,687        --             --            46,687
Suiza Profit Sharing Plan............................          34,156        --             --            34,156
Other Suiza-Puerto Rico Employees....................        --               104,823          4.44      104,823
James Green..........................................           5,887           3,679          6.79        9,566
Other Velda Farms Employees..........................           8,094          10,669          6.79       18,763
                                                       --------------  --------------  ------------  -----------
Totals:..............................................       6,313,479         586,523                  6,900,002
                                                       --------------  --------------                -----------
                                                       --------------  --------------                -----------

ITEM 16. EXHIBITS.

    (a)  EXHIBITS:

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------             ------------------------------------------------------------------------------------
    1.1  * --         Form of Underwriting Agreement

    2.1    --         Amended and Restated Reorganization Agreement (filed as Exhibit 2.1 to the
                      Registrant's Registration Statement on Form S-1 (Registration No. 333-1858) and
                      incorporated herein by this reference)

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------             ------------------------------------------------------------------------------------
    3.1    --         Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the
                      Registrant's Registration Statement on Form S-1 (Registration No. 333-1858) and
                      incorporated herein by this reference)

    3.2    --         Certificate of Amendment of Certificate of Incorporation of the Company (filed as
                      Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No.
                      333-1858) and incorporated herein by this reference)

    3.3    --         Certificate of Correction of Certificate of Amendment of Certificate of
                      Incorporation (filed as Exhibit 3.3 to the Registrant's Registration Statement on
                      Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)

    3.4    --         Certificate of Amendment of Certificate of Incorporation of the Company (filed as
                      Exhibit 3.4 to the Registrant's Registration Statement on Form S-1 (Registration No.
                      333-1858) and incorporated herein by this reference)

    3.5    --         Bylaws of the Company (filed as Exhibit 3.5 to the Registrant's Registration
                      Statement on Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)
    4.1    --         Specimen of Common Stock Certificate (filed as Exhibit 4.1 to the Registrant's
                      Registration Statement on Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)

    4.2    --         Registration Rights (Exhibit G-2 to Amended and Restated Reorganization Agreement)
                      (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-1
                      (Registration No. 333-1858) and incorporated herein by this reference)

    5.1*   --         Opinion of Hughes & Luce, L.L.P. regarding legality of securities being registered

   10.1    --         Suiza Foods Corporation Exchange Stock Option and Restricted Stock Option Plan
                      (filed as Exhibit 10.1 to the Registrant's Registration Statement on Form S-1
                      (Registration No. 333-1858) and incorporated herein by this reference)

   10.2    --         Exchange Stock Option and Restricted Stock Agreement between the Company and Cletes
                      O. Beshears (filed as Exhibit 10.2 to the Registrant's Registration Statement on
                      Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)

   10.3    --         Exchange Stock Option Agreement between the Company and Gayle O. Beshears (filed as
                      Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (Registration
                      No. 333-1858) and incorporated herein by this reference)

   10.4    --         Exchange Stock Option Agreement between the Company and Gayle O. Beshears (filed as
                      Exhibit 10.4 to the Registrant's Registration Statement on Form S-1 (Registration
                      No. 333-1858) and incorporated herein by this reference)

   10.5    --         Suiza Foods Corporation 1995 Stock Option and Restricted Stock Plan

   10.6    --         Employment Agreement between Suiza Management Corporation and Gregg L. Engles (filed as Exhibit 10.8 to the Registrant's Registration Statement on Form S-1 (Registration
                      No. 333-1858) and incorporated herein by this reference)

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------             ------------------------------------------------------------------------------------
   10.7    --         Amendment No. 1 to Employment Agreement between Suiza Management Corporation and
                      Gregg L. Engles (filed as Exhibit 10.9 to the Registrant's Registration Statement on
                      Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)

   10.8    --         Employment Agreement between Suiza Management Corporation and Cletes O. Beshears
                      (filed as Exhibit 10.10 to the Registrant's Registration Statement on Form S-1
                      (Registration No. 333-1858) and incorporated herein by this reference)

   10.9    --         Amendment No. 1 to Employment Agreement between Suiza Management Corporation and
                      Cletes O. Beshears (filed as Exhibit 10.11 to the Registrant's Registration
                      Statement on Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)

   10.10   --         Employment Agreement between Suiza Dairy Corporation, Suiza Fruit Corporation, Neva
                      Plastics Manufacturing Corp. and Hector M. Nevares (filed as Exhibit 10.12 to the
                      Registrant's Registration Statement on Form S-1 (Registration No. 333-1858) and
                      incorporated herein by this reference)

   10.11   --         Amendment No. 1 to Hector M. Nevares' Employment Agreement (filed as Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-1858)
                      and incorporated herein by this reference)

   10.12   --         Amendment No. 2 to Hector M. Nevares' Employment Agreement (filed as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-1858)
                      and incorporated herein by this reference)

   10.13   --         Amended and Restated Credit Agreement with Chase Manhattan Bank, N.A. (filed as
                      Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (Registration
                      No. 333-13119) and incorporated herein by this reference)

   10.14   --         Amendment and Waiver to Amended and Restated Credit Agreement with Chase Manhattan
                      Bank, N.A. (filed as Exhibit 10.14 to the Registrant's Registration Statement on
                      Form S-1 (Registration No. 333-13119) and incorporated herein by this reference)

   10.15   --         Amendment No. 2 to Amended and Restated Credit Agreement with First Union National
                      Bank of North Carolina (filed as Exhibit 10.15 to the Registrant's Registration
                      Statement on Form S-1 (Registration No. 333-13119) and incorporated herein by this reference)

   10.16   --         Supplemental Credit Agreement with First Union National Bank of North Carolina
                      (filed as Exhibit 10.16 to the Registrant's Registration Statement on Form S-1
                      (Registration No. 333-13119) and incorporated herein by this reference)

   10.17   --         Note Purchase Agreement with John Hancock and Pacific Mutual (filed as Exhibit 10.18 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-1858)
                      and incorporated herein by this reference)

   10.18   --         Agreement among Suiza Holdings, L.P., Engles Acquisition D, Inc., Engles Acquisition
                      F, Inc. and Engles Acquisition P, Inc. and Hector M. Nevares La Costa, Carmen M. La
                      Costa Bolivar, and certain other shareholders and Suiza Dairy Corporation, Borinquen
                      Dairy, Inc., Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. (filed as
                      Exhibit 10.19 to the Registrant's Registration Statement on Form S-1 (Registration
                      No. 333-1858) and incorporated herein by this reference)

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------             ------------------------------------------------------------------------------------
   10.19   --         Amended and Restated Agreement and Plan of Merger among Engles Dairy Acquisition,
                      L.P., Velda Farms, Inc. and the Morningstar Group Inc. (filed as Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-1858) and
                      incorporated herein by this reference)

   10.20   --         Noncompetition Agreement by and between Velda Farms, L.P. and The Morningstar Group
                      Inc. (filed as Exhibit 10.21 to the Registrant's Registration Statement on Form S-1
                      (Registration No. 333-1858) and incorporated herein by this reference)

   10.21   --         Form of Underwriting Agreement (filed as Exhibit 1.1 to the Registrant's
                      Registration Statement on Form S-1 (Registration No. 333-1858) and incorporated herein by this reference)

   10.22   --         Stock Purchase Agreement among G Acquisition Corp. and Jose M. Rodriguez Garrido and
                      Jorge Rodriguez Garrido (filed as Exhibit 2.1 to the Registrant's Current Report on
                      Form 8-K/A filed with the Commission on September 25, 1996 and incorporated herein by this reference)

   10.23   --         Asset Purchase Agreement by and among Suiza Foods Corporation, Swiss Dairy
                      Corporation a Delaware corporation, Swiss Dairy, a Corporation, a California corporation and the principal stockholders of Swiss Dairy, a Corporation identified therein (filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Commission on September 24, 1996 and incorporated herein by this reference)

   10.24   --         Stock Purchase Agreement by and between T. Rowe Price Small-Corp. Value Fund, Inc.
                      and Suiza Foods Corporation (filed as Exhibit 10.24 to the Registrant's Registration
                      Statement on Form S-1 (Registration No. 333-13119) and incorporated herein by this reference)

   10.25*  --         Asset Purchase Agreement by and among Suiza Foods Corporation, Model Dairy, Inc., J
                      & T Enterprises, Bahan & Bahan, the Estate of Thomas E. Bahan, the Thomas E. Bahan
                      Trust and James N. Bahan.

   11.1    --         Statement re computation of per share earnings

   21.1    --         List of Subsidiary Corporations

   23.1*   --         Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)

   23.2    --         Consent of Deloitte & Touche LLP

   23.3    --         Consent of KPMG Peat Marwick LLP

   23.4    --         Consent of Barnard, Vogler & Co.

   24.1    --         Powers of Attorney (included on page II-7)

------------------------

* To be filed by amendment

(b) FINANCIAL STATEMENT SCHEDULES:

    No financial statement schedules are required as all material required information is disclosed in the notes to the consolidated financial statements.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the underwriting agreement, the Company's Certificate of Incorporation or Bylaws, Delaware law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 17, 1996.

                                SUIZA FOODS CORPORATION

                                By:             /s/ GREGG L. ENGLES
                                     -----------------------------------------
                                                  Gregg L. Engles
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Suiza Foods Corporation, hereby severally constitute and appoint Gregg L. Engles and Tracy L. Noll, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign Suiza Food Corporation's Registration Statement on Form S-1, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ GREGG L. ENGLES
------------------------------  Chairman of the Board and    December 17, 1996
       Gregg L. Engles            Chief Executive Officer

    /s/ CLETES O. BESHEARS
------------------------------  President and Director       December 17, 1996
      Cletes O. Beshears

    /s/ HECTOR M. NEVARES
------------------------------  Vice Chairman of the Board   December 17, 1996
      Hector M. Nevares

    /s/ GAYLE O. BESHEARS
------------------------------  Executive Vice President     December 17, 1996
      Gayle O. Beshears           and Director

      /s/ TRACY L. NOLL         Vice President, Chief
------------------------------    Financial Officer and      December 17, 1996
        Tracy L. Noll             Secretary

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ ROBERT BARTHOLOMEW
------------------------------  Director                     December 17, 1996
      Robert Bartholomew

      /s/ STEPHEN GREEN
------------------------------  Director                     December 17, 1996
        Stephen Green

    /s/ ROBERT L. KAMINSKI
------------------------------  Director                     December 17, 1996
      Robert L. Kaminski

     /s/ P. EUGENE PENDER
------------------------------  Director                     December 17, 1996
       P. Eugene Pender

     /s/ ROBERT PICCININI
------------------------------  Director                     December 17, 1996
       Robert Piccinini